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Exhibit (a)-(1)

AutoNavi Holdings Limited

June 13, 2014

Shareholders of AutoNavi Holdings Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend an extraordinary general meeting of shareholders of AutoNavi Holdings Limited (the "Company") to be held on July 16, 2014 at 10:00 a.m. (Hong Kong Time). The meeting will be held at 42/F, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

        At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the agreement and plan of merger dated as of April 11, 2014 (the "merger agreement"), among the Company, Alibaba Investment Limited ("Parent") and Ali ET Investment Holding Limited ("Merger Sub" and, together with Parent, "Alibaba"), the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement (the "plan of merger"), and the transactions contemplated by the merger agreement, including the merger (the "merger"). Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

        Under the terms of the merger agreement and the plan of merger, Merger Sub, a Cayman Islands company wholly-owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving company after the merger. As of May 31, 2014, Alibaba Group Holding Limited ("AGHL"), Parent and Merger Sub (AGHL, Parent and Merger Sub collectively referred to herein as the "Alibaba Group") beneficially owned approximately 28.8% of the total issued and outstanding shares of the Company entitled to vote in the form of ordinary shares, par value $0.0001 per share (the "Ordinary Shares"), and series A convertible preferred shares, par value $0.0001 per share (the "Preferred Shares" and together with the Ordinary Shares, the "Shares"). If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by Alibaba Group and, as the result of the merger, the Company's American depositary shares, each representing four Ordinary Shares ("ADSs"), will no longer be listed on the NASDAQ Global Market and the American depositary shares program for the ADSs will terminate.

        If the merger is completed, at the effective time of the merger, each outstanding Ordinary Share (including Ordinary Shares represented by ADSs), other than (a) any Shares owned by AGHL or any of its subsidiaries, including all issued and outstanding Preferred Shares (the "Alibaba Shares"), (b) Shares owned by the Company or its subsidiaries, if any, (c) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Companies Law (the "Dissenting Shares"), and (d) Shares issued, outstanding and reserved (but not yet allocated) by the Company, immediately prior to the effective time of the merger (including Shares held by Deutsche Bank Trust Company Americas, in its capacity as ADS depositary (the "ADS depositary")) for settlement upon the exercise of any Company option or restricted share award issued under the Company Incentive Plans (as defined below) (Shares described under (a) through (d) above are collectively referred to herein as the "Excluded Shares"), will be cancelled in exchange for the right to receive $5.25 in cash without interest, and as each ADS represents four Ordinary Shares, each issued and outstanding ADS (other than any ADS that represents Excluded Shares) will represent the right to surrender the ADS in exchange for $21.00 in cash per ADS without interest (less a cancellation fee of up to $5.00 per 100 ADSs (or fraction thereof) pursuant to the terms of the deposit agreement, dated as of June 30, 2010, by and among the Company, the ADS depositary and the holders of ADSs issued thereunder, or the ADS deposit agreement), in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of the Cayman Companies Law.

        In addition, at the effective time of the merger, each outstanding vested and unexercised option to purchase Ordinary Shares or ADSs granted under the Company's 2007 Share Incentive Plan, Share Incentive Plan as of September 1, 2012 and 2013 Share Incentive Plan (collectively, the "Company Share Incentive Plans") will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.25 (in the case of an option to purchase Ordinary Shares) or $21.00 (in the case of an option to purchase ADSs) exceeds the exercise price per Ordinary Share or ADS, as applicable, of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Ordinary Shares or ADS granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.25 (in the case of an option to purchase Ordinary Shares) or $21.00 (in the case of an option to purchase ADSs) exceeds the exercise price per Ordinary Share or ADS of such unvested option.

        Furthermore, at the effective time of the merger, each outstanding restricted share award granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such restricted share award immediately prior to the effective time of the merger multiplied by $5.25.

        Except as provided under the arrangement with respect to restricted share awards held by certain non-management directors, namely, Professor Daqing Qi, Jeffrey Zhijie Zeng and Hongyi Zhou (the "Director Parties"), any restricted cash awards will be subject to the same vesting terms applicable to the unvested options or restricted share awards from which they were converted, provided that, consistent with the existing terms of the Company Share Incentive Plans, each restricted cash award will become fully vested and payable immediately upon termination without cause of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time of the merger. The restricted cash awards to be issued to the Director Parties will be fully vested and payable when issued. As soon as practicable after the effective time, each Director Party will be paid a cash amount equal to the product of $5.25 and the number of Ordinary Shares underlying the restricted share awards from which the restricted cash award was converted.

        An independent committee of the board of directors of the Company, comprised solely of directors who are not affiliated with the Alibaba Group, reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. The independent committee unanimously (a) determined that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of, the Company and its unaffiliated security holders, (b) declared it advisable to enter into the merger agreement, (c) recommended that the board of directors of the Company approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (d) recommended that the board of directors of the Company direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

        On April 11, 2014, the board of directors of the Company (without the participation of the directors previously appointed by Merger Sub), after carefully considering all relevant factors, including the unanimous determination and recommendation of the independent committee, (a) determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, (b) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company.

        After careful consideration and upon the unanimous recommendation of the independent committee of the board of directors of the Company, which is comprised solely of directors who are not affiliated with the Alibaba Group, the Company's board of directors (without the participation of directors previously appointed by Merger Sub) authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

        The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission, referred to herein as the "SEC," which are available for free at the SEC's website www.sec.gov.

        Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

        As of May 31, 2014, Mr. Jun Hou, Mr. Congwu Cheng, Mr. Derong Jiang, Mr. Xiyong Tang, Mr. Jun Xiao, Mr. Jianjun Yuan, Win Stone Limited, Double88 Group Holdings Limited, Double88 Capital Limited, Leading Choice International Limited, Million Stone Development Limited and Progress Asia Holdings Limited (collectively, the "Voting Shareholders") beneficially owned, in aggregate approximately 26.6% of the issued and outstanding Shares entitled to vote. Pursuant to the terms of the Voting Agreement, these Ordinary Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of May 31, 2014, the Alibaba Group beneficially owned approximately 28.8% of the total issued and outstanding Shares entitled to vote. Pursuant to the terms of the merger agreement, Merger Sub will vote these Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of May 31, 2014, shareholders other than the Voting Shareholders and Merger Sub owned approximately 121,335,901 Ordinary Shares entitled to vote and, based on the number of Shares outstanding as of May 31, 2014, approximately 30,662,881 of these Ordinary Shares entitled to vote (representing approximately 11.3% of the total outstanding Shares entitled to vote)

must be voted by the shareholders (other than the Voting Shareholders and Merger Sub) in favor of the proposal in order for the merger to be approved, assuming all such shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

        Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is July 14, 2014 at 10:00 a.m. (Hong Kong Time). Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on July 2, 2014. Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

        Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Company's board of directors has undertaken to demand poll voting at the meeting.

        As the record holder of the Ordinary Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Ordinary Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on June 13, 2014, the ADS record date. The ADS depositary must receive such instructions no later than 3:00 p.m. (New York City Time) on July 11, 2014. If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote any Ordinary Shares represented by the holder's ADSs, or no instructions are received by the ADS depositary from an ADS holder with respect to any Ordinary Shares represented by the holder's ADSs on or before the ADS record date, then such holder may, under the terms of ADS depositary agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a person designated by the Company, which shall be a member of the independent committee of the board of directors (the "Designee"). Unless the Company notifies the ADS depositary that there exists substantial opposition against the outcome for which the Designee would otherwise vote at the extraordinary general meeting or that would have a material adverse impact on the holders of ADSs or on the holders of Ordinary Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Ordinary Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Ordinary Shares prior to the close of business in the Cayman Islands on July 2, 2014, the Share record date.

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Ordinary Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights. A copy of Section 238 of the Cayman Companies Law is attached as Annex C to the accompanying proxy statement. The fair value of your Ordinary Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE ORDINARY SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS

WITH RESPECT TO ANY OF THE ORDINARY SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING ORDINARY SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE ORDINARY SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON JUNE 26, 2014, AND BECOME REGISTERED HOLDERS OF ORDINARY SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON JULY 2, 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE ORDINARY SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY'S ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY'S ORDINARY SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs.

        AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER ORDINARY SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER ORDINARY SHARES INTO THE COMPANY'S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $5.00 PER 100 ADSs (OR ANY FRACTION THEREOF) ISSUED) AND ANY APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

        If you have any questions or need assistance in voting your Shares or ADSs, you can contact Investor Relations, AutoNavi Holdings Limited, at +86-10-8410-7883 or at ir@autonavi.com.

        Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

/s/ Daqing Dave Qi On behalf of the Independent Committee	/s/ Congwu Cheng Chairman of the Board

        The proxy statement is dated June 13, 2014, and is first being mailed to the shareholders on or about June 16, 2014.

v

AutoNavi Holdings Limited

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 16, 2014

Dear Shareholder:

        Notice is hereby given that an extraordinary general meeting of the members of AutoNavi Holdings Limited (the "Company") will be held on July 16, 2014 at 10:00 a.m. (Hong Kong Time) at 42/F Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong.

        Only holders of ordinary shares, par value $0.0001, of the Company (the "Ordinary Shares"), and series A preferred shares, par value $0.0001, of the Company (the "Preferred Shares" and, together with the Ordinary Shares the "Shares"), of record on the close of business in the Cayman Islands on July 2, 2014 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

  •
  as a special resolution:

  THAT the agreement and plan of merger dated as of April 11, 2014 (the "merger agreement") among Alibaba Investment Limited ("Parent"), Ali ET Investment Holding Limited ("Merger Sub" and, together with Parent, "Alibaba") and the Company (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the "plan of merger") among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger (the "merger"), be and are hereby authorized and approved; and

  •
  as an ordinary resolution:

  THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

        A list of the ordinary shareholders of the Company will be available at its principal executive offices at 16/F, Section A, Focus Square, No 6. Futong East Avenue, Wangjing, Chaoyang District, Beijing 100102, The People's Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

        If you own American depositary shares of the Company, each representing four Ordinary Shares ("ADSs"), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Ordinary Shares underlying the ADSs) how to vote the Ordinary Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 3:00 p.m. (New York City Time) on July 11, 2014 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote directly at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary's fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Ordinary Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Ordinary Shares) before the close of business in New York City on June 26, 2014, and become a registered holder of Ordinary Shares by the close of business in the Cayman Islands on July 2, 2014. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

        Furthermore, if the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote any Ordinary Shares represented by the holder's ADSs, or no instructions are received by the ADS depositary from an ADS holder with respect to any Ordinary Shares represented by the holder's ADSs on or before the ADS record date, then such holder may, under the terms of the ADS deposit agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a person designated by the Company, which shall be a member of the independent committee of the board of directors (the "Designee"). Unless the Company notifies the ADS depositary that there exists substantial opposition on the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of ADSs or on the holders of Ordinary Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Ordinary Shares underlying such ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

        After careful consideration and upon the unanimous recommendation of the independent committee of the board of directors of the Company comprised solely of directors who are not affiliated with the Alibaba Group Sub, the Company's board of directors (without the participation of the directors previously appointed by Merger Sub) authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

        In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

        As of May 31, 2014, Mr. Jun Hou, Mr. Congwu Cheng, Mr. Derong Jiang, Mr. Xiyong Tang, Mr. Jun Xiao, Mr. Jianjun Yuan, Win Stone Limited, Double88 Group Holdings Limited, Double88 Capital Limited, Leading Choice International Limited, Million Stone Development Limited and Progress Asia Holdings Limited (collectively, the "Voting Shareholders") beneficially owned, in aggregate approximately 26.6% of the total issued and outstanding Shares entitled to vote. Pursuant to the terms of the Voting Agreement, these Ordinary Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of May 31, 2014, the Alibaba Group beneficially owned approximately 28.8% of the total issued and outstanding Shares entitled to vote. Pursuant to the terms of the merger agreement, Merger Sub will vote these Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of May 31, 2014, shareholders other than the Voting Shareholders and Merger Sub owned approximately 121,335,901 Ordinary Shares entitled to vote and, based on the number of Shares outstanding as of May 31, 2014, approximately 30,662,881 of these Ordinary Shares entitled to vote (representing approximately 11.3% of the total outstanding Shares entitled to vote) must be voted by the shareholders (other than the Voting Shareholders and Merger Sub) in favor of the proposal in order for the merger to be approved, assuming all such shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

        Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. You should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the enclosed return envelope as soon as possible to ensure that it will be received by the Company no later than July 14, 2014 at 10:00 a.m. (Hong Kong Time), which is the deadline to lodge your proxy card. The proxy card is the "instrument appointing a proxy" and the "instrument of proxy" as referred to in the Company's articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Company's board of directors has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on July 2, 2014.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

        If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

        If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

        If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights. A copy of Section 238 of the Cayman Companies Law is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE ORDINARY SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE ORDINARY SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING ORDINARY SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE ORDINARY SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON JUNE 26, 2014, AND BECOME REGISTERED HOLDERS OF ORDINARY SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON JULY 2, 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE ORDINARY SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

        PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

        If you have any questions or need assistance in voting your Shares or ADSs, you can contact Investor Relations, AutoNavi Holdings Limited, at +86-10-8410-7883 or at ir@autonavi.com.

        The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. A copy of the merger agreement and a copy of the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1.
In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company.

2.
The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized in writing.

3.
A proxy need not be a member (registered shareholder) of the Company.

4.
The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5.
Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at 16/F, Section A, Focus Square, No 6. Futong East Avenue, Wangjing, Chaoyang District, Beijing 100102, The People's Republic of China before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Congwu Cheng
Director
June 13, 2014

Registered Office:
International Corporation Services Ltd.
Harbour Place 2nd Floor
103 South Church Street
PO Box 472
George Town, Grand Cayman
KY1-1106, Cayman Islands

Head Office Address:
16/F, Section A, Focus Square
No 6. Futong East Avenue, Wangjing
Chaoyang District, Beijing 100102
The People's Republic of China

x

SUMMARY TERM SHEET

        This "Summary Term Sheet," together with the "Questions and Answers about the Extraordinary General Meeting and the Merger," highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information" beginning on page 102. In this proxy statement, the terms "we," "us," "our," and the "Company" refer to AutoNavi Holdings Limited and its subsidiaries. All references to "dollars" and "$" in this proxy statement are to U.S. dollars.

  The Parties Involved in the Merger

  The Company

        AutoNavi Holdings Limited is a leading provider of digital map content and navigation and location-based solutions in the People's Republic of China ("PRC"). At the core of our business is a comprehensive nationwide digital map database that covers approximately 4.3 million kilometers of roadway and over 26 million points of interest across the PRC. Through the Company's digital map database and proprietary technology platform, the Company provides comprehensive, integrated navigation and location-based solutions optimized for the PRC market, including mobile location-based solutions and Internet location-based solutions, automotive navigation solutions, and public sector and enterprise applications.

        The Company's principal executive offices are located at 16/F, Section A, Focus Square, No 6. Futong East Avenue, Wangjing, Chaoyang District, Beijing 100102, The People's Republic of China. The Company's telephone number at this address is +86 10 8410-7000 and the Company's fax number is +86 10 8410-7777. The Company's registered office in the Cayman Islands is located at the offices of International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, PO Box 472, George Town, Grand Cayman KY1-1106, Cayman Islands.

        For a description of the Company's history, development, business and organizational structure, see the Annual Report on Form 20-F for the year ended December 31, 2013, filed on April 23, 2014, which is incorporated herein by reference. Please see "Where You Can Find More Information" beginning on page 109 for a description of how to obtain a copy of the Company's Annual Report.

  Parent

        Alibaba Investment Limited ("Parent") is a company with limited liability incorporated under the laws of the British Virgin Islands and the direct and sole shareholder of Merger Sub. Parent is a direct wholly-owned subsidiary of Alibaba Group Holding Limited ("AGHL"). Parent does not currently hold any Shares. The registered office of Parent is located at the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands. The telephone number of Parent is +852-2215-5100.

  Merger Sub

        Ali ET Investment Holding Limited ("Merger Sub") is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent. Merger Sub owned 78,428,700 Shares in the Company as of May 31, 2014, representing approximately 28.8% of the total outstanding Shares of the Company entitled to vote as of May 31, 2014, in the form of Ordinary Shares and Preferred Shares. The registered office of Merger Sub is located at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, George Town, Grand Cayman, Cayman Islands. The telephone number of Merger Sub is +852-2215-5100.

        Throughout this proxy statement, Parent and Merger Sub are collectively referred to as "Alibaba" and AGHL, Parent and Merger Sub are collectively referred to as the "Alibaba Group." Parent and Merger Sub comprise the affiliates of the Company that are engaged in the merger transaction.

  The Merger (Page 80)

        You are being asked to vote to authorize and approve the agreement and plan of merger dated as of April 11, 2014 (the "merger agreement") among the Company, Parent and Merger Sub, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement (the "plan of merger") and the transactions contemplated by the merger agreement, including the merger (the "merger"). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, and the plan of merger is registered with the Registrar of Companies in the Cayman Islands the following will occur:

  •
  Merger Sub will merge with and into the Company, with the Company continuing as the surviving company;

  •
  the Company, as the surviving company, will continue to do business under the name "AutoNavi Holdings Limited" following the merger; and

  •
  if the merger is completed, the Company will cease to be a publicly traded company.

        Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

  Merger Consideration (Page 80)

        Under the terms of the merger agreement, at the effective time of the merger, each of our Ordinary Shares, including Ordinary Shares represented by American Depositary Shares, each representing four Ordinary Shares (the "ADSs"), issued and outstanding immediately prior to the effective time of the merger, other than:

  (a)
  any Shares owned by AGHL or any of its subsidiaries including all issued and outstanding Preferred Shares (the "Alibaba Shares");

  (b)
  Shares owned by the Company or its subsidiaries, if any;

  (c)
  Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Companies Law (the "Dissenting Shares"); and

  (d)
  Shares issued, outstanding and reserved (but not yet allocated) by the Company, immediately prior to the effective time of the merger (including Shares held by Deutsche Bank Trust Company Americas, in its capacity as ADS depositary (the "ADS depositary")) for settlement upon the exercise of any Company option or restricted share award issued under the Company Incentive Plans (as defined below).

        (Shares described under (a) through (d) above are collectively referred to herein as the "Excluded Shares"), will be cancelled in exchange for the right to receive $5.25 in cash without interest, and as each ADS represents four Ordinary Shares, each issued and outstanding ADS (other than any ADS that represents Excluded Shares) will represent the right to surrender the ADS in exchange for $21.00 in cash per ADS without interest (less a cancellation fee of up to $5.00 per 100 ADSs (or any fraction thereof) pursuant to the terms of the deposit agreement, dated as of June 30, 2010, by and among the Company, the ADS depositary and the holders and beneficial owners of ADSs issued thereunder, or the ADS deposit agreement), in each case, net of any applicable withholding taxes. The Excluded Shares (including ADSs that represent Excluded Shares but excluding the Dissenting Shares) will be cancelled for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Cayman Islands Companies Law. Please see "Dissenter Rights" beginning on page 97 for additional information.

  Treatment of Share Options (Page 81)

        In addition, at the effective time of the merger:

  •
  each outstanding vested and unexercised option to purchase Ordinary Shares or ADSs granted under the Company's 2007 Share Incentive Plan, Share Incentive Plan as of September 1, 2012 and 2013 Share Incentive Plan (collectively, the "Company Share Incentive Plans") will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.25 (in the case of an option to purchase Ordinary Shares) or $21.00 (in the case of an option to purchase ADSs) exceeds the exercise price per Share or ADS, as applicable, of such vested option; and

  •
  each outstanding unvested option to purchase Ordinary Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.25 (in the case of an option to purchase Ordinary Shares) or $21.00 (in the case of an option to purchase ADSs) exceeds the exercise price per Ordinary Share or ADS of such unvested option.

        Such restricted cash awards will be subject to the same vesting terms applicable to the unvested options from which they were converted, provided that, consistent with the existing terms of the Company Share Incentive Plans, each restricted cash award will become fully vested and payable immediately upon termination without cause of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time.

  Treatment of Restricted Share Awards (Page 81)

        Each outstanding restricted share award granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such restricted share award immediately prior to the effective time of the merger multiplied by $5.25.

        Except as provided under the arrangement with respect to restricted share awards held by certain non-management directors, namely, Professor Daqing Qi, Jeffrey Zhijie Zeng and Hongyi Zhou (the "Director Parties"), any restricted cash awards will be subject to the same vesting terms applicable to the unvested restricted share awards from which they were converted, provided that, consistent with the existing terms of the Company Share Incentive Plans, each restricted cash award will become fully vested and payable immediately upon termination without cause of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time of the merger. The restricted cash awards to be issued to the Director Parties will be fully vested and payable when issued. As soon as practicable after the effective time, each Director Party will be paid a cash amount equal to the product of $5.25 and the number of Ordinary Shares underlying the restricted share awards from which the restricted cash award was converted.

  Voting Agreement (Annex E)

        Concurrently with the execution and delivery of the merger agreement, certain existing shareholders of the Company, namely Mr. Jun Hou, Mr. Congwu Cheng, Mr. Derong Jiang, Mr. Xiyong Tang, Mr. Jun Xiao, Mr. Jianjun Yuan, Win Stone Limited, Double88 Group Holdings Limited, Double88 Capital Limited, Leading Choice International Limited, Million Stone Development Limited and Progress Asia Holdings Limited (collectively, the "Voting Shareholders"), have entered into a voting agreement with Parent, pursuant to which they have agreed with Parent that they will, among other things, vote all of their Shares, collectively representing approximately 26.6% of the outstanding Shares entitled to vote May 31, 2014 in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and against any acquisition proposal from any third party without regard to its terms. The Voting Agreement will terminate upon the termination of the merger agreement and the voting obligation will terminate upon a change in the recommendation of the board of directors. The Voting Agreement is attached as Annex E to this proxy statement.

  Record Date and Voting (Page 74)

        You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on July 2, 2014, the Share record date for voting at the extraordinary general meeting. If you own ADSs as of the close of business in New York City on June 13, 2014, the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Ordinary Shares underlying the ADSs) on how to vote the Ordinary Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 3:00 p.m. (New York City Time) on July 11, 2014 in order to ensure your Ordinary Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Ordinary Shares represented by your ADSs) before the close of business in New York City on June 26, 2014 and becoming a registered holder of Ordinary Shares prior to the close of business in the Cayman Islands on July 2, 2014, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. The Company expects that, as of the Share record date, there will be approximately 272,019,059 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is July 14, 2014 at 10:00 a.m. (Hong Kong Time). See "—Voting Information" below.

  Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 75)

        In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. The authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are not subject to the authorization and approval of holders of a majority of the Shares unaffiliated with the Alibaba Group.

        Based on the number of Shares we expect to be issued and outstanding on the record date, approximately 30,662,881 Shares must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

        As of May 31, 2014, Mr. Jun Hou, Mr. Congwu Cheng, Mr. Derong Jiang, Mr. Xiyong Tang, Mr. Jun Xiao, Mr. Jianjun Yuan, Win Stone Limited, Double88 Group Holdings Limited, Double88 Capital Limited, Leading Choice International Limited, Million Stone Development Limited and Progress Asia Holdings Limited (collectively, the "Voting Shareholders") beneficially owned, in aggregate approximately 26.6% of the total issued and outstanding Shares entitled to vote. Pursuant to the terms of the Voting Agreement, these Ordinary Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of May 31, 2014, the Alibaba Group beneficially owned approximately 28.8% of the total issued and outstanding Shares entitled to vote. Pursuant to the terms of the merger agreement, Merger Sub will vote these Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of May 31, 2014, shareholders other than the Voting Shareholders and Merger Sub owned approximately 121,335,901 Ordinary Shares entitled to vote and, based on the number of Shares outstanding as of May 31, 2014, approximately 30,662,881 of these Ordinary Shares (representing approximately 11.3% of the total outstanding Shares entitled to vote) must be voted by the shareholders (other than the Voting Shareholders and Merger Sub) in favor of the proposal in order for the merger to be approved, assuming all such shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 103 for additional information.

        If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as "broker non-votes."

  Voting Information (Page 75)

        Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is July 14, 2014 at 10:00 a.m. (Hong Kong Time).

        If you own ADSs as of the close of business in New York City on June 13, 2014, the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Ordinary Shares underlying the ADSs) how to vote the Ordinary Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 3:00 p.m. (New York City Time) on July 11, 2014 in order to ensure your Ordinary Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Ordinary Shares prior to the close of business in the Cayman Islands on July 2, 2014. If you wish to cancel your ADSs for the purpose of voting Ordinary Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on June 26, 2014 together with (a) delivery instructions for the corresponding Ordinary Shares (name and address of person who will be the registered holder of Ordinary Shares), (b) payment of the ADS cancellation fees (up to $5.00 per 100 ADSs (or any fraction thereof) to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Ordinary Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Ordinary Shares, to transfer registration of the Ordinary Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Ordinary Shares in your name, you wish to receive a certificate evidencing the Ordinary Shares registered in your name, you will need to request the registrar of the Ordinary Shares to issue and mail a certificate to your attention.

        If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote any Ordinary Shares represented by the holder's ADSs, or no instructions are received by the ADS depositary from an ADS holder with respect to any Ordinary Shares represented by the holder's ADSs on or before the ADS record date, then such holder may, under the terms of ADS depositary agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a person designated by the Company, which shall be a member of the independent committee of the board of directors (the "Designee"). Unless the Company notifies the ADS depositary that there exists substantial opposition on the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of ADSs or on the holders of Ordinary Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Ordinary Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

  Dissenter Rights of Shareholders (page 97)

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE ORDINARY SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE ORDINARY SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING ORDINARY SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE ORDINARY SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON JUNE 26, 2014 AND BECOME REGISTERED HOLDERS OF ORDINARY SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON JULY 2, 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE ORDINARY SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

        We encourage you to read the section of this proxy statement entitled "Dissenter Rights" as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenter rights.

  Purposes and Effects of the Merger (page 52)

        The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's shareholders (other than the holders of Excluded Shares) will be cashed out in exchange for $5.25 per Ordinary Share or $21.00 per ADS, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. Please see "Special Factors—Alibaba's Purpose of and Reasons for the Merger" beginning on page 52 for additional information.

        ADSs representing Ordinary Shares are currently listed on the Nasdaq Global Market ("NASDAQ") under the symbol "AMAP". It is expected that, immediately following the completion of the merger:

  •
  the Company will cease to be a publicly traded company and will instead become a privately-held company directly wholly-owned by Parent; and

  •
  the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available.

        In addition, registration of the ADSs and the underlying Ordinary Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Ordinary Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Ordinary Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Ordinary Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Furthermore, following the completion of the merger, the American depositary shares program for the ADSs will terminate. Please see "Special Factors—Effect of the Merger on the Company" beginning on page 53 for additional information.

  Plans for the Company after the Merger (Page 57)

        After the effective time of the merger, Parent anticipates that the Company's operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be an independent public company and will instead be a wholly-owned subsidiary of Parent.

  Recommendations of the Independent Committee and the Board of Directors (Page 34)

        The independent committee unanimously:

  (a)
  determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement;

  (b)
  recommended that the board of directors of the Company approve the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger; and

  (c)
  resolved to recommend the authorization and approval of the merger agreement, the plan of merger and the transaction contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transaction contemplated by the merger agreement, including the merger.

        ACCORDINGLY, THE COMPANY'S BOARD OF DIRECTORS (WITHOUT THE PARTICIPATION OF THE DIRECTORS PREVIOUSLY APPOINTED BY MERGER SUB) RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SPECIAL RESOLUTION DURING THE EXTRAORDINARY GENERAL MEETING.

  Position of Alibaba as to Fairness of the Merger (Page 40)

        Alibaba believes that the merger is fair (both substantively and procedurally) to the Company's unaffiliated security holders. This belief is based upon the factors discussed under the caption "Special Factors—Position of Alibaba as to the Fairness of the Merger" beginning on page 40.

        Alibaba is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Alibaba as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

  Financing of the Merger (Page 59)

        Parent estimates that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to our unaffiliated security holders pursuant to the merger agreement, is anticipated to be approximately $1.1 billion. This amount is expected to be provided through cash on hand of Parent and/or its affiliates.

  Share Ownership of the Company Directors and Officers and Voting Commitments (Page 103)

        Pursuant to the Voting Agreement, the Voting Shareholders, have agreed to, among other things, vote all of the Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and against any alternative transaction, subject to the terms and conditions set forth in the Voting Agreement. Please see "—Special Factors Interests of Certain Persons in the Merger" beginning on page 59 and "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 103 for additional information.

  Opinion of the Independent Committee's Financial Advisor (Page 46)

        On April 11, 2014, at a meeting of the independent committee to evaluate the merger, Lazard rendered its oral opinion to the independent committee, subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in Lazard's written opinion, the merger consideration to be paid to the holders of our Ordinary Shares, including our Ordinary Shares represented by ADSs (other than the Excluded Shares) in the merger is fair, from a financial point of view, to those holders.

        The full text of the Lazard opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion.

Shareholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard's engagement and opinion were for the benefit of the independent committee, in its capacity as such, and its opinion was rendered to the independent committee in connection with its evaluation of the merger. Lazard's opinion was not intended to and does not constitute a recommendation to any shareholder as to how the shareholder should vote or act with respect to the merger or any matter relating thereto.

  Interests of the Company's Executive Officers and Directors in the Merger (Page 59)

        In considering the recommendation of the board of directors, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. These interests include, among others:

  •
  the acceleration of the vesting of restricted share awards beneficially owned by Professor Daqing Qi and Hongyi Zhou (both of whom are serving on the independent committee) and Jeffrey Zhijie Zeng pursuant to the merger agreement;

  •
  the cancellation of any unvested options and restricted shares held by management directors and executive officers, including Catherine Qin Zhang (who is serving on the independent committee), and their conversion into restricted cash awards, which will be subject to the same vesting terms applicable to the unvested options or restricted shares, as applicable, from which they were converted and which will, consistent with existing terms of the Company Share Incentive Plans, become fully vested and payable immediately upon any termination without cause of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time.

  •
  continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company pursuant to the merger agreement;

  •
  the aggregate compensation of $70,000 for each of the members of the independent committee in exchange for their services in such capacity (and, in the case of the chairman of the independent committee, aggregate compensation of $100,000) (the payment of which is not contingent upon the completion of the merger or the independent committee's or the board's recommendation of the merger); and

  •
  the expected continuation of service of the executive officers of the Company, including Catherine Qin Zhang, with the surviving company in positions that are substantially similar to their current positions.

        As of May 31, 2014, our directors and executive officers, as a group held an aggregate of 55,528,458 Ordinary Shares, options to purchase 6,661,980 Ordinary Shares and 7,436,200 restricted share awards. Together, as of May 31, 2014, the Ordinary Shares held by such persons represent approximately 28.7% of the total Shares that are subject to purchase as part of the merger. The maximum total amount of all cash payments our directors and executive officers may receive in respect of their Shares, vested and unvested options and restricted share awards if the merger is consummated is approximately $340,557,424.50. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 59 for additional information.

        The independent committee and the Company's board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Messrs. Tsai and Wu, the directors who were previously appointed by Merger Sub, did not attend meetings, or participate in deliberations or voting, of the Company's board of directors in relation to the merger agreement or the transactions contemplated thereunder, including the merger. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 59 for additional information.

  Conditions to the Merger (Page 91)

        The completion of the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:

  •
  the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger being authorized and approved by a special resolution of the Company's shareholders; and

  •
  no governmental authority of competent jurisdiction over the merger having issued an injunction, restraining order or judgment which is then in effect that prohibits the consummation of the merger.

        The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  •
  (1) representations and warranties of the Company in the merger agreement regarding (i) the Company's corporate power and authority to perform its obligations under and to consummate the transactions under the merger agreement, (ii) the valid execution and delivery of the merger agreement by the Company and the merger agreement as a legal, valid and binding obligation of the Company, (iii) the absence of violations of, or conflict with, the governing documents of the Company and (iv) the absence of any undisclosed broker's or finder's fees, being true and correct in all respects as of the date of the merger agreement and as of the closing date as if made on such date and time, (2) representations and warranties of the Company in the merger agreement regarding the Company's capitalization being true and correct in all but de minimis respects that do not individually or in the aggregate increase the aggregate amount of the merger consideration by more than $200,000 as of the date of the merger agreement and as of the closing date of the merger as if made on such date and time, and (3) all other representations and warranties of the Company set forth in the merger agreement (disregarding any limitation or qualification by "materiality" or "Company Material Adverse Effect" or any words of similar import) being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as if made on such date and time, except where the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

  •
  the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement prior to or at the time of closing;

  •
  since the date of the merger agreement, there not having occurred and be continuing a Company Material Adverse Effect;

  •
  the Company having delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the fulfillment of the above conditions.

        The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub in the merger agreement (disregarding any limitation or qualification by "materiality") being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, as if made on and at such date and time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent the consummation of any of the transactions contemplated by the merger agreement, including the merger;

  •
  each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement prior to or at the time of closing; and

  •
  Parent having delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the fulfillment of the above conditions.

        In addition, if Parent has made a filing with an antitrust authority specified in writing to the Company for which Parent has not recovered consent or approval for the merger from the applicable antitrust authority, Parent and Merger Sub shall not be required to effect the Closing until the third business day following receipt by Parent of such consent or approval.

  Acquisition Proposals (Page 88)

        Neither the Company nor its subsidiaries nor any officer, director, or representative of the Company or any of its subsidiaries will, directly or indirectly:

  (a)
  solicit, initiate or knowingly encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any competing transaction;

  (b)
  enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the merger to, any person or entity in connection with, or in order to obtain, a proposal or offer for a competing transaction;

  (c)
  agree to, approve, endorse or recommend any competing transaction or enter into any letter of intent, contract, commitment or obligation contemplating or otherwise relating to any competing transaction other than a superior proposal; or

  (d)
  authorize or permit any of the officers, directors or representatives of the Company or any of its subsidiaries to take any action set forth in (a) through (c) above.

        The Company will immediately cease and cause to be terminated all discussions with any third parties conducted prior to the date of the merger agreement regarding a competing transaction.

        Prior to obtaining the required shareholder authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, if the Company receives an unsolicited, written, bona fide proposal or offer relating to a competing transaction from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph:

  (a)
  the Company and its representatives may contact such person solely to clarify the terms and conditions of the proposal so as to determine whether such proposal constitutes or is reasonably expected to result in a superior proposal; and

  (b)
  if the independent committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such proposal constitutes or is reasonably likely to result in a superior proposal, and failure to furnish information or enter into discussions with such person would be reasonably likely to violate the directors' fiduciary duties under applicable law, then the Company and its representatives may, pursuant to an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the confidentiality agreement between the Company and AGHL, furnish information to, enter into discussions with, the person who has made such proposal.

  Termination of the Merger Agreement (Page 92)

        The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

  •
  by mutual written consent of the Company and Parent;

  •
  by either Parent or the Company, if:

  •
  the effective time of the merger has not occurred on or before October 11, 2014, which may be extended at the written request of the Company or Parent to a date which is no later than January 11, 2015, in the event that on the original termination date, (i) all conditions to the closing of the merger have been satisfied or waived, (ii) Parent has made a filing with an antitrust authority specified in writing to the Company for which Parent has not received consent or approval for the merger from the applicable antitrust authority and (iii) closing has not occurred as a result of the extension of the closing date to obtain such consent or approval, provided that this termination right is not available to a party if the failure of the effective time of the merger to have occurred on or before the termination date is primarily caused by such party's failure to comply with its obligations under the merger agreement;

  •
  a final, non-appealable injunction, restraining order or permanent injunction prohibiting consummation of the merger has been issued (and is in effect) by any governmental authority in any jurisdiction that is material to the business of Parent or the Company (including the United States); or

  •
  our shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof.

  •
  by the Company, if:

  •
  Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall not be true and correct, in each case, such that the corresponding condition to closing would not be satisfied; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

  •
  by Parent, if:

  •
  the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement shall not be true and correct, in each case, such that the corresponding condition to closing would not be satisfied; provided that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement;

  •
  the board of directors of the Company has changed its recommendation to the shareholders of the Company to approve the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger;

  •
  the board of directors of the Company has adopted, approved, endorsed or recommended, or shall have proposed publicly to adopt, approve, endorse or recommend, any competing transaction or has consummated or entered into any letter of intent, contract, commitment or similar obligation with respect to any competing transaction;

  •
  the Company has failed to include the recommendation of its board of directors to the shareholders of the Company to approve the merger agreement, the plan of merger and the transaction contemplated under the merger agreement, including the merger, in this proxy statement; or

  •
  a tender offer or exchange offer by a third party for 20% or more of the outstanding Shares is commenced, and the board of directors of the Company does not recommend against accepting such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) within ten (10) business days after the public announcement of such offer.

  Termination Fee (Page 93)

        The Company is required to pay Parent a termination fee of $40 million, if:

  •
  the merger agreement is terminated by Parent due to (a) a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of the Company's representations or warranties in the merger agreement being true and correct, in each case, such that the corresponding condition to closing cannot be satisfied, (b) a change in the recommendation of the board of directors of the Company to approve the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, (c) the board of directors of the Company adopting, approving, endorsing or recommending, or publicly proposing to adopt, approve, endorse or recommend any competing transaction or consummating or entering into any letter of intent, contract, commitment or similar obligation with respect to any competing transaction, (d) the Company failing to include the recommendation of its board of directors to the shareholders of the Company in this proxy statement, or (e) the board of directors of the Company fails to recommend against acceptance of a tender offer or exchange offer by a third party for 20% or more of the outstanding Shares within ten (10) business days after the public announcement of such offer; or

  •
  (a) either the effective time of the merger has not occurred on or before October 11, 2014 (subject to extension at the written request of the Company or Parent to a date which is no later than January 11, 2015, under certain circumstances provided in the merger agreement and described above), or the Company's shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof, (b) at or prior to the time of termination of the merger agreement, a third party has publicly disclosed or communicated to the board of directors or independent committee of the Company any competing transaction that has not been withdrawn at the time of termination of the merger agreement or at the time of the shareholders' meeting at which the merger agreement is voted upon, as applicable, and (c) at any time prior to the date that is 12 months after the date of termination of the merger agreement, the Company consummates or enters into a definitive agreement with respect to a competing transaction.

        Parent is required to pay the Company a termination fee of $100 million, if:

  •
  (i) the Company or Parent terminates the merger agreement because any final, non-appealable judgment, restraining order or permanent injunction that prohibits the consummation of the merger has been issued (and is in effect) by any governmental authority in any jurisdiction that is material to the business of Parent or the Company (including the United States), (ii) the Company has not breached in any material respect any of its covenants or other agreements under the merger agreement and (iii) all other conditions to closing have been satisfied or waived;

  •
  the Company terminates the merger agreement due to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

  •
  the Company or Parent terminates the merger agreement because (a) the effective time of the merger has not occurred on or before October 11, 2014 (subject to extension at the written request of the Company or Parent to a date which is no later than January 11, 2015, under certain circumstances provided in the merger agreement and described above), (b) the Company has not breached in any material respect any of its covenants or other agreements under the merger agreement and (c) all other conditions to closing have been satisfied or waived (except for the condition that no permanent injunction shall have been issued by a governmental authority in any jurisdiction that is material to the business of Parent or the Company (including the United States) that prohibits the merger (as described above)).

  Fees and Expenses (Page 94)

        All reasonable out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including the merger, shall be paid by the party incurring such expenses, whether or not the transactions are consummated.

        However, if Parent or the Company terminates the merger agreement because the Company's shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof, then the Company will reimburse Parent and Merger Sub for up to $4 million of their reasonably documented reasonable out-of-pocket expenses incurred prior to such termination; provided that if the Company becomes obligated to pay Parent a termination fee after such termination because the Company enters into a definitive agreement for a competing transaction within 12 months after the date of termination, the Company will be entitled to credit the amount of any expenses reimbursed by the Company to Parent against the amount of such termination fee.

  Material U.S. Federal Income Tax Consequences (Page 66)

        The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. The Company believes that it is very likely that the Company was classified as a PFIC for U.S. federal income tax purposes for the taxable year ended December 31, 2013, and based upon the financial information currently available to the Company, it is uncertain whether the Company will be a PFIC for the current taxable year. Please see "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 66 for additional information, including information regarding the U.S. federal income tax consequences if the Company is a PFIC for the current taxable year or has been classified as a PFIC for any prior taxable year. The tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

  Material PRC Income Tax Consequences (Page 68)

        The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the "EIT Law") or that the gain recognized on the receipt of cash for the Company's Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents based on the current law and practice in the PRC. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax law, then gain recognized on the receipt of cash for the Company's Shares or ADSs pursuant to the merger by the Company's shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any). Whether or not the Company is considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC resident individuals. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences. Please see "Special Factors—Material PRC Income Tax Consequences" beginning on page 69 for additional information.

  Material Cayman Islands Tax Consequences (Page 70)

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares and ADSs under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in the Cayman Islands, and (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the plan of merger and fees will be payable in respect of the publication of notice of the merger in the Cayman Government Gazette. Please see "Special Factors—Material Cayman Islands Tax Consequences" beginning on page 70 for additional information.

  Regulatory Matters (Page 65)

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under the federal securities laws, any antitrust approvals, filings or notices that Parent may specify in writing may be required or advisable in connection with the merger, and the filing of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger.

  Litigation Related to the Merger (Page 65)

        We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

  Accounting Treatment of the Merger (Page 65)

        Upon completion of the merger, the Company would cease to be a publicly traded company, and the merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 "Business Combinations," initially at the fair value of the Company as of the date of the closing of the merger, which is the date of acquisition.

  Market Price of the Shares (Page 71)

        The closing price of the ADSs on NASDAQ on February 7, 2014, the last trading date immediately prior to the Company's announcement on February 10, 2014 that it had received a "going private" proposal from AGHL, was $16.54 per ADS. The merger consideration of $5.25 per Ordinary Share, or $21.00 per ADS, to be paid in the merger represents a premium of approximately 27.0% to that closing price.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:
What is the merger?

A:
The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, and the plan of merger is registered with the Registrar of Companies in the Cayman Islands, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will be a privately held company directly wholly-owned by Parent, and as a result of the merger, the ADSs will no longer be listed on NASDAQ, and the Company will cease to be a publicly traded company.

Q:
What will I receive in the merger?

A:
If you own Ordinary Shares and the merger is completed, you will be entitled to receive $5.25 in cash, without interest and net of any applicable withholding taxes, for each Share you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 238 of the Cayman Companies Law with respect to the merger, in which event you will be entitled to the fair value of each Share pursuant to the Cayman Companies Law).

  If you own ADSs and the merger is completed, you will be entitled to receive $21.00 per ADS (less a cancellation fee of up to $5.00 per 100 ADSs (or any fraction thereof) pursuant to the terms of the ADS deposit agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own as of the effective time of the merger unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary's fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Ordinary Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Ordinary Shares) before the close of business in New York City on June 26, 2014 and become a registered holder of Ordinary Shares by the close of business in the Cayman Islands on July 2, 2014 and (b) validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 238 of the Cayman Companies Law with respect to the merger, in which event you will be entitled to the fair value of each corresponding Share pursuant to the Cayman Companies Law.

  Please see "Special Factors—Material U.S. Federal Income Tax Consequences," "Special Factors—Material PRC Income Tax Consequences" beginning on page 68 and "Special Factors—Material Cayman Islands Tax Consequences" beginning on page 70 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:
How will the Company's restricted share awards be treated in the merger?

A:
Each outstanding restricted share award granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such restricted share award immediately prior to the effective time of the merger multiplied by $5.25.

  Except as provided under the arrangement with respect to restricted share awards held by the Director Parties, any restricted cash awards will be subject to the same vesting terms applicable to the unvested restricted share awards from which they were converted, provided that, consistent with the existing terms of the Company Share Incentive Plans, each restricted cash award will become fully vested and payable immediately upon termination without cause of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time of the merger. The restricted cash awards to be issued to the Director Parties will be fully vested and payable when issued. As soon as practicable after the effective time, each Director Party will be paid a cash amount equal to the product of $5.25 and the number of Ordinary Shares underlying the restricted share awards from which the restricted cash award was converted.

Q:
How will the Company's share options be treated in the merger?

A:
If the merger is completed, at the effective time of the merger, each outstanding vested and unexercised option to purchase Ordinary Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Ordinary Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.25 (in the case of an option to purchase Ordinary Shares) or $21.00 (in the case of an option to purchase ADSs) exceeds the exercise price per Ordinary Share or ADS of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Ordinary Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.25 (in the case of an option to purchase Ordinary Shares) or $21.00 (in the case of an option to purchase ADSs) exceeds the exercise price per Ordinary Share or ADS of such unvested option. Such restricted cash awards will be subject to the same vesting terms applicable to the unvested options from which they were converted, provided that, consistent with the existing terms of the Company Share Incentive Plans, each restricted cash award will become fully vested and payable immediately upon termination without cause of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time.

Q:
After the merger is completed, how will I receive the merger consideration for my Shares?

A:
If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within three business days after the effective time of the merger), an exchange agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the exchange agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $5.25 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares.

  If your Shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:
After the merger is completed, how will I receive the merger consideration for my ADSs?

A:
If your ADSs are represented by certificates, also referred to as American depositary receipts ("ADRs"), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the per ADS merger consideration of $21.00 (less a cancellation fee of up to $5.00 per 100 ADSs (or any fraction thereof) pursuant to the terms of the ADS deposit agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you a check for the per ADS merger consideration of $21.00 (less a cancellation fee of up to $5.00 per 100 ADSs (or any fraction thereof) pursuant to the terms of the ADS deposit agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

  In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

  If your ADSs are held in "street name" by your broker, bank or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on July 16, 2014, at 10:00 a.m. (Hong Kong Time) at 42/F, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong.

Q:
What matters will be voted on at the extraordinary general meeting?

A:
You will be asked to consider and vote on the following proposals:

•
to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•
to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

Q:
What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:
In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. At the close of business on July 2, 2014 in the Cayman Islands, the record date for the extraordinary general meeting, we expect that there will be approximately 272,019,059 Shares issued and outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the Voting Agreement, the Voting Shareholders have agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger and against any alternative transaction.

  As of May 31, 2014, Mr. Jun Hou, Mr. Congwu Cheng, Mr. Derong Jiang, Mr. Xiyong Tang, Mr. Jun Xiao, Mr. Jianjun Yuan, Win Stone Limited, Double88 Group Holdings Limited, Double88 Capital Limited, Leading Choice International Limited, Million Stone Development Limited and Progress Asia Holdings Limited (collectively, the "Voting Shareholders") beneficially owned, in aggregate approximately 26.6% of the total issued and outstanding Shares entitled to vote. Pursuant to the terms of the Voting Agreement, these Ordinary Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of May 31, 2014, the Alibaba Group beneficially owned approximately 28.8% of the total issued and outstanding Shares entitled to vote. Pursuant to the terms of the merger agreement, Merger Sub will vote these Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of May 31, 2014, shareholders other than the Voting Shareholders and Merger Sub owned approximately 121,335,901 Ordinary Shares entitled to vote and, based on the number of Shares outstanding as of May 31, 2014, approximately 30,662,881 of these Ordinary Shares entitled to vote (representing approximately 11.3% of the total outstanding Shares entitled to vote) must be voted by the shareholders (other than the Voting Shareholders and Merger Sub) in favor of the proposal in order for the merger to be approved, assuming all such shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Q:
What vote of our shareholders is required to approve the proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies?

A:
The authorization and approval of the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If there are insufficient votes at the time of the extraordinary general meeting to authorize and approve the merger agreement, the plan of merger and the merger, you will also be asked to vote on the proposal to adjourn the extraordinary general meeting to allow us to solicit additional proxies.

  The proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Shares representing a majority of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Based on the number of Shares we expect to be issued and outstanding on the record date, approximately 30,662,881 Shares must be voted in favor of the proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies.

Q:
How does the Company board of directors recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the independent committee, the Company's board of directors (without the participation of the directors previously appointed by Merger Sub) recommends that you vote:

•
FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•
FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

Q:
Who is entitled to vote at the extraordinary general meeting?

A:
The share record date is July 2, 2014. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the share record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof.

  The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is June 13, 2014. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on June 26, 2014 and become a holder of Ordinary Shares by the close of business in the Cayman Islands on July 2, 2014, the Share record date.

Q:
What constitutes a quorum for the extraordinary general meeting?

A:
The presence, in person or by proxy, of one or more shareholders holding not less than an aggregate of one-third of all voting share capital of the Company in issue present in person or by proxy and entitled to vote on the Share record date will constitute a quorum for the extraordinary general meeting.

Q:
What effects will the merger have on the Company?

A:
As a result of the merger, the Company will cease to be a publicly-traded company and will become a directly wholly-owned subsidiary of Parent. You will no longer have any interest in the Company's future earnings or growth. Following consummation of the merger, the registration of the Ordinary Shares and ADSs and the Company's reporting obligations with respect to the Ordinary Shares and ADSs under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the merger, the Company's ADSs will no longer be listed or traded on any stock exchange, including NASDAQ and the American depositary shares program for the ADSs will terminate.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible and currently expect the merger to close in the third quarter of 2014. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:
What happens if the merger is not completed?

A:
If the Company's shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, the Company's shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement nor will the holders of any options or restricted share awards receive payment pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ's listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares or ADSs.

  Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption "The Merger Agreement and Plan of Merger—Termination Fees" beginning on page 93.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name (that is, you do not hold ADSs) as of the record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

  Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:
How do I vote if I own ADSs?

A:
If you own ADSs as of the close of business in New York City on June 13, 2014, the ADS record date, you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Ordinary Shares underlying your ADSs) how to vote the Ordinary Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 3:00 p.m. (New York City Time) on July 11, 2014. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Ordinary Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote any Ordinary Shares represented by the holder's ADSs, or no instructions are received by the ADS depositary from an ADS holder with respect to any Ordinary Shares represented by the holder's ADSs on or before the ADS record date, then such holder may, under the terms of ADS depositary agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to the Designee. Unless the Company notifies the ADS depositary that there exists substantial opposition on the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of ADSs or on the holders of Ordinary Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Ordinary Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

  Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on June 26, 2014 and become a holder of Ordinary Shares by the close of business in the Cayman Islands on July 2, 2014, the Share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

  If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on June 26, 2014 together with (a) delivery instructions for the corresponding Ordinary Shares (name and address of person who will be the registered holder of Ordinary Shares), (b) payment of the ADS cancellation fees (up to $5.00 per 100 ADSs (or any fraction thereof) to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder held the ADSs as of the ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Ordinary Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Ordinary Shares, to transfer registration of the Ordinary Shares to the former ADS holder. If after registration of Ordinary Shares in your name you wish to receive a certificate evidencing the Ordinary Shares registered in your name, you will need to request the registrar of the Ordinary Shares to issue and mail a certificate to your attention.

Q:
If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:
Your broker, bank or other nominee will only vote your Ordinary Shares on your behalf or give voting instructions with respect to the Ordinary Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Ordinary Shares or give voting instructions with respect to the Ordinary Shares underlying your ADSs that it holds, those Ordinary Shares may not be voted.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:
If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:
May I change my vote?

A:
Yes, you may change your vote in one of three ways:

•
first, you may revoke a proxy by written notice of revocation given to the Company before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to AutoNavi Holdings Limited 16/F, Section A, Focus Square, No 6. Futong East Avenue, Wangjing, Chaoyang District, Beijing 100102, The People's Republic of China;

•
second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•
third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

  If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

  Holders of ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 3:00 p.m. (New York City Time) on July 11, 2014. A holder of ADSs can do this in one of two ways:

  •
  first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; and

  •
  second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

  If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:
If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?

A:
No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

  All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares or your ADSs are held in "street name" by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:
Am I entitled to dissenter rights?

A:
Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

  ADS holders will not have the right to dissent from the merger and receive payment of the fair value of the Ordinary Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenter rights with respect to any of the Ordinary Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenter rights must surrender their ADSs to the ADS depositary, pay the ADS depositary's fees required for such surrender, provide instructions for the registration of the corresponding Ordinary Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Ordinary Shares) before the close of business in New York City on June 26, 2014, and become registered holders of Ordinary Shares by the close of business in the Cayman Islands on July 2, 2014. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter rights with respect to the Ordinary Shares under Section 238 of the Cayman Islands Companies Law.

Q:
If I own ADSs and seek to exercise dissenter rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Ordinary Shares?

A:
If you own ADSs and wish to exercise dissenter rights, you must surrender your ADSs to the ADS depositary (in the case of a certificated ADS by delivering the certificate to Deutsche Bank Trust Company Americas at 60 Wall Street, Mail Stop NYC 60-2727, New York, New York, USA. Upon your payment of its fees, including the applicable ADS cancellation fee (up to $5.00 per 100 ADSs (or any fraction thereof)) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will transfer the Ordinary Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on June 26, 2014.

  You must become a registered holder of your Ordinary Shares and lodge a written notice of objection to the plan of merger prior to the extraordinary general meeting.

  We encourage you to read the information set forth in this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenter rights. Please see "Dissenter Rights" beginning on page 97 as well as "Annex C—Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238" to this proxy statement for additional information.

Q:
Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
No. The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies.

Q:
Do any of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:
Yes. Some of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders, including:

•
the acceleration of the vesting of restricted share awards beneficially owned by Professor Daqing Qi and Hongyi Zhou (both of whom are serving on the independent committee) and Jeffrey Zhijie Zeng provided under the merger agreement;

•
the cancellation of any unvested options and restricted shares held by management directors and executive officers, including Catherine Qin Zhang (who is serving on the independent committee), and their conversion into restricted cash awards, which will be subject to the same vesting terms applicable to the unvested options or restricted shares, as applicable, from which they were converted and which will, consistent with existing terms of the Company Share Incentive Plans, become fully vested and payable immediately upon any termination without cause of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time of the merger;

•
continued indemnification, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company provided under the merger agreement;

•
the aggregate compensation of $70,000 for each of the members of the independent committee in exchange for their services in such capacity (and, in the case of the chairman of the independent committee, aggregate compensation of $100,000) (the payment of which is not contingent upon the completion of the merger or the independent committee's or the board's recommendation of the merger); and

•
the expected continuation of service of the executive officers of the Company, including Catherine Qin Zhang, with the surviving company in positions that are substantially similar to their current positions.

  Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 59 for a more detailed discussion of how some of our Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:
How will the Company's directors vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:
Pursuant to the Voting Agreement, each of the Voting Shareholders, including two of the Company's directors (Messrs. Congwu Cheng and Jun Hou), has agreed to, among other things, vote all of the Shares beneficially owned by him, her or it in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and against any alternative transaction. As of May 31, 2014, the Voting Shareholders beneficially owned, in the aggregate, approximately 26.6% of the total issued and outstanding Shares entitled to vote. In addition, pursuant to the merger agreement, Merger Sub, who has previously appointed two directors to the board of directors of the Company (Messrs. Joseph C. Tsai and Eddie Wu), has agreed to vote all of the Shares owned by it in favor of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of May 31, 2014, the Alibaba Group beneficially owned approximately 28.8% of the total issued and outstanding Shares entitled to vote.

Q:
Who can help answer my questions?

A:
If you have any questions or need assistance in voting your Shares or ADSs, you can contact Investor Relations, AutoNavi Holdings Limited, at +86-10-8410-7883 or at ir@autonavi.com.

SPECIAL FACTORS

Background of the Merger

        Events leading to the execution of the merger agreement described in this Background of the Merger occurred in the PRC and Hong Kong. As a result, China Standard Time is used for all dates and times given.

        The board of directors and senior management of the Company have been reviewing periodically the Company's long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the board of directors and senior management also have periodically reviewed strategic alternatives that may be available to the Company.

        From time to time, a number of parties have approached the management of the Company about possible transactions involving the Company. On May 10, 2013, the Company and certain affiliates of Alibaba agreed to form a strategic alliance to jointly explore and develop location-based e-commerce opportunities. In addition to the strategic alliance, the Company entered into definitive agreements with Alibaba (the "Investment Agreements") pursuant to which Merger Sub invested approximately $294 million into the Company in exchange for newly-issued preferred and ordinary shares, representing approximately 28% of the Company's total issued and outstanding Shares at that time on a fully-diluted basis. The Investment Agreements provide Merger Sub with, among other things, board representation. Two representatives of Merger Sub, Messrs. Joseph Tsai and Eddie Wu, have served on the board of directors of the Company since the consummation of Merger Sub's investment on May 16, 2013.

        Following the consummation of Merger Sub's investment in the Company, Alibaba continuously evaluated the Company's business, prospects and financial condition, market conditions and other developments and factors Alibaba deemed relevant to the management of Merger Sub's investment in, and the business cooperation arrangements of certain affiliates of Alibaba with the Company. As part of its ongoing relationship with the Company, representatives of Alibaba regularly had discussions with representatives of the Company regarding the Company's business prospects and financial condition as well as business cooperation between the two companies.

        On December 16, 2013, during the course of a meeting among members of senior management of the Alibaba Group, such members of senior management discussed the Company's business prospects and financial condition, the competitive challenges faced by the Company and ways in which Alibaba could assist the Company in competing against bigger competitors. Among other potential strategies to assist the Company in meeting its competitive challenges, such members of senior management discussed the possibility of Alibaba acquiring a control stake in the Company and the possibility of a joint venture between Alibaba and the Company.

        On December 19, 2013, Alibaba contacted Simpson Thacher & Bartlett ("Simpson Thacher") to serve as its U.S. legal advisor in connection with Alibaba's preliminary evaluation of the feasibility of possible strategic alternatives for the Company. Thereafter, representatives of Simpson Thacher reviewed certain publicly available information about the Company contained in the Company's filings with the SEC and provided Alibaba with legal advice and participated in various discussions with representatives of Alibaba and representatives of Fangda Partners ("Fangda"), which was acting as Alibaba's PRC legal advisor, and Maples and Calder ("Maples"), which was acting as Alibaba's Cayman Islands legal advisor, to assist Alibaba in its ongoing preliminary evaluation of potential alternatives with respect to the Company.

        On January 10, 2014, a representative of Alibaba had preliminary discussions with representatives of the Company regarding ways to better enable the Company to compete against bigger competitors, including among other matters, a potential joint venture between the Company and Alibaba.

        On January 23, 2014, Mr. Tsai met with Congwu Cheng, the Chief Executive Officer of the Company, and Catherine Qin Zhang, the Chief Operating Officer of the Company. During this meeting, Mr. Tsai informed Mr. Cheng and Ms. Zhang that Alibaba was undertaking a preliminary evaluation of the feasibility of a possible acquisition of the Company. Mr. Tsai, Mr. Cheng and Ms. Zhang discussed, among other matters, the Company's business prospects and financial condition and Alibaba's views regarding the potential benefits to the Company of a possible acquisition by Alibaba. During this discussion, Mr. Cheng and Ms. Zhang noted that any potential acquisition proposal would need to provide a significant premium to the Company's shareholders.

        On February 8, 2014, the board of directors of AGHL authorized AGHL to submit a non-binding proposal letter to the Company. Later that day, Mr. Tsai telephoned Mr. Cheng and then later Ms. Zhang to inform each of them that AGHL planned to submit a non-binding proposal to acquire the Company for $21.00 per ADS, and on February 9, 2014, sent to Ms. Zhang a draft of the non-binding proposal letter, substantively similar to the letter submitted to the Company's board of directors on February 10, 2014.

        On February 10, 2014, AGHL submitted to the board of directors of the Company a preliminary non-binding proposal (the "Proposal Letter") to acquire all of the outstanding Ordinary Shares for $5.25 in cash per Ordinary Share (or $21.00 in cash per ADS) other than any Shares beneficially owned by the Alibaba Group (the "Proposal"). In the Proposal Letter, AGHL set forth its views regarding the competitive challenges facing the Company and that AGHL is uniquely positioned to offer superior value to the Company's shareholders based on the Alibaba Group's complementary, rather than competitive, business strategies and the potential synergies from a full combination. The Proposal Letter noted that, under the Investment Agreements, Merger Sub had a right of first refusal with respect to certain strategic transactions that involve the Company or its subsidiaries, including any merger or sale of the Company, and that AGHL was interested only in pursuing the proposed acquisition and that Merger Sub did not intend to sell its stake in the Company to any third party. The Proposal Letter also highlighted that AGHL intended to fund 100% of the cash consideration that would be payable in the acquisition from AGHL's cash on hand. During a telephonic meeting on the same day, a representative of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), the Company's outside U.S. legal counsel, provided the board of directors (without the participation of Messrs. Tsai and Wu) with an overview of the procedures, process and duties of directors under applicable law in connection with the Proposal Letter and the possibility of establishing a committee of independent directors to evaluate the Proposal.

        Later that day, the Alibaba Group filed with the SEC Amendment No. 1 to its Schedule 13D (the "Schedule 13D Amendment") announcing the submission of the Proposal Letter to the board of directors. According to the Schedule 13D Amendment, as of February 10, 2014, the Alibaba Group beneficially owned approximately 28.3% of the outstanding Shares.

        Also on February 10, 2014, the Company issued a press release regarding its receipt of the Proposal Letter and the transaction proposed therein, and furnished the press release to the SEC as an exhibit to its Current Report on Form 6-K.

        On February 11, 2014, AGHL retained Deutsche Bank AG, Hong Kong Branch and Deutsche Bank Securities Inc. (together, "Deutsche Bank") to act as its financial advisor in connection with the Proposal.

        On February 12, 2014, the board of directors passed unanimous written resolutions to establish a committee of independent directors, consisting of Professor Daqing Qi, Mr. Hongyi Zhou and Mr. Jeffrey Zhijie Zeng, with Professor Qi serving as chairman of the independent committee, and to grant to the independent committee the power to (1) make such investigation of the Proposal, the proposed transaction and any matters relating thereto as the independent committee, in its sole discretion, deems appropriate, (2) evaluate the terms of the Proposal, (3) discuss and negotiate with

Alibaba and its representatives any terms of the proposed transaction and implement the proposed transaction as the independent committee deems appropriate, (4) explore any alternatives to the proposed transaction as the independent committee, in its sole discretion, deems appropriate, including maintaining the Company's current status as a public company, (5) if and when appropriate, negotiate definitive agreements with respect to the proposed transaction, the execution and delivery of any such agreement being subject, however, to the approval of the board of directors, (6) report to the board of directors the recommendations and conclusions of the independent committee with respect to the proposed transaction and any recommendation as to whether the final terms of the proposed transaction are fair to and in the best interests of the shareholders of the Company (other than Merger Sub) and should be approved by the board of directors and, if applicable, by the Company's shareholders, and determinations and recommendations with respect to any other matters requested by the board of directors, and (7) retain, in its sole discretion, and on terms and conditions acceptable to the independent committee, such advisors, including legal counsel, financial advisors and outside consultants, as the independent committee in its sole discretion deems appropriate to assist the independent committee in discharging its responsibilities.

        On February 12, 2014, Simpson Thacher provided to Alibaba and Deutsche Bank certain guidelines regarding, among other matters, confidentiality, communications and trading restrictions in connection with the proposed transaction.

        On February 13, 2014, after considering proposals from multiple prospective U.S. legal advisors, the independent committee retained Kirkland & Ellis International LLP ("Kirkland & Ellis") as its U.S. legal advisor. From time to time thereafter, Kirkland & Ellis had discussions with representatives of Travers Thorp Alberga, the Company's Cayman Islands legal counsel, regarding the Proposal, the directors' duties in connection with considering and evaluating the Proposal and other matters of Cayman Islands law that were relevant to the Proposal.

        On February 15, 2014, the independent committee convened an organizational meeting by telephone with representatives of Kirkland & Ellis. During the meeting, Kirkland & Ellis led the independent committee in a discussion of its key duties, responsibilities and guidelines and highlighted to the independent committee members that they should substantively engage with Alibaba only if the independent committee determined to do so following its review of the Proposal, as assisted by its financial and legal advisors. Kirkland & Ellis also discussed with the independent committee certain criteria that the independent committee should consider when evaluating candidates for financial advisor. During the meeting, the independent committee authorized Kirkland & Ellis to contact five of the investment banks that had expressed interest in being considered for the role of financial advisor to the independent committee and to request that they submit detailed proposals, including their qualifications, advisory experience and a fee proposal for consideration by the independent committee.

        The independent committee also discussed draft communications and confidentiality guidelines prepared by Kirkland & Ellis for directors, officers and employees of the Company to follow in light of and in connection with the Proposal and any possible alternative transaction, including guidelines on what information can and should be provided to Alibaba and to third parties involved in or potentially interested in pursuing an alternative transaction, and the circumstances and conditions under which such information should be provided. After discussion, the independent committee decided to provide the guidelines to management. Finally, the independent committee concluded that it was in the best interests of the Company at that stage to enter into a confidentiality agreement with AGHL and authorized Kirkland & Ellis to negotiate a confidentiality agreement with AGHL on behalf of the Company.

        On February 18, 2014, Kirkland & Ellis sent a confidentiality agreement to Simpson Thacher.

        On February 20, 2014, the board of directors (without the participation of Messrs. Tsai and Wu) held a telephonic meeting attended by Kirkland & Ellis. During the board meeting, Mr. Zeng tendered his resignation as a member of the independent committee due to personal reasons. The board of directors then discussed appointing Ms. Zhang to the independent committee in place of Mr. Zeng. The board of directors (without the participation of Messrs. Tsai and Wu) and representatives of Kirkland & Ellis discussed, among other matters, the absence of a conflict of interest of Ms. Zhang with respect to the proposed transaction, including the fact that Ms. Zhang and other members of management of the Company were not being offered any opportunity to roll over their equity in the Company in the proposed transaction and had not entered into to any agreements or arrangements with Alibaba related to employment or compensation following the closing of the proposed transaction. Following these discussions, the board of directors (other than Messrs. Tsai and Wu) resolved to appoint Ms. Zhang as a member of the independent committee.

        On February 21, 2014, after deliberation on the experience, qualifications and reputation of each of the potential financial advisors, the independent committee decided to engage Lazard Asia (Hong Kong) Limited ("Lazard") as its financial advisor. Among the reasons for Lazard's selection were its extensive experience in M&A transactions, including representing special committees in going private transactions, its strong reputation, its significant experience dealing with China-based companies, its lack of existing material relationships with the Company or Alibaba and its ability to interact in both English and Chinese. The independent committee, on behalf of the Company, subsequently entered into an engagement letter with Lazard on February 26, 2014.

        On February 22, 2014, Simpson Thacher contacted Kirkland & Ellis to discuss the confidentiality agreement, to remind the independent committee of Merger Sub's right of first refusal and other veto rights under the Investment Agreements and to reiterate Merger Sub's intent not to sell its stake in the Company to any third party in any alternative transaction.

        On the morning of February 24, 2014, Kirkland & Ellis gave a presentation to Ms. Zhang regarding the duties and responsibilities of the independent committee and its members under applicable law in the context of the proposed transaction.

        Later that morning, the independent committee held a telephonic meeting with representatives of Kirkland & Ellis and Lazard. Kirkland & Ellis reminded the independent committee of its duties and obligations under applicable law in connection with the proposed transaction. Thereafter, the independent committee engaged in a discussion with its advisors regarding establishing a process and adopting a strategy and practices designed to maximize shareholder value in light of the circumstances, including the fact that the Alibaba Group, beneficial owner of approximately 28.3% of the outstanding Shares (as of February 10, 2014), had certain rights under the Investment Agreements and had stated on multiple occasions that it was not interested in any alternative transactions.

        On February 27, 2014, the Company issued a press release regarding formation of the independent committee and the independent committee's appointment of Lazard as its financial advisor and Kirkland & Ellis as its U.S. legal advisor and furnished the press release as an exhibit to its Current Report on Form 6-K.

        On March 1, 2014, representatives of Deutsche Bank contacted representatives of Lazard to discuss, among other matters, Alibaba's views on process and Alibaba's position that the proposed price of $21.00 per ADS offers superior value to the Company's shareholders.

        On March 3, 2014, the independent committee held a telephonic meeting attended by Kirkland & Ellis and Lazard. After a brief update from its advisors regarding ongoing work streams, the independent committee then engaged in a discussion with its financial and legal advisors regarding whether to perform an active market check or otherwise conduct a broader sale process. After a review by Kirkland & Ellis of the independent committee's duties in this regard under applicable law, Lazard then provided the independent committee with an overview of the company's strategic alternatives. After discussion with its legal and financial advisors, and taking into consideration all available facts, including (1) the fact that, given the Alibaba Group's beneficial ownership of approximately 28.3% of the Company's total issued and outstanding Shares (as of February 10, 2014) and contractual right of refusal with respect to certain strategic transactions and veto right with respect to change-of-control transactions with competitors, Merger Sub could effectively block or substantially impede an alternative transaction, (2) the absence of any indication of interest to Lazard or the independent committee by any potential bidder in making an alternative offer since the public announcement of the Proposal Letter on February 10, 2014 and (3) the significant disruption to the operations of the Company that a pre-signing market check may cause, the independent committee concluded that reaching out to third parties to assess their interest in an alternative transaction would be futile and would not be in the best interests of the Company or its shareholders because it would be unlikely to produce a competing offer on terms better than Alibaba's offer and therefore, although the independent committee would not pursue an active market check at that stage, it would remain open to any competing bids received. The independent committee then resolved to seek to negotiate the best deal available with Alibaba.

        Later that day, representatives of Deutsche Bank and representatives of Lazard discussed, among other matters, process and due diligence.

        On March 4, 2014, following prior negotiations between Kirkland & Ellis and Simpson Thacher, the independent committee, on behalf of the Company, entered into a confidentiality agreement with AGHL. Thereafter, Alibaba and its advisors began conducting due diligence on the Company.

        On March 10, 2014, the independent committee held a telephonic meeting with Kirkland & Ellis and Lazard. During the meeting Lazard provided the independent committee with an update on the various workstreams, noting, among other things, that the Company's management was in the process of preparing a set of financial projections.

        Later that day, Simpson Thacher sent an initial draft of the merger agreement to Kirkland & Ellis and contacted Kirkland & Ellis to review certain key provisions in the merger agreement, including the willingness of Alibaba to pay the Company a $40 million reverse termination fee in certain circumstances.

        On March 17, 2014, the independent committee held a telephonic meeting with Kirkland & Ellis and Lazard during which meeting Kirkland & Ellis summarized the draft merger agreement, including, among others things, the ability of Alibaba to terminate the merger agreement by paying a reverse termination fee of $40 million in certain circumstances and the inability of the Company to terminate the agreement if it received a superior proposal following execution of a definitive agreement. After discussion with Kirkland & Ellis and Lazard, and taking into consideration the unlikely event that a superior proposal would be submitted after definitive documents were executed and the totality of deal protection provisions (including a $20 million Company termination fee and the ability of the board of directors of the Company to change its recommendation of a transaction with Alibaba to shareholders of the Company), the independent committee decided to forego the right to terminate the agreement if it received a superior proposal, but insisted that the size of Alibaba's reverse termination fee would need to be increased by a material amount. The independent committee then authorized Kirkland & Ellis to send comments on the merger agreement to Alibaba reflecting its positions, including that Alibaba's reverse termination fee should be $120 million.

        On March 18, 2014, Kirkland & Ellis delivered its initial comments to the merger agreement to Simpson Thacher.

        On March 18, 2014, Simpson Thacher provided to Alibaba a summary of certain key issues raised by the revised draft of the merger agreement, including among other matters a proposed reverse termination fee of $120 million, the addition of termination for failing to close by the termination date as another trigger for payment of the reverse termination fee, the requirement that a "superior proposal" be for 50% or more (rather than 100%) of the Company's equity, the deletion of material breach of the merger agreement by the Company as a trigger for payment of the Company's termination fee, the deletion of the obligation of the Company to reimburse Alibaba's expenses in the event of termination of the merger agreement for failure to obtain shareholder approval of the merger, and the acceleration of all unvested options and restricted share awards upon the closing of the merger.

        On March 19, 2014, representatives of Simpson Thacher contacted representatives of Kirkland & Ellis to discuss certain questions and issues related to the revised draft of the merger agreement.

        On March 21, 2014, the independent committee held a telephonic meeting, at which Ji Ma, the Company's chief financial officer, and Lazard and Kirkland & Ellis were present, to receive a presentation from Mr. Ma regarding management's projections for the Company's future financial performance. During this presentation, Mr. Ma discussed management projections provided for the Company for the fiscal year ending December 31, 2014 through the fiscal year ending December 31, 2023 (which financial projections are summarized under "Special Factors—Certain Financial Projections").

        On March 24, 2014, the independent committee convened a telephonic meeting with Kirkland & Ellis and Lazard during which Lazard provided the independent committee with an overview of its preliminary financial analyses performed to date. Lazard noted that Alibaba's proposed offer price of $5.25 in cash per Ordinary Share (or $21.00 in cash per ADS) was within the range of illustrative implied values per Share or ADS derived from Lazard's preliminary analysis based on information available to it to date. After a lengthy discussion with its advisors regarding Alibaba's offer price, the independent committee instructed its advisors to focus on increasing deal certainty and decided not to ask for a price increase at that time.

        On March 27, 2014, Deutsche Bank and Lazard discussed Alibaba's due diligence progress, transaction process and Alibaba's timetable and process for reaffirming the offer price.

        On March 31, 2014, representatives of each of Alibaba, Simpson Thacher and Deutsche Bank discussed the various key issues in the merger agreement. On April 1, 2014, Simpson Thacher sent a revised draft of the merger agreement to Kirkland & Ellis.

        On April 2, 2014, Simpson Thacher sent an initial draft of a proposed voting agreement to Kirkland & Ellis pursuant to which certain shareholders of the Company would agree to, among other things, vote in favor of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, and against any competing transaction, subject to the terms and conditions set forth in the voting agreement. The voting agreement provided that it would survive for 12 months after termination of the merger agreement and would survive any change of recommendation by the board of directors of the Company.

        On April 3, representatives of Simpson Thacher contacted representatives of Kirkland & Ellis to discuss the open issues with respect to the merger agreement and the voting agreement.

        On April 5, 2014, the independent committee held a telephonic meeting with Kirkland & Ellis and Lazard, during which meeting Kirkland & Ellis summarized the revised draft of the merger agreement, including, among other things, that Alibaba rejected the independent committee's request to raise the size of Alibaba's reverse termination fee above $40 million. Following a discussion with Kirkland & Ellis and Lazard regarding, among other things, Alibaba's proposed price of $5.25 per Ordinary Share ($21.00 per ADS) and the size of the reverse termination fee, the independent committee instructed Kirkland & Ellis to reach out to Simpson Thacher to inform them that the independent committee would require a reverse termination fee of at least $100 million in order to move forward.

        On April 6, 2014, a representative of Kirkland & Ellis communicated the independent committee's position regarding the size of the reverse termination fee to Simpson Thacher, and a representative of Lazard communicated the same position to a representative of Deutsche Bank.

        On April 7, 2014, the independent committee requested, among other things, that Alibaba increase its offer price to $5.50 per share ($22.00 per ADS).

        Also on April 7, 2014, representatives of each of Alibaba, Simpson Thacher and Deutsche Bank discussed the key open issues with respect to the merger agreement, as well as Alibaba's view to maintain its proposed price of $21.00 per ADS.

        Later that day, Simpson Thacher provided to Kirkland & Ellis a summary of Alibaba's positions on the key open issues in the merger agreement, including that Alibaba would accept the independent committee's request for a reverse termination fee of $100 million payable in certain circumstances, would expect the Company termination fee to be increased to $40 million, proposed a termination date of six months from the date of the merger agreement (with a possible extension of up to three months), would require expense reimbursement with a $4 million cap in the event of termination of the merger agreement for failure to obtain shareholder approval of the merger, and would not accelerate all unvested options and restricted share awards upon the closing of the merger, but in accordance with the Company's equity incentive plans, would agree to acceleration of unvested options and restricted share awards under certain circumstances in which an employee's employment was terminated without cause following the closing. Simpson Thacher also communicated to Kirkland & Ellis that Alibaba was not willing to increase its price because Alibaba believes the price offers superior value to the Company's shareholders, particularly in light of recent market movements, trends in the business of the Company and other factors. Separately, Deutsche Bank communicated to Lazard Alibaba's unwillingness to increase its offer price as well as Alibaba's position on the key open issues described above.

        During the evening of April 7, 2014, the independent committee held a telephonic meeting with Kirkland & Ellis and Lazard to discuss Alibaba's responses to the open issues. In consultation with Kirkland & Ellis and Lazard, the independent committee considered the course of dealings with Alibaba and various options available to the Company, including, among other things, responding to Alibaba with a further request for an improved price or other terms, and discussed the best course for maximizing shareholder value under the circumstances. After extensive discussion, the independent committee determined that the likelihood of Alibaba increasing its offer price was low, and therefore, the independent committee instructed Kirkland & Ellis to work with Simpson Thacher to finalize the merger agreement.

        On April 8, 2014, Kirkland & Ellis delivered a revised draft of the merger agreement to Simpson Thacher. Later that day, Simpson Thacher sent to Kirkland & Ellis the list of shareholders that Alibaba proposed would enter into the voting agreement at the time that Alibaba entered into the merger agreement. The shareholders on the list held approximately 26.6% of the total outstanding Shares of the Company entitled to vote as of May 31, 2014.

        Later that night, representatives of Kirkland & Ellis, Simpson Thacher and Deutsche Bank met in Hong Kong to negotiate the merger agreement and the voting agreement. During the meeting, Kirkland & Ellis explained to Simpson Thacher that the independent committee would permit Alibaba to enter into the requested voting agreement with the relevant shareholders only if the voting requirement terminated upon a change in the board's recommendation. Alibaba subsequently agreed to this requirement, and agreed to delete the requirement that the voting agreement survive for 12 months following any termination of the merger agreement.

        During the ensuing days, Kirkland & Ellis and Simpson Thacher continued to negotiate the merger agreement and related documentation.

        On April 11, 2014, the board of directors of the Company (without the participation of Messrs. Tsai and Wu) held a telephonic meeting with Kirkland & Ellis and Lazard. Messrs. Tsai and Wu did not attend, participate in or vote upon any matters discussed during the meeting. Following a recap of previous fiduciary duty presentations by Kirkland & Ellis, Kirkland & Ellis gave an update on the status of the negotiations with Alibaba and summarized for the board the key terms and final resolution of all open items on the merger agreement and other transaction documents. Lazard then made a presentation regarding the Company and Lazard's financial analyses with respect to the consideration that would be paid to the Company's shareholders in the potential merger. Thereafter, Lazard delivered its oral opinion, subsequently confirmed in writing and attached hereto as Annex B, to the independent committee to the effect that, as of April 11, 2014, and based upon and subject to the various assumptions, procedures, factors, limitations and qualifications set forth in Lazard's written opinion, the $5.25 per Ordinary Share (or $21.00 per ADS) to be paid to holders the Company's Ordinary Shares, including Ordinary Shares represented by ADSs (other than the Excluded Shares), in the merger was fair, from a financial point of view, to those holders.

        Messrs. Cheng, Hou and Zeng then left the telephonic board meeting and Professor Qi commenced a telephonic meeting of the Independent Committee. After considering the proposed terms of the merger agreement and the other transaction agreements and the various presentations of Kirkland & Ellis and Lazard, including receipt of Lazard's oral opinion, and taking into account the other factors described below under the headings titled "Reasons for the Merger and Recomendation of the Independent Committee and the Company's Board of Directors" beginning on page 34 and "Position of Alibaba as to the Fairness of the Merger" beginning on page 40, the independent committee then unanimously determined that the merger agreement, plan of merger and the other transactions contemplated by the merger agreement, including the merger, were fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders and declared it advisable for the Company to enter into the merger agreement and the other transaction agreements and recommended that the board of directors adopt a resolution approving and declaring the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the other transactions contemplated by the merger agreement, including the merger.

        Thereafter, Messrs. Cheng, Hou and Zeng rejoined the telephonic meeting and Professor Qi resumed the meeting of the board of directors. The independent committee presented its recommendation to the board of directors. After considering the proposed terms of the merger agreement and the other transaction agreements and the various presentations of Kirkland & Ellis and Lazard, including Lazard's fairness opinion provided to the independent committee, and taking into account the other factors described below under the heading titled "Reasons for the Merger and Recomendation of the Independent Committee and the Company's Board of Directors" beginning on page 34 and "Position of Alibaba as to the Fairness of the Merger" beginning on page 40, the board of directors (without the participation of Messrs. Tsai and Wu) unanimously determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the transactions contemplated thereby, including the merger and directed that the authorization and approval of the merger agreement, the plan of merger and the other transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the other transactions contemplated by the merger agreement, including the merger. See "Reasons for the Merger and Recomendation of the Independent Committee and the Company's Board of Directors" beginning on page 34 and "Position of Alibaba as to the Fairness of the Merger" beginning on page 40, for a full description of the resolutions of the board of directors at this meeting.

        Late in the evening on April 11, 2014, the Company, Parent and Merger Sub executed the merger agreement and issued a press release announcing the execution of the merger agreement.

Reasons for the Merger and Recommendation of the Independent Committee and the Company's Board of Directors

        The Company's board of directors, acting upon the unanimous recommendation of the independent committee, which independent committee acted with the advice and assistance of our management and its independent financial and outside legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

        At a meeting on April 11, 2014, the independent committee unanimously recommended that the Company's board of directors adopt resolutions that:

  •
  determine that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of, the Company and its unaffiliated security holders, and declare it advisable to enter into the merger agreement;

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  authorize and approve the execution, delivery and performance by the Company of the merger agreement and the completion of the transactions contemplated thereby, including the merger; and

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  direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

        On April 11, 2014, with the two directors previously appointed by Merger Sub (Messrs. Joseph C. Tsai and Eddie Wu) not attending, participating or voting upon any matters discussed during the meeting, the Company's board of directors approved and adopted the resolutions recommended by the independent committee. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 59 for additional information.

        In the course of reaching their respective determinations, the independent committee and the Company's board of directors considered the following substantive factors and potential benefits of the merger, each of which the independent committee and the Company's board of directors (without the participation of Messrs. Tsai and Wu) believed supported their respective decisions, but which are not listed in any relative order of importance:

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  the merger consideration offered to the Company's unaffiliated security holders represents a 27.0% premium to the closing price of the ADSs on February 7, 2014, the last trading day prior to February 10, 2014, the date that the Company announced it had received a "going-private" proposal from AGHL, and a premium of 38.5% and 39.8% to the volume-weighted average trading price of our ADSs during the 30 and 60 trading days prior to February 10, 2014, respectively;

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  the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at the per ADS merger consideration of $21.00, as adjusted for present value;

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  the negotiations with respect to the merger consideration and the independent committee's determination that, following extensive negotiations with Alibaba, $5.25 per Ordinary Share or $21.00 per ADS was the highest price that Alibaba would agree to pay, with the independent committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the independent committee and its advisors;

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  the all-cash merger consideration, which will allow the Company's unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;

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  the financial analysis reviewed and discussed with the independent committee by representatives of Lazard, as well as the oral opinion of Lazard to the independent committee on April 11, 2014 (which was subsequently confirmed by delivery of a written opinion of Lazard dated the same date) to the effect that, as of April 11, 2014 and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in Lazard's written opinion, the merger consideration to be paid to the holders of the Ordinary Shares, including Ordinary Shares represented by ADSs (other than the Excluded Shares) in the merger was fair, from a financial point of view, to those holders. Please see "Special Factors—Opinion of the Independent Committee's Financial Advisor" beginning on page 46 for additional information;

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  the belief of the independent committee that the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

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  the absence of a financing condition in the merger agreement;

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  the likelihood and anticipated timing of completing the merger in light of the limited scope of the conditions to completion;

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  the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $100 million termination fee;

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  the Company's ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Company's board of directors that the Company's shareholders vote to authorize and approve the merger agreement;

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  the Company's ability, under certain circumstances, to specifically enforce the terms of the merger agreement; and

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  the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the independent committee, which consists of three directors, none of whom is affiliated with the Alibaba Group or has any interests in the merger different from, or in addition to, those of the Company's unaffiliated shareholders, other than (i) the members' receipt of board and independent committee compensation (which are not contingent upon the completion of the merger or the independent committee's or the board's recommendation of the merger), (ii) the exchange of the restricted share awards held by the two non-executive members of the independent committee for restricted cash awards in the amounts in cash that are the equivalent of the product of $5.25 and the number of Ordinary Shares underlying such restricted share awards, which will vest immediately upon issue of such restricted cash awards, (iii) the cancellation of any unvested options and restricted shares held by management directors and executive officers, including Catherine Qin Zhang (who is serving on the independent committee), and their conversion into restricted cash awards, which will be subject to the same vesting terms applicable to the unvested options or restricted shares, as applicable, from which they were converted and which will, consistent with existing terms of the Company Share Incentive Plans, become fully vested and payable immediately upon any termination without cause of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time of the merger, (iv) the members' indemnification and liability insurance rights under the merger agreement and (v) one independent committee member's expected ongoing employment with the Company; and

        In addition, the independent committee and the Company's board of directors (other than Messrs. Tsai and Wu) believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to the Company's unaffiliated security holders and to permit the independent committee and the Company's board of directors to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

  •
  in considering the merger, the independent committee acted solely to represent the interests of the unaffiliated security holders, and the independent committee had independent control of the extensive negotiations with Alibaba and its legal and financial advisors on behalf of such unaffiliated security holders;

  •
  all of the directors serving on the independent committee during the entire process were and are not affiliated with the Alibaba Group, and none of such directors has any financial interest in the merger that is different from, or in addition to, that of the unaffiliated security holders other than (i) the directors' receipt of board compensation in the ordinary course and the independent committee members' compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the independent committee's or board's recommendation of the merger), (ii) the exchange of the restricted share awards held by the two non-executive members of the independent committee for restricted cash awards in the amounts in cash that are the equivalent of the product of $5.25 and the number of Ordinary Shares underlying such restricted share awards, which will vest immediately upon issue of such restricted cash awards, (iii) the cancellation of any unvested options and restricted shares held by management directors and executive officers, including Catherine Qin Zhang (who is serving on the independent committee), and their conversion into restricted cash awards, which will be subject to the same vesting terms applicable to the unvested options or restricted shares, as applicable, from which they were converted and which will, consistent with existing terms of the Company Share Incentive Plans, become fully vested and payable immediately upon any termination without cause of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time of the merger, (iv) the directors' indemnification and liability insurance rights under the merger agreement, and (v) one independent committee member's expected ongoing employment with the Company;

  •
  following its formation, the independent committee's independent control of the sale process with the advice and assistance of Lazard, as its financial advisor, and Kirkland & Ellis, Travers Thorp Alberga and JunHe Law Offices, as its legal advisors, each reporting solely to the independent committee;

  •
  the independent committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from AGHL and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Company's board of directors for authorization and approval unless the independent committee had recommended such action to the Company's board of directors;

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  the independent committee had the authority to reject the terms of any strategic transaction, including the merger;

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  the independent committee met regularly to consider and review the terms of the merger;

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  the recognition by the independent committee and the Company's board of directors that it had no obligation to recommend the authorization and approval of the proposal from AGHL or any other transaction;

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  the recognition by the independent committee and the Company's board of directors that, under the terms of the merger agreement, it has the ability to consider any unsolicited, written, bona fide proposal regarding a competing transaction reasonably likely to lead to a superior proposal until the date our shareholders vote upon and authorize and approve the merger agreement;

  •
  Upon the unanimous recommendation of the independent committee, the board of directors of the Company may, prior to obtaining the shareholder vote, withhold, withdraw, qualify, amend or modify its recommendation of the merger to the shareholders of the Company with respect to an unsolicited, bona fide written acquisition proposal for a competing transaction that constitutes a "superior proposal" (as defined in the merger agreement) if the independent committee has determined in good faith, upon advice by a financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal and failure to take such action would be reasonably likely to violate the directors' fiduciary duties under applicable law (as defined in the merger agreement and further explained under the caption "The Merger Agreement and Plan of Merger—No Change of Recommendation" beginning on page 89) subject to compliance with the terms and conditions of the merger agreement; and

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  the availability of dissenter rights to the shareholders, other than the Voting Shareholders, who comply with all of the required procedures under the Cayman Companies Law for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

        The independent committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

  •
  the fact that the Company's shareholders will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

  •
  the fact that the Company will not have the ability to terminate the merger agreement in connection with a "superior proposal" (as defined in the merger agreement). See "The Merger Agreement—Acquisition Proposals" beginning on page 88 and "The Merger Agreement and Plan of Merger—Termination of the Merger Agreement" beginning on page 92;

  •
  the fact that the board of directors of the Company will not have the ability to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub (or propose publicly or otherwise to do the same) its recommendation of the merger to the shareholders of the Company in the absence of the Company's receipt of an unsolicited, bona fide written acquisition proposal that constitutes a "superior proposal" (as defined in the merger agreement) and satisfaction of certain other requirements contained in the merger agreement;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the merger, including, among other things, restrictions on: (i) the amendment of the organizational documents of the Company or any of its subsidiaries, (ii) the issuance, sale, pledge or disposal of any securities of the Company or any of its subsidiaries, (iii) the sale, transfer, pledge or disposal of any material property or assets of any subsidiary except in the ordinary course of business or in transactions solely among the Company's wholly-owned subsidiaries or between the Company and its wholly-owned subsidiaries, (iv) the declaration or payment of any dividend, (v) the incurrence of any debt or borrowings (with certain exceptions), (vi) authorize any new capital expenditure or expenditures that is individually in excess of $1 million, unless specifically included in the Company's current budget and operating plan, or in the aggregate in excess of $5 million (including capital expenditures included in such budget and operating plan), (vii) subject to certain exceptions, the grant of severance or termination payments to or any increase in compensation of directors, officers and employees or acceleration of vesting or payment of benefits under an employee benefits plan, (viii) the entry into any settlement agreement with any governmental authority and (ix) entering into, termination or modification of material contracts. See "The Merger Agreement and Plan of Merger—Conduct of Business Prior to Closing" beginning on page 85 for additional information;

  •
  the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

  •
  the Company will be required to, under certain circumstances, pay Parent a termination fee of $40 million in connection with the termination of the merger agreement;

  •
  the fact that the Company's legal remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited, except in certain circumstances, to receipt of a termination fee of $100 million, and that the Company may not be entitled to a termination fee at all if, among other things, the Company's shareholders do not approve the merger agreement at the extraordinary general meeting. See "The Merger Agreement and Plan of Merger—Termination of the Merger Agreement" beginning on page 92 and "The Merger Agreement and Plan of Merger—Termination Fee" beginning on page 93 for additional information;

  •
  the terms of the Voting Shareholders' participation in the merger and the fact that the Voting Shareholders may have interests in the transaction that are different from, or in addition to, those of the Company's unaffiliated security holders, as well as the other interests of the Company's directors and officers in the merger. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 59 for additional information;

  •
  the rights of Parent and Merger Sub under the merger agreement not to consummate the merger and/or to terminate the merger agreement if certain events that are not within our control take place;

  •
  the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on the Company's sales and operating results and the Company's ability to attract and retain key management, marketing and technical personnel; and

  •
  the taxability of an all-cash transaction to the Company's unaffiliated security holders that are U.S. holders as defined below in "Special Factors—Material U.S. Federal Income Tax Consequences."

        The foregoing discussion of information and factors considered by the independent committee and the Company's board of directors is not intended to be exhaustive, but includes the material factors considered by the independent committee and the Company's board of directors (without the participation of Messrs. Tsai and Wu). In view of the wide variety of factors considered by the independent committee and the Company's board of directors (without the participation of Messrs. Tsai and Wu), neither the independent committee nor the Company's board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the independent committee and the Company's board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The independent committee unanimously recommended that the Company's board of directors authorize and approve, and the Company's board of directors (without the participation of Messrs. Tsai and Wu) authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.

        In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the independent committee considered the opinion and related financial analyses presented by Lazard, among other factors. These analyses included, among others, discounted cash flow analysis, comparable companies analysis and precedent transactions analysis. All of the material analyses as presented to the independent committee on April 11, 2014 are summarized below under the caption "Special Factors—Opinion of the Independent Committee's Financial Advisor" beginning on page 49. The independent committee expressly adopted these analyses and the opinion of Lazard, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

        Neither the independent committee nor the Company's board of directors (without the participation of Messrs. Tsai and Wu) considered the liquidation value of Company's assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the independent committee and the board of directors (without the participation of Messrs. Tsai and Wu) believe that the value of the Company's assets that might be realized in a liquidation would be significantly less than its going concern value. The independent committee and the Company's board of directors (without the participation of Messrs. Tsai and Wu) believe that the trading price of the ADSs at any given time represents the best available indicator of the Company's going concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction and did not determine a going concern value for the Company. Each of the independent committee and board of directors (without the participation of Messrs. Tsai and Wu) also considered the historical market prices of our ADSs as described under the caption "Market Price of the Company's ADSs, Dividends and Other Matters—Market Price of the ADSs" beginning on page 71. Each of the independent committee and the board of directors (without the participation of Messrs. Tsai and Wu) considered the purchase prices paid in previous purchases as described under the caption "Transactions in the Shares and ADSs." Neither the independent committee nor the Company's board of directors considered the Company's net tangible book value as a factor. Net tangible book value represents the amount of total consolidated tangible assets less the amount of total consolidated liabilities and non-controlling interests. The independent committee and board of directors (without the participation of Messrs. Tsai and Wu) believe that net tangible book value is not a material indicator of the value of the Company as a going concern. The Company's net tangible book value per Share is $1.96 as of December 31, 2013 and $1.79 as of March 31, 2014. Net tangible book value does not take into account the future prospects of the Company, market conditions or the business risks inherent in competing with larger companies in that industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company's securities that would enable the holder to exercise control of the Company.

        In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and our unaffiliated security holders and its decision to authorize and approve the merger agreement and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by the Company's shareholders, the Company's board of directors (without the participation of Messrs. Tsai and Wu), on behalf of the Company, considered the analysis and recommendation of the independent committee and the factors examined by the independent committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, each of the independent committee and the Company's board of directors (without the participation of Messrs. Tsai and Wu), on behalf of the Company, believes that the merger agreement, the plan of merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and the Company's unaffiliated security holders.

        Except as discussed in "Special Factors—Background of the Merger," "Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and the Company's Board of Directors," and "Special Factors—Opinion of the Independent Committee's Financial Advisor," no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of Alibaba as to the Fairness of the Merger

        Under SEC rules governing "going private" transactions, Alibaba is required to express its belief as to the fairness of the merger to the unaffiliated shareholders of the Company. Alibaba is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Alibaba's view as to the fairness of the merger is not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the merger and to approve and adopt the merger agreement and other transactions contemplated thereby. Alibaba has interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. These interests are described under the caption "Special Factors—Interests of Certain Persons in the Merger—Interests of Continuing Shareholders" beginning on page 59.

        Alibaba believes the interests of the Company's unaffiliated shareholders were represented by the independent committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. Neither Parent nor Merger Sub believes that it or any of its affiliates has or had any fiduciary or other duty to the Company or its shareholders, including with respect to the merger and its terms. Alibaba and its affiliates did not participate in the deliberations of the independent committee regarding, and did not receive any advice from the independent committee's independent legal or financial advisors as to, the fairness of the merger to the Company's unaffiliated shareholders. Furthermore, Alibaba and its affiliates did not undertake a formal evaluation of the fairness of the merger. No financial advisor provided Alibaba or its affiliates with any analysis or opinion with respect to the fairness of the merger consideration to the Company's unaffiliated shareholders.

        Alibaba believes that the merger is substantively fair to the unaffiliated shareholders of the Company based on the factors set forth below, which are not listed in any relative order of importance. This belief is based on Alibaba's knowledge and analysis of available information regarding the Company, discussions with the Company's senior management regarding the Company and its business and the factors considered by, and findings of, the independent committee and the Company's board of directors discussed under the caption "Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and the Company's Board of Directors" beginning on page 34,

  •
  the merger consideration of $5.25 per Ordinary Share or $21.00 per ADS represents a premium of 38.5% and 39.8% to the volume-weighted average trading price of the Company's ADSs during the 30 and 60 trading days prior February 10, 2014, respectively, the date that the Company announced that it had received a "going private" proposal;

  •
  the Company's ADSs traded as low as $10.05 per ADS during the 52-week period prior to April, 11, 2014, the date that the Company announced the execution of the merger agreement;

  •
  the merger consideration of $5.25 per Ordinary Share or $21.00 per ADS represents a premium of 68.0% over the offering price per ADS of $12.50 pursuant to the Company's initial public offering of the Ordinary Shares conducted in July 2010;

  •
  the merger consideration of $5.25 per Ordinary Share or $21.00 per ADS represents a premium of 82.7% and 72.8% over the volume-weighted average price per ADS paid by the Company for market purchases made pursuant to its share purchase programs in 2012 and 2013, in each case, as described under "Transactions in the Shares and ADSs" on page 102;

  •
  the merger consideration of $5.25 per Ordinary Share or $21.00 per ADS represents a premium of 40.0% over the implied price per Share (treating the Preferred Shares on an as-converted basis) of the 28,019,256 Ordinary Shares and 50,409,444 Preferred Shares purchased by Merger Sub on May 16, 2013 for an aggregate price of $294,107,625.00 pursuant to the Investment Agreement;

  •
  notwithstanding that the Lazard's fairness opinion was delivered to the independent committee only and neither Alibaba nor any of its affiliates was entitled to or relied on such opinion, the fact that the independent committee received an opinion from Lazard to the effect that, as of April 11, 2014 and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in Lazard's written opinion, the merger consideration to be paid to the holders of the Ordinary Shares, including Ordinary Shares represented by ADSs (other than the Excluded Shares) in the merger was fair, from a financial point of view, to those holders; and

  •
  the consideration to be paid to the Company's unaffiliated shareholders in the merger is all cash, allowing the Company's unaffiliated shareholders to immediately realize a certain and fair value for all of their Shares and/or ADSs.

        Alibaba did not consider the liquidation value of the Company because Alibaba considers the Company to be a viable going concern and view the trading history of the shares as an indication of the Company's going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the merger. Alibaba did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger. Alibaba did not establish, and did not consider, a going concern value for the shares as a public company to determine the fairness of the merger consideration to the Company's unaffiliated shareholders. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company's Shares, the merger consideration of $5.25 per Ordinary Share or $21.00 per ADS represented a premium to the going concern value of the Company.

        Alibaba is not aware of, and thus did not consider, any firm offers or proposals made by any unaffiliated person, other than Alibaba, during the past two years for (a) the merger or consolidation of the Company with or into another company, or vice versa, (b) an acquisition of the Company, (c) a tender offer or other acquisition of any class of the Company's securities, (d) the sale or other transfer of a material amount of the assets of the Company or (e) a purchase of the Company's securities that would enable the purchaser to exercise control over the Company.

        Alibaba believes that the merger is procedurally fair to the Company's unaffiliated shareholders based on the following factors, which are not listed in any relative order of importance:

  •
  the independent committee, consisting entirely of directors who are not affiliated with the Alibaba Group's, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to decide not to engage in the merger;

  •
  the members of the independent committee do not have any interests in the merger different from, or in addition to, those of the Company's unaffiliated shareholders, other than (i) the members' receipt of board and independent committee compensation (which are not contingent upon the completion of the merger or independent committee's or board's recommendation of the merger), (ii) the exchange of the restricted share awards held by the two non-executive members of the independent committee with the restricted cash awards in the amounts in cash that are the equivalent of the product of $5.25 and the number of Ordinary Shares underlying such restricted share awards, which will vest immediately upon issue of such restricted cash awards, (iii) the cancellation of any unvested options and restricted shares held by management directors and executive officers, including Catherine Qin Zhang (who is serving on the independent committee), and their conversion into restricted cash awards, which will be subject to the same vesting terms applicable to the unvested options or restricted shares, as applicable, from which they were converted and which will, consistent with existing terms of the Company Share Incentive Plans, become fully vested and payable immediately upon any termination without cause of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time of the merger, (iv) the independent committee members' indemnification and liability insurance rights under the merger agreement and (v) one independent committee member's expected ongoing employment with the Company;

  •
  the independent committee retained and was advised by independent legal counsel and a financial advisor, both of whom are experienced in advising committees such as the independent committee in similar transactions;

  •
  the independent committee and the Company's board of directors had no obligation to recommend the adoption of the merger agreement and the other transactions contemplated thereby, including the merger;

  •
  Alibaba did not participate or influence the deliberative process of, or the conclusions reached by, the Company's board of directors or the independent committee or the negotiating positions of the independent committee;

  •
  Mr. Joseph Tsai and Mr. Eddie Wu, the directors of the Company previously appointed by Merger Sub, did not attend meetings, or participate in deliberations or voting, of the Company's board of directors in relation to the merger agreement and the transactions contemplated thereby, including the merger;

  •
  the merger was unanimously approved by the independent committee;

  •
  the merger consideration and other terms and conditions of the merger agreement were the result of negotiations over an extended period of time between Alibaba and the independent committee and their respective legal and financial advisors;

  •
  the independent committee was aware that Parent intended to contemporaneously enter into the merger agreement and the Voting Agreement, and did not authorize the shareholder parties to the Voting Agreement (other than Merger Sub) to enter into such agreement until April 9, 2014, after substantially all of the material terms of the merger agreement had been agreed to;

  •
  under the terms of the merger agreement, in certain circumstances prior to obtaining shareholder approval of the merger, the Company is permitted to furnish information to and participate in discussions or negotiations with persons making acquisition proposals and the board of directors of the Company is permitted to withhold, withdraw, qualify, amend or modify its recommendation of the merger agreement (see "The Merger Agreement and Plan of Merger—Acquisition Proposals" beginning on page 88);

  •
  the merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the merger will be completed and the merger consideration will be paid to the Company's unaffiliated shareholders;

  •
  the merger agreement requires Parent to pay a $100 million reverse termination fee to the Company if the merger agreement is terminated under certain circumstances; and

  •
  under the law of the Cayman Islands, shareholders have the right to dissent from the merger and to receive payment of the fair value of their shares, which if not agreed will be determined by the Grand Court of the Cayman Islands.

        Although Cayman Islands law does not require, and the merger agreement is not subject to, approval by a majority of the unaffiliated shareholders of the Company, as a result of the procedural safeguards described above, Alibaba concluded that the merger is procedurally fair to the unaffiliated shareholders of the Company.

        The foregoing is a summary of the information and factors considered and given weight by Alibaba in connection with its evaluation of the fairness of the merger to the Company's unaffiliated shareholders, which is not intended to be exhaustive, but is believed by Alibaba to include all material factors considered by it. Alibaba did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger to the Company's unaffiliated shareholders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

        Alibaba believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company's unaffiliated shareholders. This belief, however, is not intended to be and should not be construed as a recommendation by Alibaba to any shareholder of the Company as to how such shareholder should vote with respect to the approval and adoption of the merger agreement.

Certain Financial Projections

        The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company's management prepared certain financial projections for the fiscal year ending December 31, 2014 through the fiscal year ending December 31, 2019 for the independent committee and Lazard in connection with the financial analysis of the merger. These financial projections, which were based on Company management's estimates of the Company's future financial performance as of the date provided, were prepared by the Company's management for internal use and for use by Lazard in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles. None of Alibaba, any of its affiliates or Deutsche Bank were provided with, and none of such persons were entitled to or relied on any of these financial projections.

        The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding net revenue, gross profit, EBIT, EBITDA and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

        In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

        Neither the Company's independent registered public accounting firm, Deloitte Touche Tohmatsu Certified Public Accountants LLP, nor any other independent accountants have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective information. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the independent committee and Lazard, and are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favor of approval of the merger agreement or to elect not to seek appraisal for his or her Shares.

        The following table summarizes the financial projections prepared by our management and considered by the independent committee and Lazard in connection with their analysis of the proposed transaction:

	Management Projections
	014E(1)	015E	016E	017E	018E	019E
	(USD, in millions)
Net revenue	114.6	158.1	227.5	389.6	450.6	510.0
% growth		37.9%	43.9%	71.2%	15.6%	13.2%
Gross Profit	47.2	82.0	146.8	301.4	356.2	410.6
% net revenue	41.4%	51.9%	64.5%	77.4%	79.1%	80.5%
EBITDA(2)	(94.8)	(83.6)	(48.4)	152.0	180.8	225.0
% net revenue	(82.6)%	(52.9)%	(21.3)%	39.0%	40.1%	44.1%
Depreciation and Amortization	16.3	17.4	14.0	15.7	15.8	15.5
EBIT(3)	(111.0)	(101.0)	(62.4)	136.3	165.0	209.6
% net revenue	(96.8)%	(63.9)%	(27.4)%	35.0%	36.6%	41.1%
Net income	(114.6)	(107.7)	(72.0)	127.9	175.1	171.2
% net revenue	(100.0)%	(68.1)%	(31.7)%	32.8%	38.9%	33.6%
Capex	51.3	16.3	14.8	13.5	13.8	14.8
% net revenue	44.7%	10.3%	6.5%	3.5%	3.1%	2.9%

(1)
These projections were prepared by our management during the first quarter of the fiscal year ended December 31, 2014. At the time these projections were prepared, the audit for the fiscal year ended December 31, 2014 has not been completed. Accordingly, management estimates for fiscal year ended December 31, 2014 may vary from our audited financial statements.

(2)
"EBITDA" refers to earnings before interest, taxes, depreciation and amortization.

(3)
"EBIT" refers to earnings before interest and taxes.

        EBIT and EBITDA are non-GAAP measures that are used by management as supplemental financial measures to evaluate the Company's operational trends. Neither metric should be relied upon as an alternative to net income. Neither EBIT nor EBITDA is defined under U.S. GAAP and, accordingly, they may not be comparable measurements to those used by other companies.

        NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

        BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

        The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see "Cautionary Note Regarding Forward-Looking Statements" beginning on page 107, and "Item 3. Key Information—D. Risk Factors" included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, incorporated by reference into this proxy statement.

Opinion of the Independent Committee's Financial Advisor

        On April 11, 2014, at a meeting of the independent committee to evaluate the merger, Lazard rendered its oral opinion to the independent committee, subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in Lazard's written opinion, the merger consideration to be paid to the holders of the Company's ordinary shares, including the Company's ordinary shares represented by ADSs (other than Excluded Shares) in the merger was fair, from a financial point of view, to those holders.

        The full text of the Lazard opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion. Shareholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion.

        Lazard's engagement and opinion were for the benefit of the independent committee, in its capacity as such, and its opinion was rendered to the special committee in connection with its evaluation of the merger. Lazard's opinion was not intended to and does not constitute a recommendation to any shareholder as to how the shareholder should vote or act with respect to the merger or any matter relating thereto. Lazard's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, April 11, 2014, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard did not express any opinion as to the price at which our ordinary shares or ADSs may trade at any time subsequent to the announcement of the merger.

        In connection with rendering its opinion described above and performing its related financial analyses, Lazard:

  •
  reviewed the financial terms and conditions of a substantially final draft of the merger agreement;

  •
  reviewed certain publicly available historical business and financial information relating to the Company;

  •
  reviewed various financial forecasts and other data relating to the business of the Company provided to Lazard by management of the Company;

  •
  held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

  •
  reviewed public information with respect to certain other companies in lines of business that Lazard believed to be generally relevant in evaluating the business of the Company;

  •
  reviewed the financial terms of certain business combinations involving companies in lines of business that Lazard believed to be generally relevant in evaluating the business of the Company;

  •
  reviewed historical trading prices and trading volumes of the ADSs; and

  •
  conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

        Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard had not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard's analyses, Lazard assumed, with the consent of the Independent Committee, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

        Lazard was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with the Company. In addition, Lazard's opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the merger.

        In rendering its opinion, Lazard assumed, with the consent of the independent committee, that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of the Company had advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of the Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger will not have an adverse effect on the Company or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in Lazard's opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

        In preparing its opinion, Lazard performed a variety of financial and comparative analyses that it deemed to be appropriate for this type of transaction, including those described below. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete or misleading view of the processes underlying the opinion of Lazard. In arriving at its opinion, Lazard considered the results of all of the analyses as a whole and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

        In its analyses, Lazard considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company or transaction used in Lazard's analyses as a comparison is directly comparable to the Company or the merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Lazard's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, Lazard does not assume any responsibility if future results are materially different from those forecast. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard's analyses and estimates are inherently subject to substantial uncertainty.

        Lazard's opinion was one of many factors taken into consideration by the independent committee in connection with their consideration of the merger. Consequently, the analyses described below should not be viewed as determinative of the opinion of the independent committee with respect to the merger consideration or of whether the independent committee would have been willing to determine that a different merger consideration was fair. The merger consideration to be paid to the holders of our ordinary shares and ADSs pursuant to the merger was determined through arm's length negotiations between the Company and representatives of Parent and was approved by the independent committee and the board of directors of the Company. Lazard did not recommend any specific merger consideration to the independent committee or that any given merger consideration constituted the only appropriate consideration for the merger.

        The following is a summary of the material financial and comparative analyses that were performed by Lazard in connection with rendering its opinion and does not purport to be a complete description of the financial analyses performed by Lazard. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Lazard's financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 4, 2014, and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

        Based upon the financial forecasts provided by management of the Company, Lazard performed a discounted cash flow analysis to determine a range of illustrative net present values per ADS as of December 31, 2013. For purpose of this analysis, Lazard applied discount rates ranging from 13.5% to 15.5%, reflecting an estimate of the Company's weighted average cost of capital, to (i) the estimated unlevered free cash flows of the Company from 2014 through the end of 2023, and (ii) the terminal value of the Company as of the end of 2023 derived by applying perpetuity growth rates ranging from 3.0% to 5.0% to the Company's estimated unlevered free cash flow for 2023. Unlevered free cash flow was calculated as earnings before interest and taxes, less cash-based taxes, plus depreciation and amortization, plus non-cash amortized share-based compensation expenses for unvested stock options as of December 31, 2013, less capital expenditure and less change in working capital. For purposes of its analysis, at the direction of the Company's management and with the consent of the independent committee, Lazard assumed that the Company will not pay share-based compensation in 2014 and thereafter. By adding the Company's net cash, the value of the Company's minority interests in other entities and the value of the Company's equity method investments, each as of December 31, 2013, to the sum of the illustrative present values of future cash flows and terminal values, Lazard derived illustrative equity values of the Company ranging from approximately $1,323.8 million to $1,842.0 million. Lazard then divided this range of illustrative equity values by the number of fully diluted ADSs determined using the treasury method. The foregoing calculations resulted in illustrative present values per ADS ranging from $18.43 to $25.64.

Comparable Companies Analysis

        Lazard reviewed and analyzed certain publicly available market trading data, financial information and valuation metrics of the following groups of selected publicly traded companies and compared such information to the corresponding information for the Company:

  Automotive Navigation/Telematis Service Providers

  •
  Garmin Ltd.
  •
  TomTom NV
  •
  Telenav, Inc.

  US Local Information Providers

  •
  TripAdvisor, Inc.
  •
  Yelp Inc.
  •
  Zillow, Inc.

  US-Listed Chinese Internet Companies

  •
  58.com Inc.
  •
  Youku Tudou Inc.
  •
  Qunar Cayman Islands Limited

        The selected companies were chosen based on Lazard's knowledge of the automotive navigation/telematics and Internet industries. Although none of the selected companies is directly comparable to the Company, the selected companies are publicly traded companies with operations and/or other criteria, such as lines of business, revenue model, markets, business risks, growth prospects, maturity of business and size and scale of business, that Lazard considered generally relevant for purposes of its analysis.

        Based on the closing share price as of April 4, 2014, historical financial information contained in SEC filings and Wall Street research analyst estimates for the selected companies, Lazard calculated, among other things, enterprise value as a multiple of estimated revenue for 2014 and 2015 for each selected company. The results of this analysis are summarized as follows:

Enterprise Value / Revenue
	2014E		2015E
	Mean	Median	Mean	Median
Automotive Navigation/Telematics Providers	1.72x	1.14x	1.70x	1.14x
US Local Information Service Providers	11.09x	11.14x	8.28x	8.24x
US-Listed Chinese Internet Companies	10.05x	12.13x	6.81x	7.52x
US Local Information Providers + US-Listed Chinese Internet Companies	10.57x	11.56x	7.54x	8.22x

        Based on the results of the foregoing analysis and Lazard's professional judgment, Lazard applied multiples ranging from 1.0x to 3.0 to the estimated revenue for the Company's automotive navigation business in 2014 and multiples ranging from 11.0x to 12.0x to the estimated revenue for the Company's mobile and Internet location-based service business in 2014 to derive an illustrative enterprise value of the Company. By adding to the sum of the foregoing results the Company's net cash, the value of the Company's minority interests in other entities and the value of the Company's equity method investments, each as of December 31, 2013, and dividing the results by the number of fully diluted ADSs determined using the treasury method, Lazard derived illustrative implied values per ADS ranging from $11.92 to $14.75.

        In addition, Lazard applied multiples ranging from 1.0x to 3.0 to the estimated revenue for the Company's automotive navigation business in 2015 and multiples ranging from 8.0x to 9.0x to the estimated revenue for the Company's mobile and Internet location-based service business in 2015. Using the same methodologies described above, Lazard derived illustrative implied values per ADS ranging from $15.26 to $18.75.

Precedent Transactions Analysis

        Lazard reviewed and analyzed certain publicly available information relating to the following publicly announced transactions in the automotive navigation/telematics and Internet industries and compared certain financial information and transaction multiples relating to the target companies in those transactions to the corresponding information for the Company:

Date Announced	Acquiror	Target Company
Automotive Navigation/Telematics
06/01/2012	Verizon Communications Inc.	HUGHS Telematics, Inc.
06/29/2011	Intel Corporation	Telmap Ltd.
10/01/2007	Nokia Corporation	NAVTEQ
11/18/2007	TomTom NV	Tele Atlas NV
Consumer Internet
03/12/2012	Youku Inc.	Tudou Holdings Limited
05/17/2011	Tencent Holdings Limited	e-Long, Inc.
05/10/2011	Microsoft Corporation	Skype Global S.a.r.l.

        Although none of the selected transactions or the companies party to the transactions is directly comparable to the proposed merger or to the Company, the selected transactions were chosen because they involved transactions that Lazard considered generally relevant for purposes of its analysis and/or involve publicly traded companies with operations that Lazard considered generally relevant for purposes of its analysis.

        Based on the management forecast for the Company and publicly announced historical financial information for the Company and the target company in each selected transaction, Lazard calculated, among other things, the enterprise value of the Company and each target company, as applicable, as a multiple of such company's revenue for the twelve-month period prior to the date on which the relevant transaction was announced ("LTM"). The results of this analysis are summarized as follows:

Enterprise Value / LTM Revenue
	Mean	Median
Automotive Navigation/Telematics Providers	9.25x	8.88x
Consumer Internet Companies	9.50x	9.89x

        Based on the results of the foregoing analysis and Lazard's professional judgment, Lazard applies multiples ranging from 8.0x to 9.0x to the actual revenue of the Company's automotive navigation business in 2013 and multiples ranging from 9.0x to 11.0x to the estimated revenue for the Company's mobile and Internet location-based service business in 2014, discounted to 2013 value by applying a discount rate of 14.5% based on the fact that the mobile and Internet location-based service business was transitioning from a paid subscription model to an advertisement-based mobile centric model in 2013. By adding to the sum of the foregoing results the Company's net cash, the value of the Company's minority interests in other entities and the value of the Company's equity method investments, each as of December 31, 2013, and dividing the results by the number of fully diluted ADSs determined using the treasury method, Lazard derived illustrative implied values per ADS ranging from $19.48 to $21.37.

Additional Analyses

        The following analyses and information were presented to the independent committee for informational purposes only and were not material to the rendering of Lazard's opinion.

        Analyst Price Targets.    Lazard reviewed target trading prices for the ADS published by Wall Street research analysts as of April 4, 2014. These price targets ranged from $11.00 to $21.00.

        Historical Trading Prices.    Lazard reviewed the historical price performance of the ADS for the 52-week period ending April 4, 2014. During this period the trading prices of the ADS ranged from $10.05 to $21.20. The highest trading price of the ADS reached during the same period prior to the announcement of the Company's receipt of the proposal from AGHL for a going private transaction involving Alibaba was $18.15.

        Premia Paid Analysis.    Lazard performed a premia paid analysis based on the premia paid in previously announced going private transactions involving US-listed companies with business and operations primarily in the PRC in various industries. For purposes of this analysis, Lazard calculated the premia represented by the proposed acquisition price in each of the transactions to the closing price of the applicable target company's shares as of one day prior to the announcement of the receipt of the applicable proposal for a going private transaction, as well as the volume-weighted average trading price ("VWAP") of the applicable target company's shares during the 30-day period prior to the announcement of the receipt of the applicable proposal for a going private transaction. The results of these calculations are summarized as follows:

	Precedent Transactions
Premium to:	Mean	Median
1- Day Prior	32.7%	25.9%
30-Day VWAP	32.4%	29.8%

        Based on the foregoing results and Lazard's professional judgment, Lazard applied premia ranging from 25% to 35% to the unaffected closing price of the ADS of $16.54 on February 7, 2014, the last trading date before information about a potential proposal for a going private transaction involving the Company became public, and derived illustrative prices for the ADSs ranging from $20.68 to $22.33. In addition, Lazard applied premia ranging from 30.0% to 40.0% to the volume-weighted average trading price for the ADS during the 30-day period prior to February 10, 2014, the date on which the Company received the proposal for a going private transaction from AGHL involving Alibaba and derived illustrative prices for the ADSs ranging from $19.80 to $21.32.

Miscellaneous

        Pursuant to the terms of Lazard's engagement letter, the Company has agreed to pay Lazard a fee of $1,500,000, $1,000,000 of which was paid upon Lazard's rendering of its opinion and the remainder of which is contingent upon the closing of the merger. Lazard may also receive an additional fee of $250,000 payable at the discretion of the independent committee upon the closing of the merger. Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard) and their respective affiliates and employees may trade securities of the Company, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Parent and certain of their respective affiliates.

        Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as financial advisor to the special committee because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of the Company.

        Lazard has expressly consented to the inclusion of its opinion and presentation to the independent committee, dated April 11, 2014, as exhibits to the transaction statement on Schedule 13E-3 filed with the SEC in connection with the merger. These materials will also be available for any interested shareholder of the Company (or any representative of a shareholder who has been so designated in writing) to inspect and copy at the Company's principal executive offices during regular business hours. Shareholders of the Company may consider these materials in connection with their evaluation of the merger. However, neither the opinion of Lazard nor its presentation to the independent committee constitutes a recommendation to any shareholder as to how the shareholder should vote or act with respect to the merger or any matter relating thereto.

Alibaba's Purpose of and Reasons for the Merger

        Under SEC rules governing "going private" transactions, Alibaba is required to express its reasons for the merger to the unaffiliated shareholders of the Company. Alibaba is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For Alibaba, the purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's unaffiliated shareholders will be cashed out in exchange for $5.25 per Ordinary Share or $21.00 per ADS, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses.

        Alibaba believes that, as a privately held company, the Company will have greater flexibility to focus on addressing the challenges to the Company's long-term profitability without the constraints caused by the public equity market's valuation of the Company and emphasis on short-term period-to-period performance.

        The Company faces a number of challenges in the market place, including, among others, the following:

  •
  the market for navigation and map applications and services has become increasingly competitive, including several larger, well-capitalized Internet players in the PRC having become major competitors of the Company;

  •
  the Company's mobile business requires continued and significant investment to compete with these competitors;

  •
  the Company's automotive business is facing a more mature and competitive landscape;

  •
  the Company has been experiencing a trend of declining revenues and increasing operating losses;

  •
  monetization and long term success of the Company's various strategic initiatives remain unproven; and

  •
  the Company has been experiencing diminished market perception among the equity research community.

        Responding to these challenges will require tolerance for volatility in the performance of the Company's business and a willingness to make long-term business decisions that carry substantial risks. Alibaba believes that these strategies would be most effectively implemented in the context of a private company structure. Alibaba believes that the Company will benefit from having a strong parent company that is committed to investing in the long-term growth of the business and presenting the Company with significant partnership and synergy opportunities and has complementary, rather than competitive, business strategies. In addition, as a privately held company, the Company will have greater flexibility to make decisions that might negatively affect short-term results. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but which could over the long term lead to a reduction in per share price of its publicly traded equity securities.

        As a privately held company, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act. The need for the management of the Company to be responsive to unaffiliated shareholders concerns and to engage in an ongoing dialogue with unaffiliated shareholders can at times distract management's time and attention from the effective operation and improvement of the business.

        Alibaba decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company, as described above. In the course of considering the going private transaction, Alibaba did not consider alternative transaction structures.

Effect of the Merger on the Company

Private Ownership

        ADSs representing Shares of the Company are currently listed on NASDAQ under the symbol "AMAP." It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly wholly-owned by Parent. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

        At the effective time of the merger, each outstanding Ordinary Share (including Ordinary Shares represented by ADSs), other than the Excluded Shares, will be cancelled in exchange for the right to receive $5.25 in cash without interest, and for the avoidance of doubt, because each ADS represents four Ordinary Shares, each issued and outstanding ADS (other than any ADS that represents Excluded Shares) will represent the right to surrender the ADS in exchange for $21.00 in cash per ADS without interest (less a cancellation fee of up to $5.00 per 100 ADS (or any fraction thereof) pursuant to the terms of the deposit agreement, dated as of June 30, 2010, by and among the Company, the ADS depositary and the holders and beneficial owners of ADSs issued thereunder, or the ADS deposit agreement), in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration.

        At the effective time of the merger, each outstanding vested and unexercised option to purchase Ordinary Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.25 (in the case of an option to purchase Ordinary Shares) or $21.00 (in the case of an option to purchase ADSs) exceeds the exercise price per Ordinary Share or ADS, as applicable, of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Ordinary Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.25 (in the case of an option to purchase Ordinary Shares) or $21.00 (in the case of an option to purchase ADSs) exceeds the exercise price per Ordinary Share or ADS of such unvested option.

        Furthermore, at the effective time of the merger, each outstanding restricted share award granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such restricted share award immediately prior to the effective time of the merger multiplied by $5.25.

        Except as provided under the arrangement with respect to restricted share awards held the Director Parties, any restricted cash awards will be subject to the same vesting terms applicable to the unvested options or restricted share awards from which they were converted, provided that, consistent with the existing terms of the Company Share Incentive Plans, each restricted cash award will become fully vested and payable immediately upon termination without cause of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time of the merger. The restricted cash awards issued to the Director Parties will be fully vested and payable when issued. As soon as practicable after the effective time, each Director Party will be paid a cash amount equal to the product of $5.25 and the number of Ordinary Shares underlying the restricted share awards from which the restricted cash award was converted.

Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company

        If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association in the form attached as Annexure 2 to the plan of merger (which is substantially the form of the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger, except that at the effective time of the merger, the memorandum and articles of association shall refer to the name of the surviving company as "AutoNavi Holdings Limited" and references to the authorized capital will be amended to refer to the authorized capital of the surviving company after the effective time of the merger, as contemplated by the plan of merger.) In addition, the directors of Merger Sub immediately prior to the effective time (identified below in Annex D—"Directors and Executive Officers of each Filing Person") will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will become the officers of the surviving company.

Primary Benefits and Detriments of the Merger

        The primary benefits of the merger to the Company's unaffiliated security holders include, without limitation, the following:

  •
  the receipt by such security holders of $5.25 per Ordinary Share or $21.00 per ADS in cash, representing a premium of 38.5% over the Company's 30 trading day volume-weighted average trading price prior to February 10, 2014, the date that it announced that it had received a "going-private" proposal from AGHL; and

  •
  the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger.

        The primary detriments of the merger to the Company's unaffiliated security holders include, without limitation, the following:

  •
  such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

  •
  in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under "Special Factors—Material U.S. Federal Income Tax Consequences") of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder's Shares or ADSs in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder's aggregate adjusted tax basis in such Shares.

        The primary benefits of the merger to the Company's directors and executive officers include, without limitation, the following:

  •
  the acceleration of the vesting of restricted share awards beneficially owned by Professor Daqing Qi and Hongyi Zhou (both of whom are serving on the independent committee) and Jeffrey Zhijie Zeng provided under the merger agreement;

  •
  the cancellation of any unvested options and restricted shares held by management directors and executive officers, including Catherine Qin Zhang (who is serving on the independent committee), and their conversion into restricted cash awards, which will be subject to the same vesting terms applicable to the unvested options or restricted shares, as applicable, from which they were converted and which will, consistent with existing terms of the Company Share Incentive Plans, become fully vested and payable immediately upon any termination without cause of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time of the merger;

  •
  continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company provided under the merger agreement;

  •
  the aggregate compensation of $70,000 for each of the members of the independent committee in exchange for their services in such capacity (and, in the case of the chairman of the independent committee, aggregate compensation of $100,000) (the payment of which is not contingent upon the completion of the merger or the independent committee's or the board's recommendation of the merger); and

  •
  the expected continuation of service of the executive officers of the Company, including Catherine Qin Zhang, with the surviving company in positions that are substantially similar to their current positions.

        The primary detriments of the merger to the Company's directors and executive officers include, without limitation, the following:

  •
  such directors and officers will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

  •
  in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

        The primary benefits of the merger to Alibaba include the following:

  •
  if the Company successfully executes its business strategies, the value of its equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

  •
  the Company will have more flexibility to change its capital spending strategy and deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

  •
  the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

  •
  there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements. In 2013, such costs that would be reduced as a result of the Company no longer being publicly listed totaled approximately $2.1 million and included, but were not limited to, (i) fees and expenses related to Sarbanes-Oxley compliance and valuation services, (ii) fees and expenses of U.S. securities counsel and investor relations firm, (iii) printing costs and (iv) and directors' and officers' liability insurance. Such cost savings will directly benefit Alibaba following the closing of the merger, and will be recurring in nature if and for so long as the Company remains private.

  •
  To the extent permissible under applicable law, Alibaba will become the beneficiary of the Company's future use of its net operating loss carryforwards, which were valued at approximately $37.4 million as of December 31, 2013, with approximately $36.7 million of such net operating loss carryforwards being provided with valuation allowance as it is more likely than not that certain entities of the Company will not be able to generate taxable income to utilize their deferred tax assets before expiration.

        The primary detriments of the merger to Alibaba include the following:

  •
  all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by Alibaba;

  •
  risks associated with any legal or regulatory proceedings against the Company will be borne by Alibaba;

  •
  the business risks facing the Company, will be borne by Alibaba;

  •
  an equity investment in the surviving company by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

  •
  following the merger, there will be no trading market for the surviving company's equity securities.

Effect of the Merger on the Company's Net Tangible Book Value and Net Earnings

        Following consummation of the merger, Parent will own 100% of the outstanding share capital of the Company and will have a corresponding interest in our net book value and net earnings.

        Our net loss attributable to our shareholders for the fiscal year ended December 31, 2013 was approximately $25.4 million and our net tangible book value as of December 31, 2013 was approximately $524.7 million. Our net loss attributable to our shareholders for the three months ended March 31, 2014 was approximately $46.0 million and our net tangible book value as of March 31, 2014 was approximately $485.9 million.

        The Table below sets out the direct or indirect interest in the Company's net tangible book value and net earnings for Alibaba before and immediately after the merger, based on the historical net tangible book value and net earnings of the Company as of and for the year ended December 31, 2013.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Tangible Book Value		Earnings		Net Tangible Book Value		Earnings
Name	$'000%		$'000%		$'000%		$'000%
Alibaba	151,287	28.8%	(7,315)	28.8%	524,719	100.0	(25,370)	100.0

(1)
Ownership percentages are on an as-converted basis based on 272,019,059 Shares outstanding and entitled to vote as of May 31, 2014.

Plans for the Company after the Merger

        Following the completion of the merger, Parent anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

        Subsequent to the completion of the merger, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

        Alibaba has advised the Company that, except as set forth in this proxy statement, they do not have any current plans, proposals or negotiations that relate to or would result in any of the following:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

  •
  any other material changes in the Company's business, including with respect to the Company's corporate structure or business.

        Subsequent to the completion of the merger, the surviving company's management and board of directors will continuously evaluate and review the surviving company's business and operations and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in "Special Factors—Purposes of and Reasons for the Merger" above, in each case, which they consider to be in the best interests of the surviving company and its shareholders. Alibaba expressly reserves the right to make any changes it deems appropriate to the operation of the surviving company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

        The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The independent committee was formed on February 12, 2014, in response to the receipt of the going private proposal letter from AGHL on February 10, 2014. The independent committee determined that there was no viable alternative to the proposed sale of the Company to Alibaba, and in light thereof, no attempt was made to contact third parties who might otherwise consider an acquisition of the Company. Since the Company's receipt of the proposal letter from AGHL on February 10, 2014, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company's assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The independent committee also took into account that, prior to the receipt of shareholder approval, if the Company received an unsolicited, bona fide written acquisition proposal regarding a competing transaction, the board of directors of the Company may change, withhold, withdraw, qualify, amend or modify its recommendation of the merger to the shareholders of the Company with respect to such acquisition proposal (acting upon the unanimous recommendation of the independent committee) if the independent committee has determined in good faith, upon advice by its financial advisor and outside legal counsel, that such acquisition proposal constitutes a "superior proposal" (as defined in the merger agreement) and that failure to take such action would be reasonably likely to violate the directors' fiduciary obligations under applicable law, subject to conditions set forth in the merger agreement in the merger agreement. In this regard, the independent committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, change its recommendation of the merger to the Company's shareholders).

Effects on the Company if the Merger is not Completed

        If the merger agreement and the plan of merger are not authorized and approved by the Company's shareholders or if the merger is not completed for any other reason, the Company's shareholders will not receive any payment for their Shares or ADSs in connection with the merger nor will the holders of any options or restricted share awards receive payment pursuant to the merger agreement. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ's listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

        Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $40 million, or Parent may be required to pay the Company a termination fee of $100 million, in each case, as described under the caption "The Merger Agreement and Plan of Merger—Termination Fees" beginning on page 93.

        If the merger is not completed, from time to time, the Company's board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company's shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

        The Company and Parent estimate that the total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $1.1 billion, which includes the cash to be paid to the Company's unaffiliated shareholders and holders of other equity-based interests in the merger as well as the related costs and expenses in connection with the merger and the related transactions.

        Parent expects to fund the merger and the related transactions with cash on hand, and will not be seeking financing from any third parties in connection therewith. The merger is not conditioned on available funds or other financing for Parent, and Parent has not made any alternative financing arrangements.

Remedies and Limitations on Liability

        The Company is entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub and to specifically enforce the terms and provisions thereof against Parent and Merger Sub, which remedies are in addition to any other remedy to which the Company is entitled at law or in equity. Other than the equitable remedies described in the foregoing sentence, the Company's right to receive payment of a termination fee from Parent is our sole and exclusive remedy against Parent, Merger Sub and their respective affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform by Parent or Merger Sub under the merger agreement.

        Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity. Other than the equitable remedies described in the foregoing sentence, Parent's right to receive payment of a termination fee from the Company is the sole and exclusive remedy of Parent and Merger Sub against the Company and its affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform under the merger agreement by the Company.

        While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and payment of a termination fee.

Interests of Certain Persons in the Merger

        In considering the recommendation of the independent committee and the Company's board of directors with respect to the merger, you should be aware that the directors and executive officers of the Company have interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company's board of directors and independent committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

  Interests of Continuing Shareholders

        As the result of the merger, Parent will hold 100% of the equity interest in the surviving company immediately following the completion of the merger. Because of Parent's equity interests in the surviving company, it will enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of its investments in the Company, including the amount paid by it as merger consideration to the unaffiliated shareholders in the merger. Parent will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent's investment in the surviving company will be illiquid, with no public trading market for the surviving company's shares and no certainty that an opportunity to sell their shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover their investment.

        The merger may also provide additional means to enhance shareholder value for Parent, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to Parent, such as through dividends or other distributions.

  Shares, Options and Restricted Share Awards Held by Officers and Directors

        As of May 31, 2014, the Company's directors and executive officers, as a group held an aggregate of 55,528,458 Ordinary Shares, outstanding options to purchase 6,661,980 Ordinary Shares and 7,436,200 restricted share awards. Together, as of May 31, 2014, the Ordinary Shares held by such persons represent approximately 28.7% of the total Shares that are subject to purchase as part of the merger. The maximum total amount of all cash payments the Company's directors and executive officers may receive in respect of their Ordinary Shares, vested and unvested options and restricted share awards if the merger is consummated is approximately $340,557,424.50.

        At the effective time of the merger, each outstanding vested and unexercised option to purchase Ordinary Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Ordinary Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.25 (in the case of an option to purchase Ordinary Shares) or $21.00 (in the case of an option to purchase ADSs) exceeds the exercise price per Ordinary Share or ADS of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Ordinary Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.25 (in the case of an option to purchase Ordinary Shares) or $21.00 (in the case of an option to purchase ADSs) exceeds the exercise price per Ordinary Share or ADS of such unvested option.

        Each outstanding restricted share award granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such restricted share award immediately prior to the effective time of the merger multiplied by $5.25.

        Except as provided under the arrangement with respect to restricted share awards held the Director Parties, any restricted cash awards will be subject to the same vesting terms applicable to the unvested options or restricted share awards from which they were converted, provided that, consistent with the existing terms of the Company Share Incentive Plans, each restricted cash award will become fully vested and payable immediately upon termination without cause of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time of the merger. The restricted cash awards to be issued to the Director Parties will be fully vested, exercisable and payable when issued. As soon as practicable after the effective time, each Director Party will be paid a cash amount equal to the product of $5.25 and the number of Ordinary Shares underlying the restricted share awards from which the restricted cash award was converted.

        The table below sets forth, as of May 31, 2014, for each of our directors and officers:

  •
  the number of Ordinary Shares issuable under the outstanding and vested options held by such person;

  •
  the number of Ordinary Shares issuable under, and the exercise price payable per Ordinary Share for, the outstanding and unvested options held by such person;

  •
  the number of restricted share awards held by such person; and

  •
  the total restricted cash award to be received in respect of such unvested options and restricted share awards, calculated by adding (a) the product of (i) the total number of Ordinary Shares subject to unvested options and (ii) the excess of $5.25 over the exercise price of unvested options, and (b) the product of (i) the number of restricted share awards and (ii) $5.25.

Name	Ordinary Shares Issuable Under Vested Options	Ordinary Shares Issuable Under Unvested Options	Exercise Price	Restricted Share Awards	Total Restricted Cash Award
Congwu Cheng	—	362,700	$3.75	2,393,000	$13,107,300
Jun Hou	*	*	*	*	*
Catherine Qin Zhang	—	5,393,700	$3.75	3,017,000	$23,929,800
Jeffrey Zhijie Zeng	*	*	*	*	*
Daqing Dave Qi	*	*	*	*	*
Hongyi Zhou	*	*	*	*	*
Yongqi Yang	*	*	*	*	*
Derong Jiang	*	*	*	*	*
Xiyong Tang	*	*	*	*	*
Ji Ma	*	*	*	*	*
Jun Jin	*	*	*	*	*
All directors and executive officers as a group	—	6,661,980	$3.75	7,436,200	$49,033,020

*
Aggregate vested and unvested options and restricted share awards are less than 1% of issued and outstanding Ordinary Shares as of May 31, 2014.

        After the completion of the merger, the maximum amount of cash payments our directors and executive officers may receive in respect of their Ordinary Shares, vested and unvested options and restricted share awards is approximately $340,557,424.50, including approximately $291,524,404.50 in respect of Ordinary Shares and approximately $49,033,020 in respect of vested and unvested options and restricted share awards.

  Indemnification and Insurance

        Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

  •
  The memorandum and articles of association of the surviving company shall contain provisions no less favorable with respect to exculpation, advancement of expenses and indemnification than are set forth in the memorandum and articles of association of the Company as of the date of the merger agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the effective time of the merger in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time of the merger, were directors or officers of the Company, unless such modification shall be required by law.

  •
  The surviving company will maintain in effect for six (6) years from the effective time of the merger, the current directors' and officers' liability insurance policies maintained by the Company as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger, including acts or omissions occurring in connection with the merger agreement and consummation of the transactions contemplated by the merger agreement, including the merger; provided that the surviving company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided further that the surviving company will not be required to expend in any one year an amount in excess of 250% of the annual premium paid by the Company as of the date of the merger agreement for such insurance. The Company may (and at Parent's request shall) purchase a six-year "tail" prepaid policy prior to the effective time of the merger on terms and conditions no less advantageous to the "indemnified parties" (as defined in the merger agreement) than the existing directors' and officers' liability insurance maintained by the Company.

  •
  From and after the effective time of the merger, the surviving company will comply with all of the Company's obligations and will cause its subsidiaries to comply with their respective obligations to indemnify the present and former directors or officers of the Company or any subsidiaries against any "damages" (as defined in the merger agreement) arising out of or in connection with (a) the fact that such party is or was a director or officer of the Company or such subsidiary, or (b) any acts or omissions occurring or alleged to have occurred prior to or at the effective time of the merger to the extent provided under the Company and its subsidiaries' respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the Cayman Companies Law or any other applicable law.

The Independent Committee

        On February 12, 2014, the Company's board of directors established an independent committee of directors to consider the proposal from AGHL and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The independent committee is composed of directors—Professor Daqing Qi (who is serving as the chairman), Catherine Qin Zhang and Hongyi Zhou. None of such directors are affiliated with the Alibaba Group, and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors' receipt of board compensation in the ordinary course, and the independent committee members' compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the independent committee's or board's recommendation of the merger), (ii) the acceleration of the vesting of restricted share awards held by the two non-executive members of the independent committee upon completion of the merger, (iii) the cancellation of any unvested options and restricted shares held by management directors and executive officers, including Catherine Qin Zhang (who is serving on the independent committee), and their conversion into restricted cash awards, which will be subject to the same vesting terms applicable to the unvested options or restricted shares, as applicable, from which they were converted and which will, consistent with existing terms of the Company Share Incentive Plans, become fully vested and payable immediately upon any termination without cause of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time of the merger, (iv) the directors' indemnification and liability insurance rights under the merger agreement and

(v) one independent committee member's expected ongoing employment with the Company. The Company's board of directors did not place any limitations on the authority of the independent committee regarding its investigation and evaluation of the merger.

        The Company has compensated the members of the independent committee in exchange for their service in such capacity an aggregate amount of $70,000 per member (and, in the case of the chairman of the independent committee, an aggregate amount of $100,000), the payment of which is not contingent upon the completion of the merger or the independent committee's or the board's recommendation of the merger. In addition, as noted above, the restricted share awards held by the Director Parties as of the effective time of the merger will be cancelled at the effective time of the merger and converted into the right to receive restricted cash awards, which will vest as soon as practicable after the closing of the merger. Upon vesting, each Director Party will be paid a cash amount equal to the product of $5.25 and the number of Shares underlying the restricted share awards from which the restricted cash award was converted.

Position with the Surviving Company

        After completion of the merger, it is anticipated that the existing executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

Transactions with Alibaba

        In May 2013, the Company entered into definitive agreements with Merger Sub, pursuant to which Merger Sub purchased 28,019,256 Ordinary Shares and 50,409,444 Preferred Shares, accounting for 28% of the Company's then total issued and outstanding shares on a fully-diluted basis as of the date of the investment, at a consideration of $294 million. The Preferred Shares are convertible into Ordinary Shares at any time. Each Preferred Share is initially convertible into one Ordinary Share.

Investor's Rights Agreement

        In connection with Merger Sub's May 2013 investment in the Company's Ordinary Shares and Preferred Shares, the Company and Merger Sub entered into an investor's rights agreement. The investor's rights agreement provides that, among others things, the Company's board of directors will be comprised of no fewer than five and no more than nine directors, including, depending on the percentage that the Preferred Shares bear to the then capitalization of the Company, either one or two directors designated by holders of the Preferred Shares.

        Under this agreement, holders of Ordinary Shares converted from Preferred Shares are also entitled to certain registration rights, including demand registration, piggyback registration and Form F-3 registration. See "—Registration Rights."

        Merger Sub has preemptive rights with respect to any issuance of securities by the Company, subject to certain exceptions. In addition, Merger Sub, the holder of the Preferred Shares, has a right of first refusal for transaction or a series of transactions involving (i) the sale, transfer, lease or license of material technology of, or disposition of, the Company or any material subsidiary, or substantially all of the assets (including intellectual property assets) of the Company or any material subsidiary, to one or more third persons, (ii) the merger, amalgamation or consolidation of the Company or any material subsidiary with any third person, (iii) the statutory exchange of securities of the Company with a third person or (iv) effect a change of control of the Company.

        The summary of certain provisions of the investor's rights agreement (including the registration rights provisions below) does not purport to be a complete and is qualified in its entirety by reference to the investor's rights agreement, a copy of which is filed as an exhibit to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2013, incorporated by reference into this proxy statement.

Registration Rights

        The Company has granted registration rights to holders of the Company's Preferred Shares in connection with their purchase of Ordinary Shares and Preferred Shares in May 2013. Set forth below is a description of the registration rights granted under the investor's rights agreement.

        Demand Registration Rights.    The holders of at least 15% of registrable securities have the right to demand that the Company files a registration statement covering the offer and sale of their securities as long as the aggregated offering price of the registration exceed $10,000,000. The Company, however, is not obligated to effect a demand registration if, among other things, the Company has already effected one demand registration. The Company has the right to defer filing of a registration statement for up to 90 days if the Company's board of directors determines in good faith that filing of a registration will be materially detrimental to the Company, but the Company cannot exercise the deferral right more than once in any 12-month period. The Company is not obligated to effect more than two demand registrations.

        Form F-3 Registration Rights.    If the Company is eligible to use Form F-3, the holders of registrable securities then outstanding have the right to request that the Company files a registration statement under Form F-3. The Company may defer filing of a registration statement on Form F-3 for up to 90 days if the Company's board of directors determines in good faith that filing such a registration statement will be materially detrimental to us and our shareholders, but the Company cannot exercise the deferral right more than once in any 12-month period. The Company is not obligated to file a registration statement on Form F-3 if, among other things, the Company has already effected two registrations on Form F-3 within a 12-month period preceding the date of the registration request. Such requests for registrations are not counted as demand registrations.

        Piggyback Registration Rights.    If the Company proposes to file a registration statement with respect to an offering of securities of our company, then the Company must use its best efforts to offer each holder of the registrable securities the opportunity to include its shares in the registration statement. Such requests for registrations are not counted as demand registrations.

        Expenses of Registration.    The Company will pay all expenses relating to any demand or piggyback registration, except for underwriting discounts and commissions and certain other costs relating to registration and sale of its shares, unless a registration request is subsequently withdrawn at the request of the holders of the Preferred Shares.

Other Related Party Transactions

        For a description of the Company's related party transactions, please see "Item 7. Major Shareholders and Related Party Transactions" included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, incorporated by reference into this proxy statement. Please see "Where You Can Find More Information" beginning on page 109 for a description of how to obtain a copy of our Annual Report.

        Except for the transactions discussed above under this caption titled "Related Party Transactions" or the arrangements in connection with the merger discussed elsewhere in this proxy statement, during the past two years (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Alibaba Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company's securities; election of the Company's directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of our consolidated revenues with any member of the Alibaba Group, and (iii) none of the Company's executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any member of the Alibaba Group.

Fees and Expenses

        Fees and expenses incurred or to be incurred by the Company and Alibaba in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount (in '000)
Legal fees and expenses	$3,514
Financial advisory fees and expenses	$6,500
Accounting expenses	$90
Independent committee fees	$240
Printing and mailing costs	$55
Filing fees	$146

Total	$10,545

        These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Voting by the Voting Shareholders at the Extraordinary General Meeting

        Pursuant to the Voting Agreement, the Voting Shareholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and against any alternative proposal, at the extraordinary general meeting of the Company. As of May 31, 2014, the Voting Shareholders beneficially owned, in the aggregate, 72,254,458 outstanding Ordinary Shares, which represented approximately 26.6% of the total issued and outstanding Shares entitled to vote.

Litigation Related to the Merger

        We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

        Upon completion of the merger, the Company would cease to be a publicly traded company, and the merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 "Business Combinations," initially at the fair value of the Company as of the date of the closing of the merger, which is the date of the acquisition.

Regulatory Matters

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under the federal securities laws, any antitrust approvals, filings or notices that Parent may specify in writing may be required or advisable in connection with the merger, and the filing of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger.

Dissenter Rights

        Please see "Dissenter Rights" beginning on page 97.

Material U.S. Federal Income Tax Consequences

        The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders (defined below) of Shares or ADSs upon the exchange of Shares or ADSs for cash pursuant to the merger. This discussion does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of Shares or ADSs in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This discussion is not binding on the U.S. Internal Revenue Service, referred to as the "IRS", and the IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge. In addition, this discussion is not a complete description of all the tax consequences of the merger and, in particular, does not address U.S. federal income tax considerations for holders of Shares or ADSs received in connection with the exercise of employee stock options or otherwise as compensation, holders that validly exercise their rights under the law to object to the merger, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks and other financial institutions, tax-exempt entities, broker-dealers, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, holders who are not U.S. Holders, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or holders that hold Shares or ADSs as part of a hedge, straddle, integration, constructive sale or conversion transaction, or holders that actually or constructively own 10% or more of our voting stock). In addition, this discussion does not discuss any consequences to holders of options or warrants to purchase Shares or ADSs, any aspect of state, local or foreign tax law that may be applicable to any holder of Shares or ADSs, any U.S. federal tax considerations other than U.S. federal income tax considerations, or the Medicare tax on net investment income. This discussion assumes that holders own Shares and ADSs as capital assets.

        As used herein, a "U.S. Holder" is any beneficial owner of Shares or ADSs that is (a) a citizen or individual resident of the United States for U.S. federal income tax purposes; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust which (i) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares or ADSs, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of partnership. Any partner of a partnership holding Shares or ADSs is urged to consult its tax advisor.

        We urge holders of Shares and ADSs to consult their tax advisors with respect to the specific tax consequences to them in connection with the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

Consequences of Participation in the Merger

        For U.S. federal income tax purposes, the merger will be treated as a taxable sale of Shares of ADSs for cash. The receipt of cash as consideration in the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares or ADSs for cash will generally recognize gain or loss in an amount equal to the difference between (a) the amount of cash received and (b) such U.S. Holder's adjusted tax basis in the Shares or ADSs exchanged therefor.

        Any gain or loss recognized by U.S. Holders will generally be treated as United States source gain or loss. However, in the event that we are deemed to be a PRC "resident enterprise" under the PRC tax law, gains from the disposition of the shares may be subject to tax in the PRC. In that event, a U.S. Holder may be eligible for the benefits of the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People's Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, referred to as the "Treaty"). Under the Treaty, if any PRC tax were to be imposed on any gain from the disposition of Shares or ADSs, the gain may be treated as PRC source income. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of Shares or ADSs, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

        A non-United States corporation, such as the Company, will be treated as a "passive foreign investment company" (a "PFIC"), for U.S. federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of "passive" income (the "Income Test") or (ii) 50% or more of the quarterly average of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and a company's unbooked intangibles associated with active business activities may generally be categorized as active assets. In estimating the value of its unbooked intangibles, the Company has taken into account its market capitalization. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. A non-United States corporation will be treated as owning a proportionate share of the assets and income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.

        Based on the price of the Company's ADSs and Shares and the composition of assets (in particular, the retention of a large amount of cash), the Company believe that it is very likely that it was classified as a PFIC for U.S. federal income tax purposes for the taxable year ended December 31, 2013, and based upon the financial information currently available to it, is uncertain whether the Company will be a PFIC for the current taxable year. Based on our current income and assets, and due in part to uncertainty regarding the classification of the Company's goodwill and going concern value following the merger (if completed) it is uncertain whether the Company will be classified as a PFIC for our current taxable year. Because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that the Company is not or will not become classified as a PFIC.

        If the Company is a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares or ADSs and the U.S. Holder has not made a valid "deemed sale" election, mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of Shares or ADSs generally would be allocated ratably over such

U.S. Holder's holding period for the Shares or ADSs. The amount allocated to the taxable year of the disposition and to any year before the Company became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. If a U.S. Holder has made a valid mark-to-market election with respect to its Shares or ADSs, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

        If the Company is a PFIC for the current taxable year or has been a PFIC during any prior year in which a U.S. Holder held Shares or ADSs, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of the Shares or ADSs, reporting gains realized with respect to the Company. The PFIC rules are complex, and each U.S. Holder is urged to consult its tax advisor regarding the applicable consequences of the merger to it if the Company is a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares or ADSs.

        If the Company is not a PFIC for the current taxable year and has not been a PFIC for prior years, recognized gain or loss on the sale of Shares or ADSs will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Shares or ADSs exchanged is greater than one year at the effective time of the merger.

        Long-term capital gains of non-corporate U.S. Holders are subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code.

        If a U.S. Holder acquired different blocks of Shares or ADSs at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares or ADSs.

Information Reporting and Backup Withholding

        A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless he provides his taxpayer identification number in the manner required, certifies that he is not subject to backup withholding, or otherwise complies with the applicable requirements of the backup withholding rules. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders are urged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Material PRC Tax Consequences

        Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of the PRC whose "de facto management bodies" are located in the PRC are considered "resident enterprises," and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council promulgated the Regulation on the

Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Further, on April 22, 2009, the State Administration of Taxation issued a Tax Circular, Guoshuifa 2009 No. 82 on Certain Issues regarding the Determination of Offshore Companies Controlled by PRC Companies as Resident Enterprises pursuant to "De Facto Management Bodies" Standard, or Circular 82, which took effect on January 1, 2008. According to Circular 82, any company established pursuant to laws and regulations other than PRC laws but that is controlled by companies or company groups within China shall be deemed as a resident enterprise for PRC tax purposes if all the following conditions are met: (i) the senior management in charge of the daily operation and management of the company are based within China or the premises where the senior management performs its duties are located within China; (ii) the financial matters (such as raising funds, financing or financial risk management) and human resources matters (such as appointment and dismissal of employees or their payrolls) are decided by companies or individuals within China or require approval from companies or individuals within China; (iii) primary property, books and accounts, company seals and board and shareholder meeting minutes are kept or placed within China; and (iv) 50% or more of the directors with voting rights or senior management habitually reside within China. According to Circular 82, in determining the location of de facto management, the principle of "substance over form" should be followed. Although Circular 82 was issued to regulate the PRC tax resident judgment of companies established overseas and controlled by PRC companies, which is not applicable in our case, the criteria in Circular 82 may be used as a reference for the State Administration of Taxation's view on this issue. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized by a "non-resident enterprise" from transfer of its equity in a resident enterprise, provided that the "non-resident enterprise" (i) does not have an establishment or place of business in the PRC or (ii) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC.

        In addition, under the PRC Individual Income Tax Law, a PRC resident who disposes of an asset in or outside of China is subject to PRC income tax at the rate of 20%; and a non PRC resident who disposes of an asset in China is also subject to the same tax rate (subject to applicable tax treaty relief, if any).

        The EIT Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to resident enterprise issues. Therefore, there is uncertainty regarding whether PRC tax authorities would deem the Company to be a resident enterprise. However, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents. The Company does not believe that the Company, its wholly-owned subsidiary AutoNavi International Limited or AutoNavi Asia Limited meets all of the conditions above. The three aforementioned entities are holding companies incorporated outside of the PRC, and their key assets and records, including accounting books, company seals, and minutes and files of their respective board and shareholders' meetings, are located and maintained outside of the PRC. In addition, the Company is not aware of any offshore holding companies with a similar corporate structure as the Company's ever having been deemed a PRC "resident enterprise" by the PRC tax authorities. Therefore, the Company believes that none of the three aforementioned offshore entities should be treated as a "resident enterprise" for PRC tax purposes if the criteria for "de facto management body" were deemed applicable to the Company. Due to the aforementioned uncertainty, the Company cannot assure you, however, that it will not be deemed to be a resident enterprise under the EIT Law and its implementation rules.

        In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises' Equity Transfer Income, or Circular 698, issued by the State Administration of Taxation, which became effective retroactively as of January 1, 2008, and the Bulletin on Certain Issues regarding Administration of Income Tax on Non-resident Enterprises, or Bulletin 24, which was issued by the State Administration of Taxation and became effective as of April 1, 2011, if any non-resident enterprise transfers equity of a resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless the amount of the equity interest to be transferred and the transfer price are determined pursuant to standard trading rules of a public security market other than being determined by the purchaser and the seller by mutual agreement prior to such transactions. According to Circular 698 and Bulletin 24, where the non-resident enterprise indirectly holds and transfers equity of a resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (i) an effective tax rate imposed on the gain from such equity transfer of less than 12.5% or (ii) a tax exemption for the foreign-sourced income arising out of such equity transfer, the non-resident enterprise is required to file with the relevant PRC taxation authorities certain information regarding the transfer. If the local PRC taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, deem the indirect transfer arrangement to be mainly for the purpose of PRC tax avoidance, then they have the power to re-characterize the offshore share transfer transaction, deny the existence of the offshore holding company, and impose a 10% income tax on the gain from such offshore share transfer after a review and approval by the State Administration of Taxation.

        There has not been a definitive determination on whether a purchase or sale of a public company's shares or ADSs would be subject to Circular 698. Parent is entitled under the merger agreement to deduct and withhold from the merger consideration otherwise payable pursuant to the merger agreement such amounts that are required to be deducted and withheld pursuant to any provision of tax law, including Circular 698, with respect to awards made under the Company Share Incentive Plans.

        You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares and ADSs under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any original transaction documents, including the merger agreement, are brought to or executed in or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the plan of merger and fees will be payable in respect of the publication of notice of the merger in the Cayman Government Gazette.

MARKET PRICE OF THE COMPANY'S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

        The following table provides the high and low sales prices for our ADSs on the Nasdaq Global Select Market ("NASDAQ") under the symbol "AMAP," for each quarter during the past two years:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2012
First quarter	13.54	9.50
Second quarter	13.46	9.38
Third quarter	13.46	11.20
Fourth quarter	12.68	9.65
2013
First quarter	12.66	9.90
Second quarter	15.19	10.05
Third quarter	17.95	11.24
Fourth quarter	18.20	13.51
2014
First quarter	21.20	13.60
Second quarter (through June 12, 2014)	20.95	19.85

        On February 7, 2014, the last trading day immediately prior to the Company's announcement on February 10, 2014 that it had received a going private proposal, the reported closing price of our ADSs on NASDAQ was $16.54 per ADS. The merger consideration of $5.25 per Ordinary Share, or $21.00 per ADS, represents a premium of 27.0% over the closing price of $16.54 per ADS on February 7, 2014, and a 38.5% premium over the Company's 30 trading day volume-weighted average closing price as quoted by NASDAQ on February 7, 2014. On June 12, 2014, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of our ADSs were $20.89 and $20.86, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

        We did not pay any dividends in the last two years.

        Under the terms of the merger agreement, the Company is not permitted to pay any dividends or repurchase any of its Shares pending consummation of the merger.

        We are a holding company with no operations of our own. We conduct our operations in the PRC primarily through our indirect wholly-owned subsidiary, our two consolidated variable interest entities, and the subsidiaries of these entities in the PRC. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our PRC subsidiaries and license and service fees paid by our PRC consolidated variable interest entities. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. In addition, our PRC subsidiaries and consolidated variable interest entities are required to set aside certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies.

        In accordance with the relevant PRC laws and regulations, our entities in the PRC are required to provide for certain statutory reserves, which are appropriated from net profit as reported in accordance with PRC accounting standards. Our entities in the PRC are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital. Appropriations to other types of reserves in accordance with relevant PRC laws and regulations are to be made at the discretion of the board of directors of each of our entities in the PRC. The statutory reserves are restricted from being distributed as dividends under PRC laws and regulations.

        As a result of these PRC laws and regulations and the requirement that distributions by our entities in the PRC can only be paid out of distributable profits reported in accordance with PRC accounting standards, our entities in the PRC are restricted from transferring a portion of their net assets to our Cayman Islands holding company. The restricted amounts include the paid-in capital and the statutory reserves of our entities in the PRC.

        Furthermore, cash transfers from our PRC subsidiaries to our subsidiaries outside of the PRC are subject to PRC government control of currency conversion. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and consolidated variable interest entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Any failure by any of our shareholders or any beneficial owner of our Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in us could also subject us to legal sanctions, including a restriction on our PRC subsidiaries' ability to distribute dividends to us. As a result of the foregoing restrictions on our PRC subsidiaries and PRC operating affiliates, our ability to pay dividends on our Shares, or indirectly on our ADSs, could be significantly limited.

        Pursuant to the PRC Enterprise Income Tax Law, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in the PRC to its foreign investors will be subject to withholding tax at a rate of 10%, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. If our Hong Kong subsidiary is considered a non-PRC resident enterprise and holds at least 25% of the equity interest of AutoNavi Information Technology Co., Ltd. ("AutoNavi Technology"), dividends that it receives from AutoNavi Technology may be subject to withholding tax at a preferential rate of 5% under the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion, effective on January 1, 2007, upon receiving approval from the local tax authority. However, if our Hong Kong subsidiary is not considered to be the beneficial owner of such dividends under a tax notice promulgated on October 27, 2009, such dividends would be subject to withholding tax at a rate of 10%. See "Item 3. Key Information—D. Risk Factors-Risks Relating to the People's Republic of China—Our global income or the dividends that we may receive from our PRC subsidiary may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which would have a material and adverse effect on our results of operations" in our Annual Report on Form 20-F for the year ended December 31, 2013, which is incorporated herein by reference.

THE EXTRAORDINARY GENERAL MEETING

        We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company's board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

        The extraordinary general meeting will be held on July 16, 2014, at 10:00 a.m. (Hong Kong Time) at 42/F, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

        At the meeting, you will be asked to consider and vote upon:

  •
  as a special resolution:

  THAT the agreement and plan of merger dated as of April 11, 2014 (the "merger agreement") among Alibaba Investment Limited ("Parent"), Ali ET Investment Holding Limited ("Merger Sub") and the Company (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the "plan of merger" being substantially in the form attached as Annex A to this proxy statement) among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger (the "merger"), be and are hereby authorized and approved; and

  •
  as an ordinary resolution:

  THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

        If the merger is completed, at the effective time of the merger, each outstanding Ordinary Share (including Ordinary Shares represented by ADSs), other than the Excluded Shares, will be cancelled in exchange for the right to receive $5.25 in cash without interest, and for the avoidance of doubt, because each ADS represents four Ordinary Shares, each issued and outstanding ADS (other than ADS that represents Excluded Shares), will represent the right to surrender the ADS in exchange for $21.00 in cash per ADS without interest (less a cancellation fee of up to $5.00 per 100 ADS (or any fraction thereof) pursuant to the terms of the deposit agreement), in each case, net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. At the effective time, all of the Shares will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the Cayman Companies Law. Each Excluded Share other than Dissenting Share will be cancelled for no consideration. At the effective time, each outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $1.00 per share, of the surviving company.

The Company's Board's Recommendation

        The Company's board of directors (without the participation of the two directors appointed by Merger Sub), acting upon the unanimous recommendation of the independent committee of the Company's board of directors:

  •
  determined that it is fair to and in the best interests of the Company and its shareholders (other than holders of Excluded Shares), and declared it advisable, to enter into the merger agreement;

  •
  authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

  •
  resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company; and

  •
  recommends that the shareholders vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

Quorum

        One or more shareholders holding not less than an aggregate of one-third of all voting share capital of the Company in issue present in person or by proxy and entitled to vote on the Share record date will constitute a quorum.

Record Date; Shares and ADSs Entitled to Vote

        You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on July 2, 2014, the Share record date for voting at the extraordinary general meeting. If you own ADSs as of the close of business in New York City on June 13, 2014, the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Ordinary Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 3:00 p.m. (New York City Time) on July 11, 2014 in order to ensure your Ordinary Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Ordinary Shares prior to the close of business in the Cayman Islands on July 2, 2014. If you wish to cancel your ADSs for the purpose of voting Ordinary Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on June 26, 2014 together with (a) delivery instructions for the corresponding Ordinary Shares (name and address of person who will be the registered holder of Ordinary Shares), (b) payment of the ADS cancellation fees (up to $5.00 per 100 ADSs (or any fraction thereof) to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Ordinary Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Deutsche Bank AG, Hong Kong Branch, the custodian holding the Ordinary Shares, to transfer registration of the Ordinary Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Ordinary Shares in your name, you wish to receive a certificate evidencing the Ordinary Shares registered in your name, you will need to request the registrar of the Ordinary Shares to issue and mail a certificate to your attention. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be approximately 272,019,059 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the share record date, the deadline for you to lodge your proxy card and vote is July 14, 2014 at 10:00 a.m. (Hong Kong Time). Please see "Procedures for Voting" below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company's ADSs would continue to be listed on NASDAQ. The Company's Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $5.00 per 100 ADSs (or any fraction thereof) issued) and any applicable share transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Vote Required

        Under the Cayman Companies Law and the merger agreement, we cannot complete the merger unless the merger agreement, the transactions contemplated by the merger agreement, including the merger, are adopted by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. As of May 31, 2014, the Voting Shareholders beneficially owned, in the aggregate, 72,254,458 Ordinary Shares, which represented approximately 26.6% of the total issued and outstanding Shares entitled to vote. Pursuant to the terms of the Voting Agreement, these Ordinary Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. In addition, as of May 31, 2014, the Alibaba Group beneficially owned 78,428,700 Shares, which represented approximately 28.8% of the total issued and outstanding Shares entitled to vote. Pursuant to the terms of the merger agreement, Merger Sub will vote these Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of May 31, 2014, shareholders other than the Voting Shareholders and Merger Sub owned approximately 121,335,901 Ordinary Shares entitled to vote and, based on the number of Shares outstanding as of May 31, 2014, approximately 30,662,881 of these Ordinary Shares entitled to vote (representing approximately 11.3% of the total outstanding Shares entitled to vote) must be voted by the shareholders (other than the Voting Shareholders and Merger Sub) in favor of the proposal in order for the merger to be approved, assuming all such shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 103 for additional information.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

        Only holders of Shares entered in the register of members of the Company at the close of business in the Cayman Islands on July 2, 2014, the Share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10:00 a.m. on July 14, 2014 (Hong Kong Time).

        Holders of ADSs as of the close of business on June 13, 2014 (New York City Time), the ADS record date, will receive the final proxy statement and ADS voting instruction card either directly from the Company's ADS depositary (in the case of holders of ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in the form of ADRs). Holders of ADSs as of the close of business on June 13, 2014 (New York City Time), cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Ordinary Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instruction card no later than 3:00 p.m. (New York City Time) on July 11, 2014. The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Ordinary Shares represented by ADSs in accordance with your voting instructions.

        Holders of ADSs may vote at the extraordinary general meeting if they cancel their ADSs and become a holder of Ordinary Shares by the close of business in the Cayman Islands on July 2, 2014. ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation prior to the close of business in New York City on June 26, 2014 and complete certain other procedures required by the ADS depositary. Persons who hold ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

        Persons holding ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

        Each ADS represents four Ordinary Shares. As of May 31, 2014, there were 278,502,027 Shares issued and outstanding (including Ordinary Shares represented by ADSs), 272,019,059 of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described above. As of May 31, 2014, there were 30,542,904 ADSs outstanding; subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the extraordinary general meeting.

        Persons who have acquired Shares and whose names are entered in the Company's register of members before the close of business in the Cayman Islands on July 2, 2014 will receive the proxy form (including the voting material) before the extraordinary general meeting, and persons who are ADS holders as of the close of business on June 13, 2014 (New York City Time) will receive the ADS voting instruction card from the ADS depositary before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business in the Cayman Islands on July 2, 2014 may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Proxy Holders for Registered Shareholders

        Shareholders registered in the register of members of the Company as of the Share record date who are unable to participate in the extraordinary general meeting may appoint another shareholder, a third party or the chairman of the meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the meeting as proxy holder will vote in favor of the merger according to the recommendation of the board of directors of the Company. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the meeting as proxy holder will vote in accordance with the position of the board of directors of the Company.

Voting of Proxies and Failure to Vote; Discretionary Proxy of the Company Under the Deposit Agreement

        All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

        If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote any Ordinary Shares represented by the holder's ADSs, or no instructions are received by the ADS depositary from an ADS holder with respect to any Ordinary Shares represented by the holder's ADSs on or before the ADS record date, then such holder may, under the terms of ADS depositary agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a person designated by the Company, which shall be a member of the independent committee of the board of directors (the "Designee"). Unless the Company notifies the ADS depositary that there exists substantial opposition against the outcome for which the Designee would otherwise vote at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of ADSs or on the holders of Ordinary Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Ordinary Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting.

Revocability of Proxies

        Registered holders of our Shares may revoke their proxies in one of three ways:

  •
  first, a registered shareholder may revoke a proxy by written notice of revocation given to the Company before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to AutoNavi Holdings Limited, 16/F, Section A, Focus Square, No 6. Futong East Avenue, Wangjing, Chaoyang District, Beijing 100102, The People's Republic of China;

  •
  second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

  •
  third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

        If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder's Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

        Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 3:00 p.m. (New York City Time) on July 11, 2014. A holder of ADSs can do this in one of two ways:

  •
  first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; or

  •
  second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

        If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

        Shareholders who hold their Shares in their own name at the time when the vote on the merger is taken will have the right to dissent from the merger and receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law, a copy of which is attached as Annex C to this proxy statement, for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE ORDINARY SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE ORDINARY SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING ORDINARY SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE ORDINARY SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON JUNE 26, 2014, AND BECOME REGISTERED HOLDERS OF ORDINARY SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON JULY 2, 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE ORDINARY SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY'S ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY'S ORDINARY SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER ORDINARY SHARES ON A STOCK EXCHANGE, SUCH

FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER ORDINARY SHARES INTO THE COMPANY'S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $5.00 PER 100 ADSS (OR ANY FRACTION THEREOF) ISSUED) AND ANY APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

Whom to Call for Assistance

        If you have any questions or need assistance in voting your Shares or ADSs, you can contact Investor Relations, AutoNavi Holdings Limited, at +86-10-8410-7883 or at ir@autonavi.com.

Solicitation of Proxies

        The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies. Instead, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of the Company's Shares and in obtaining voting instructions from those owners. The Company will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

        We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

        This section of the proxy statement describes the material terms of the merger agreement and the plan of merger but does not purport to describe all of the terms of the merger agreement and the plan of merger. The following summary is qualified in its entirety by reference to the complete text of the merger agreement and the plan of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger. This description of the merger agreement and the plan of merger have been included to provide you with information regarding their terms.

  Structure and Completion of the Merger

        The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company as the surviving entity of the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the fifth business day immediately after all of the closing conditions have been satisfied or waived, except that, notwithstanding the satisfaction or waiver of the closing conditions, if Parent has made a filing with an antitrust authority for which it has not received consent or approval for the merger from such authority, Parent and Merger Sub will not be required to effect the closing until the third business day following receipt by Parent of approval or consent to the merger from such governmental authority pursuant to such filing. At the closing, Merger Sub and the Company will execute the plan of merger and register the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective on the date specified in the plan of merger.

        We expect that the merger will be completed during the third quarter of 2014, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

  Memorandum and Articles of Association; Directors and Officers of the Surviving Company

        At the effective time of the merger, the memorandum and articles of association in the form attached as Annexure 2 to the plan of merger (which are substantially in the form of the memorandum and articles of association of Merger Sub, as in effect at the effective time of the merger, except that the memorandum and articles of association will refer to the name of the surviving company as "AutoNavi Holdings Limited") will be the memorandum and articles of association of the surviving company. The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will become the officers of the surviving company.

  Merger Consideration

        At the effective time of the merger, each issued and outstanding Ordinary Share, other than the Excluded Shares, will be cancelled in exchange for the right to receive $5.25 in cash, without interest and net of any applicable withholding taxes. Each outstanding ADS, other than any ADS that represents Excluded Shares, will represent the right to surrender the ADS in exchange for $21.00 in cash (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement) without interest and net of any applicable withholding taxes.

        The Excluded Shares (including ADSs that represent Excluded Shares but excluding the Dissenting Shares) will be cancelled for no consideration. Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Companies Law. Please see "Dissenter Rights" beginning on page 97 for additional information.

        At the effective time of the merger, each outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $1.00 per share, of the surviving company.

  Treatment of Share Options

        At the effective time of the merger, each outstanding vested and unexercised option to purchase Ordinary Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Ordinary Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount, if any, by which $5.25 (in the case of an option to purchase Ordinary Shares) or $21.00 (in the case of an option to purchase ADSs) exceeds the exercise price of such vested option.

        At the effective time of the merger, each outstanding unvested option to purchase Ordinary Shares or ADSs granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares or ADSs underlying such option immediately prior to the effective time of the merger multiplied by the amount, if any, by which $5.25 (in the case of an option to purchase Ordinary Shares) or $21.00 (in the case of an option to purchase ADSs) exceeds the exercise price of such unvested option. Such restricted cash awards will be subject to the same vesting terms applicable to the unvested options from which they were converted, except that each restricted cash award will become fully vested and payable and be released from any restriction on transfer and repurchase or forfeiture rights immediately upon termination of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time without cause. On the date that the unvested options would have become vested without giving effect to the merger, the corresponding portion of the restricted cash awards will be delivered to the holder of the restricted cash awards, less any applicable withholding taxes.

  Treatment of Restricted Share Awards

        At the effective time of the merger, each outstanding restricted share award granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such restricted share award immediately prior to the effective time of the merger multiplied by $5.25. On the date that the unvested restricted share awards would have become vested without giving effect to the merger, the corresponding portion of the restricted cash awards will be delivered to the holder of the restricted cash awards, less any applicable withholding taxes.

        Such restricted share awards will be subject to the same vesting terms applicable to the restricted share awards from which they were converted, except that (i) each restricted cash award will become fully vested and payable and be released from any restriction on transfer and repurchase or forfeiture rights immediately upon termination of the holder's employment with the surviving company or any of its subsidiaries within twelve (12) months of the effective time without cause and (ii) each restricted cash award issued to the Director Parties will become fully vested and payable when issued and the Company will pay all to each Director Party a cash amount equal to the product of $5.25 and the number of Ordinary Shares underlying the restricted share awards from which the restricted cash awards were converted.

        At the effective time, all Company Share Incentive Plans and all relevant award agreements applicable to the Company Share Incentive Plans will be terminated. In addition, each option, whether or not vested, and restricted share award that is outstanding and unexercised, at the effective time will be cancelled.

  Exchange Procedures

        Prior to the effective time, Parent will deposit with the paying agent for the benefit of the holders of the Ordinary Shares and the ADSs (other than Excluded Shares) and vested options to purchase Ordinary Shares or ADSs in an amount sufficient to pay the merger consideration. As promptly as practicable after the effective time, the paying agent will mail to each registered holder of Ordinary Shares entitled to receive the per share merger consideration (a) a form of letter of transmittal specifying how the delivery of the merger consideration to registered holders of the Ordinary Shares (other than Excluded Shares) will be effected and (b) instructions for effecting the surrender of any share certificates in exchange for the applicable merger consideration. Upon surrender of a share certificate or a declaration of loss, each registered holder of Ordinary Shares will receive an amount equal to (a) the number of Ordinary Shares multiplied by (b) the per Ordinary Share merger consideration.

        As promptly as reasonably practicable after the effective time of the merger, the paying agent will transmit to the ADS depositary a cash amount equal to (a) the number of ADSs issued and outstanding (other than ADSs representing Excluded Shares), multiplied by (b) the per ADS merger consideration. The ADS depositary will distribute the merger consideration for the ADSs (less cancellation fees of up to $5.00 per 100 ADSs (or fraction thereof) pursuant to the terms of the ADS deposit agreement) to ADS holders pro rata to their holdings of ADSs immediately prior to the effective time, without interest and net of any applicable withholding taxes, upon surrender by them of the ADSs. The ADS holders will pay any applicable fees, charges and expenses of the ADS depositary and government charges due to or incurred by the ADS depositary in connection with the distribution of the ADS merger consideration.

  Representations and Warranties

        The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure schedules delivered by the Company and Parent in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to the date of the merger agreement (subject to certain limitations).

        The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  •
  due organization, valid existence and, where applicable, good standing of the Company and each of its subsidiaries; authority of the Company and each of its subsidiaries to carry on its businesses;

  •
  capitalization of the Company and each of its subsidiaries, the absence of preemptive or other rights with respect to securities of the Company and each of its subsidiaries, or any securities that give their holders the right to vote with the Company's shareholders;

  •
  the Company's corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

  •
  the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement and the merger by the independent committee and by the board of directors of the Company, and the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, by the board of directors of the Company;

  •
  the required vote of the Company's shareholders;

  •
  the receipt of opinion from Lazard;

  •
  the absence of violations of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

  •
  governmental consents and approvals;

  •
  compliance with applicable laws, licenses and permits (including in relation to anti-bribery and economic sanctions);

  •
  the Company's SEC filings since January 1, 2011 and the financial statements included therein; the unaudited consolidated financial statements of the Company at and for the year ended December 31, 2013;

  •
  absence of undisclosed liabilities;

  •
  the Company's disclosure controls and procedures and internal controls over financial reporting;

  •
  compliance with the applicable rules and regulations of NASDAQ;

  •
  the absence of any "Company Material Adverse Effect" (as defined below) on the Company or certain other changes or events since December 31, 2013;

  •
  the absence of any legal proceedings and governmental orders against the Company;

  •
  labor and employment matters (including share incentive plans of the Company and awards issued pursuant to such plans);

  •
  real property;

  •
  intellectual property;

  •
  tax matters;

  •
  the absence of secured creditors;

  •
  material contracts and the absence of any default under, or breach or violation of, any material contract;

  •
  customers;

  •
  interested party transactions;

  •
  insurance matters;

  •
  the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the merger;

  •
  the absence of any undisclosed broker's or finder's fees; and

  •
  acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company, other than the representations and warranties made by the Company contained in the merger agreement.

        Many of the representations and warranties made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the merger agreement, a "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), assets, properties or results of operations of the Company and the subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the transactions contemplated by the merger agreement, including the merger. However, none of the following items occurring after the date of the merger agreement will be taken into account in determining whether there has been a Company Material Adverse Effect:

  i.
  changes affecting the economic conditions in the PRC or the United States;

  ii.
  changes in generally accepted accounting principles or any interpretation thereof, or changes in law or any interpretation thereof;

  iii.
  changes generally affecting the industry in which the Company and its subsidiaries operate;

  iv.
  changes affecting the financial, credit or securities markets in which the Company or any of its subsidiaries operates, including changes in interest rates or foreign exchange rates;

  v.
  effects resulting from the public announcement of the transactions contemplated by the merger agreement, including the merger;

  vi.
  natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities; or

  vii.
  actions taken (or omitted to be taken) at the written request of Parent or Merger Sub;

provided, however, that events, circumstances, changes or effects set forth in clauses (i), (ii), (iii), (iv) and (vi) will be taken into account in determining whether a "Company Material Adverse Effect" has occurred or reasonably would be expected to occur if and to the extent such events, circumstances, changes or effects, individually or in the aggregate, have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the industries and geographic markets in which the Company and its subsidiaries conduct their businesses.

        The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

  •
  their due organization, valid existence and good standing; authority to carry on their businesses;

  •
  their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

  •
  the absence of violations of, or conflict with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent and Merger Sub entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

  •
  governmental consents and approvals;

  •
  sufficiency of funds to pay the merger consideration at closing;

  •
  the absence of certain agreements, or compensation or voting arrangements involving Parent, Merger Sub or any of their affiliates, in each case relating to the merger;

  •
  the absence of any undisclosed broker's or finder's fees;

  •
  independent investigation conducted by Parent and Merger Sub and non-reliance on the Company's estimates; and

  •
  acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub, other than the representations and warranties made by Parent and/or Merger Sub contained in the merger agreement.

  Conduct of Business Prior to Closing

        The Company has agreed that from the date of the merger agreement until the effective time, (a) the businesses of the Company will be conducted only in, and the Company will not take any action except in, a lawfully permitted manner in the ordinary course of business consistent with past practice, and (b) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, maintain in effect all material permits, to keep available the services of the current officers, key employees, and key consultants and contractors of the Company and to preserve the current material relationships and goodwill of the Company with governmental authorities, key customers and suppliers, and any other persons with which the Company has relations.

        From the date of the merger agreement until the effective time, without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit any of its subsidiaries to, among other things:

  •
  amend its organizational documents;

  •
  issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) with limited exceptions, any shares of any class of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest of the Company or any subsidiary, or (ii) any material property or assets of the Company or any subsidiary, except in the ordinary course of business or to or among the Company's subsidiaries;

  •
  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares, other than dividends or other distributions from any subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company;

  •
  with limited exceptions, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares;

  •
  effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction (other than the merger or any merger or consolidation among wholly-owned subsidiaries of the Company), or create any new subsidiaries;

  •
  acquire or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof, or acquire any assets, other than in the ordinary course of business consistent with past practice or assets of a wholly-owned subsidiary of the Company;

  •
  incur, assume, alter, amend or modify any indebtedness, guarantee any indebtedness, or issue any debt securities, in each case, in excess of $1 million individually or $2 million in the aggregate, or make any loans or advances to any director or executive officer of the Company or any loans or advances in excess of $1 million individually or $2 million in the aggregate to any other person;

  •
  create or grant any lien on any material assets of the subsidiaries other than in the ordinary course of business consistent with past practice;

  •
  authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $1 million, unless specifically included in the Company's current budget and operating plan, or any capital expenditures are in the aggregate (including capital expenditures included in the Company's current budget and operating plan) in excess of $5 million;

  •
  except for limited exceptions, (a) enter into any new employment agreement or terminate or amend current employment agreements with (i) any director or officer or (ii) any employee who has an annual base salary in excess of $80,000, (b) grant or provide any severance or termination payments or benefits to any director, officer, employee or consultant in excess of $5,000 individually or $50,000 in the aggregate, (c) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or consultant except annual base salary increases to non-officer employees of any Group Company made in the ordinary course consistent with past practice, (d) establish, adopt, amend or terminate any employee plan or amend the terms of any outstanding share awards, (e) take any action to accelerate or otherwise alter the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under an employee plan, to the extent not already required in any such plan, including voluntarily accelerating the vesting of any share award in connection with the merger, or (f) change any actuarial or other assumptions used to calculate funding obligations with respect to any employee plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

  •
  make any material changes with respect to any method of financial accounting, or financial accounting policies or procedures;

  •
  (a) enter into, or materially amend or modify, or consent to the termination of, any material contract, or any contract that would be a material contract if it had been entered into prior to the date of the merger agreement, (b) amend, waive, modify or consent to the termination of the Company's or any subsidiary's material rights under any such contract, or (c) fail to comply with or breach in any material respect any material contract;

  •
  except as otherwise permitted, enter into any contract between the Company or any of its subsidiaries, on the one hand, and any of their respective directors or executive officers, on the other hand, in each case as would be required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act;

  •
  terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by the Company which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

  •
  commence any material action (other than in respect of collection of amounts owed in the ordinary course of business) or settle any action other than any settlement involving only the payment of monetary damages not in excess of $200,000 not relating to the merger agreement or the transactions contemplated under the merger agreement, including the merger;

  •
  engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

  •
  permit any item of the Company's material intellectual property to lapse or to be abandoned, dedicated, or disclaimed, or fail to perform or make any applicable filings, recordings or other similar actions or filings required to maintain and protect the Company's interest in material intellectual property, or fail to pay all required fees and taxes required to maintain and protect the Company's interest in material intellectual property;

  •
  fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

  •
  make or revoke any material tax election, or materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material tax refund, settle or compromise any material tax controversy or change any material aspect of its method of tax accounting; and

  •
  authorize or agree to take, or enter into any letter of intent or similar written agreement or arrangement, in each case, with respect to any of the foregoing actions.

  Shareholders' Meeting

        As promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement, the Company will cause an extraordinary general meeting of its shareholders to be duly called and held. The board of directors of the Company will recommend to the shareholders of the Company that they approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and include its recommendation in this proxy statement. The Company will use its reasonable best efforts to solicit proxies from its shareholders to obtain the required shareholder authorization and approval. In the event that the board of directors of the Company withholds, withdraws, qualifies, amends or modifies its recommendation to the shareholders of the Company, the Company will nevertheless submit the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, to the shareholders of the Company for authorization and approval at the extraordinary general meeting.

        Unless the merger agreement has been terminated in accordance with its terms or the board of directors of the Company has changed its recommendation, Parent and Merger Sub will, at the extraordinary general meeting, vote all of their Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

  Acquisition Proposals

        None of the Company, and of its subsidiaries or any of their respective directors, officers or representatives will, directly or indirectly, (a) solicit, initiate or knowingly encourage (including by way of furnishing information in a matter designed to encourage), or take any other action designed to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to shareholders of the Company) that constitutes, or would reasonably be expected to lead to, any competing transaction, (b) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or any of its subsidiaries or the merger to, any person or entity in connection with, or in order to obtain, a competing transaction, (c) agree to approve, adopt, endorse or recommend (or publicly propose to agree to approve, adopt, endorse or recommend) any competing transaction, or enter into any letter of intent, contract, commitment or obligation contemplating or otherwise relating to, or consummate, any competing transaction other than to the extent permitted pursuant to the provisions described below under "—No Change in Recommendation", or (d) authorize or permit any of the officers, directors or representatives of the Company or any of its subsidiaries acting directly or indirectly under the direction of the Company or any of its subsidiaries, to take any action set forth in (a) through (c) above. The Company will immediately cease and cause to be terminated all discussions with any third parties existing as of the date of the merger agreement regarding a competing transaction.

        Prior to obtaining the required shareholder authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, if the Company receives an unsolicited, written, bona fide proposal or offer regarding a competing transaction from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, the Company and its representatives may (a) contact such person solely to clarify the terms and conditions of the proposal or offer so as to determine whether such proposal constitutes or is reasonably expected to result in a superior proposal and (b) furnish information to, and enter into discussions with, such person to the extent that the independent committee has (i) determined in good faith (after consultation with a financial advisor and outside legal counsel) that such proposal or offer constitutes or is reasonably likely to result in a superior proposal, and failure to furnish information or enter into discussions with such person would be reasonably likely to violate the directors' fiduciary duties under applicable law and (ii) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the confidentiality agreement between the Company and AGHL; provided, that the Company will provide written notice to Parent prior to taking any action set forth in (a) or (b) above and will concurrently make available to Parent any material information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives.

        A competing transaction means (i) any merger, reorganization or similar transaction involving the Company or its material subsidiaries, (ii) any sale, license or joint venture which results in a third party acquiring assets constituting 20% or more of the fair market value of the assets, net revenue, net income or earnings before interest, taxes, depreciation and amortization of the Company and its subsidiaries, (iii) any sale of 20% or more of the equity securities of the Company or any of its material subsidiaries, (iv) any tender offer for 20% or more of the Company's shares, (v) any public solicitation of proxies in opposition of the merger or (vi) any transaction proposed in writing to the independent committee which would reasonably be expected to prevent or materially delay the merger.

        A superior proposal means any bona fide written competing transaction (but with each reference to "20% or more" in the paragraph above replaced with "more than 50%") on terms the independent committee determines in good faith (after receiving the advice of its financial advisor and outside legal counsel) (i) would be reasonably likely to be consummated considering all its terms (taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including conditionality)) and the person making the proposal, (ii) would result in a more favorable transaction, from a financial point of view, to shareholders than the merger, after taking into account any amendments proposed by Parent (as described below under "—No Change of Recommendation"); provided, that none of the following shall be deemed a superior proposal: (x) any offer subject to due diligence review, (y) any offer in which closing of the proposed transaction is conditioned financing or (z) any offer in which closing of the proposed transaction is conditioned upon the consent or approval by a governmental authority or other third party that is not required by the merger agreement.

  No Change of Recommendation

        The board of directors of the Company will not:

  •
  withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, or propose (publicly or otherwise) to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; or

  •
  subject to certain exceptions, (i) adopt, approve, endorse or recommend, or propose (publicly or otherwise) to adopt, approve, endorse or recommend any competing transaction, or (ii) cause or permit the Company or any of its subsidiaries to enter into any letter of intent, contract, commitment or obligation with respect to any competing transaction.

        However, the board of directors of the Company may withhold, withdraw, qualify, amend or modify its recommendation prior to obtaining the required shareholder approval if (i) the Company has received an unsolicited, written bona fide proposal or offer regarding a competing transaction that was not initiated or solicited in breach of the provisions described above under "—Acquisition Proposal" and (ii) the independent committee unanimously determines in its good faith judgment (upon advice by a financial advisor and outside legal counsel) that such competing transaction constitutes a superior proposal and failure to make a change in its recommendation would be reasonably likely to violate the directors' fiduciary duties under applicable law; provided, however, that prior to taking such action:

  •
  in response to a superior proposal, the board of directors of the Company has given prior written notice to Parent on or before the later of (i) five business days prior to effecting a change in recommendation and (ii) such date as would provide the notice period required to permit Merger Sub to exercise its right of first refusal in accordance with the investor's rights agreement advising Parent that the board of directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal, and indicating that the board of directors intends to change its recommendation and the manner in which it intends (or may intend) to do so;

  •
  the Company has negotiated in good faith with Parent during the period described in the immediately preceding bullet point, to the extent Parent wishes to negotiate, to enable Parent to make such adjustments in the terms and conditions of the merger agreement to that such superior proposal would cease to constitute a superior proposal or so that a failure to effect a change in recommendation would no longer be reasonably likely to violate the directors' fiduciary duties under applicable law;

  •
  the Company has permitted Parent to make a presentation, to the extent Parent desires to make such presentation, to the board of directors of the Company and the independent committee regarding the merger agreement and any adjustments with respect thereto, and the Company has considered in good faith any such adjustments; and

  •
  Merger Sub has not exercised its right of first refusal under the investor's rights agreement.

  •
  if the independent committee unanimously determined in good faith (after consultation with a financial advisor and outside legal counsel) that the proposal continues to constitute a superior proposal so that failure to take such action would be reasonably likely to violate the directors' fiduciary duties under applicable law.

  Directors' and Officers' Indemnification and Insurance

        Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

  •
  The memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation, advancement of expenses and indemnification than are set forth in the memorandum and articles of association of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors or officers of the Company, unless such modification is required by law.

  •
  The surviving company will maintain the Company's directors and officers liability insurance for a period of six years after the effective time on terms with respect to coverage no less favorable than the Company's existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 250% of the current annual premium paid by the Company for such insurance. The Company may purchase a six-year "tail" prepaid policy prior to the effective time on terms and conditions no less advantageous to the indemnified parties than the existing directors' and officers' liability insurance maintained by the Company.

  •
  From and after the effective time, the surviving company will comply with all of the Company's obligations and will cause its subsidiaries to comply with their respective obligations to indemnify the current and former directors and officers of the Company or any subsidiaries against liabilities arising out of or in connection with (a) the fact that such party is or was a director or officer of the Company or such subsidiary, or (b) any acts or omissions occurring before or at the effective time to the extent provided under the Company and its subsidiaries' respective organizational and governing documents or agreements effective on the date of the merger agreement and to the fullest extent permitted by the Cayman Companies Law or any other applicable law.

  Other Covenants

        The merger agreement contains additional agreements between the Company and Parent and /or Merger Sub relating to, among other things:

  •
  the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

  •
  reasonable access by Parent and its representatives to the Company's offices, properties, books and records between the date of the merger agreement and the effective time of the merger (subject certain restrictions);

  •
  notification of certain events;

  •
  making filings or submissions and cooperating with the other parties in relation thereto;

  •
  participation in litigation relating to the merger;

  •
  resignation of the directors of the Company and its subsidiaries to the extent requested by Parent;

  •
  delisting and deregistration of the Shares;

  •
  matters relating to takeover statutes; and

  •
  increase in registered capital of each variable interest entity of the Company, and entry into or modification of contractual arrangements in relation to such variable interest entity.

  Conditions to the Merger

        The completion of the transactions contemplated by the merger agreement, including the merger, is subject to the satisfaction of the following conditions:

  •
  the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, being authorized and approved by a special resolution of the Company's shareholders; and

  •
  no governmental authority of competent jurisdiction over the merger having issued any injunction, restraining order or judgment which is then in effect that prohibits the consummation of the merger.

        The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  •
  (1) representations and warranties of the Company in the merger agreement regarding (i) the Company's corporate power and authority to perform its obligations under and to consummate the transactions under the merger agreement, (ii) the valid execution and delivery of the merger agreement by the Company and the merger agreement as a legal, valid and binding obligation of the Company, (iii) the absence of violations of, or conflict with, the governing documents of the Company, and (iv) the absence of any undisclosed broker's or finder's fees, being true and correct in all respects as of the date of the merger agreement and as of the closing date as if made on such date and time, (2) representations and warranties of the Company in the merger agreement regarding the Company's capitalization being true and correct in all but de minimis respects that do not individually or in the aggregate increase the aggregate amount of the merger consideration by more than $200,000 as of the date of the merger agreement and as of the closing date of the merger as if made on such date and time, and (3) all other representations and warranties of the Company set forth in the merger agreement (disregarding any limitation or qualification by "materiality" or "Company Material Adverse Effect" or any words of similar import) being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as if made on such date and time, except where the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

  •
  the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement prior to or at the time of closing;

  •
  since the date of the merger agreement, there not having occurred and be continuing a Company Material Adverse Effect; and

  •
  the Company having delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the fulfillment of the above conditions.

        The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub in the merger agreement (disregarding any limitation or qualification by "materiality") being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, as if made on and at date and time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent the consummation of any of the transactions contemplated by the merger agreement, including the merger;

  •
  each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement prior to or at the time of closing; and

  •
  Parent having delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the fulfillment of the above conditions.

        In addition, if Parent has made a filing with an antitrust authority specified in writing to the Company for which Parent has not received consent or approval for the merger from the applicable antitrust authority, Parent and Merger Sub shall not be required to effect the Closing until the third business day following receipt by Parent of such consent or approval.

  Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

  •
  by mutual written consent of the Company and Parent;

  •
  by either Parent or the Company, if:

  •
  the effective time of the merger has not occurred on or before October 11, 2014 (which may be extended at the written request of the Company or Parent to a date which is no later than January 11, 2015 in the event that on the original termination date, (i) all conditions to the closing of the merger have been satisfied or waived, (ii) Parent has made a filing with an antitrust authority specified in writing to the Company for which Parent has not received consent or approval of from the applicable antitrust authority and (iii) closing has not occurred as a result of the extension of the closing date for failure to obtain such consent or approval, provided that this termination right is not available to a party if the failure of the merger to have been completed on or before the termination date is primarily caused by such party's failure to comply with its obligations under the merger agreement;

  •
  a final, non-appealable judgment, restraining order or permanent injunction prohibiting consummation of the merger has been issued (and is in effect) by any governmental authority in any jurisdiction that is material to the business of Parent or the Company (including the United States); or

  •
  the Company's shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof.

  •
  by the Company, if:

  •
  Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall not be true and correct, in each case, such that the corresponding condition to closing would not be satisfied; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

  •
  by Parent, if:

  •
  the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement shall not be true and correct, in each case, such that the corresponding condition to closing would not be satisfied; provided that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement;

  •
  the board of directors of the Company has changed its recommendation to the shareholders of the Company to approve the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger;

  •
  the board of directors of the Company has adopted, approved, endorsed or recommended, or shall have proposed publicly to adopt, approve, endorse or recommend, any competing transaction, or has consummated or entered into any letter of intent, contract, commitment or similar obligation with respect to any competing transaction;

  •
  the Company has failed to include the recommendation of its board of directors to the shareholders of the Company to approve the merger agreement, the plan of merger and the transaction contemplated under the merger agreement, including the merger, in this proxy statement; or

  •
  a tender offer or exchange offer by a third party for 20% or more of the outstanding Shares is commenced, and the board of directors of the Company does not recommend against accepting such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) within ten (10) business days after the public announcement of such offer.

  Termination Fee

        The Company is required to pay Parent a termination fee of $40 million, if:

  •
  the merger agreement is terminated by Parent due to (a) a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of the Company's representations or warranties in the merger agreement being true and correct, in each case, such that the corresponding condition to closing cannot be satisfied, (b) a change in the recommendation of the board of directors of the Company to approve the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, (c) the board of directors of the Company adopting, approving, endorsing or recommending, or publicly proposing to adopt, approve, endorse or recommend a competing transaction, or consummating or entering into any letter of intent, contract, commitment or similar obligation with respect to any competing transaction, (d) the Company failing to include the recommendation of its board of directors to the shareholders of the Company in this proxy statement or (e) the board of directors of the Company fails to recommend against acceptance of a tender offer or exchange offer by a third party for 20% or more of the outstanding Shares within ten (10) business days after the public announcement of such offer; or

  •
  (a) either the effective time of the merger has not occurred on or before October 11, 2014 (subject to extension at the written request of the Company or Parent to a date that is no later than January 11, 2015 under certain circumstances provided in the merger agreement and described above), or the Company's shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof, (b) at or prior to the time of termination of the merger agreement, a third party has publicly disclosed or communicated to the board of directors or independent committee of the Company any competing transaction that has not been withdrawn at the time of termination of the merger agreement or at the time of the extraordinary general meeting at which the merger agreement is voted upon, as applicable, and (c) at any time prior to the date that is 12 months after the date of termination of the merger agreement, the Company consummates or enters into a definitive agreement with respect to a competing transaction.

        Parent is required to pay the Company a termination fee of $100 million, if:

  •
  (i) the Company or Parent terminates the merger agreement because any final, non-appealable judgment, restraining order or permanent injunction that prohibits the consummation of the merger has been issued (and is in effect) by any governmental authority in any jurisdiction that is material to the business of Parent or the Company (including the United States), (ii) the Company has not breached in any material respect any of its covenants or other agreements under the merger agreement and (iii) all other conditions to closing have been satisfied or waived;

  •
  the Company terminates the merger agreement due to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

  •
  the Company or Parent terminates the merger agreement because (a) the effective time of the merger has not occurred on or before October 11, 2014 (subject to extension at the written request of the Company or Parent to a date which is no later than January 11, 2015 under circumstances provided in the merger agreement and described above), (b) the Company has not breached in any material respect any of its covenants or other agreements under the merger agreement and (c) all other conditions to closing have been satisfied or waived (except for the condition that no permanent injunction shall have been issued by a governmental authority in any jurisdiction that is material to the business of Parent or the Company (including the United States) that prohibits the merger (as described above)).

  Fees and Expenses

        All reasonable out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including the merger, shall be paid by the party incurring such expenses, whether or not the transactions are consummated.

        However, if Parent or the Company terminates the merger agreement because the Company's shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof, then the Company will reimburse Parent and Merger Sub for up to $4 million of their reasonably documented reasonable out-of-pocket expenses incurred prior to such termination; provided that if the Company becomes obligated to pay Parent a termination fee after such termination because the Company enters into a definitive agreement for a competing transaction within 12 months after the date of termination, the Company will be entitled to credit the amount of any expenses reimbursed by the Company to Parent against the amount of such termination fee.

  Remedies and Limitations on Liability

        The Company is entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub and to specifically enforce the terms and provisions thereof against Parent and Merger Sub, which remedies are in addition to any other remedy to which the Company is entitled at law or in equity. Other than the equitable remedies described in the foregoing sentence, the Company's right to receive payment of a termination fee from Parent is our sole and exclusive remedy against Parent, Merger Sub and their respective affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform by Parent or Merger Sub under the merger agreement.

        Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity. Other than the equitable remedies described in the foregoing sentence, Parent's right to receive payment of a termination fee from the Company is the sole and exclusive remedy of Parent and Merger Sub against the Company and its affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform under the merger agreement by the Company.

        While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and payment of a termination fee.

  Modification or Amendment

        The merger agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before the effective time of the merger, whether before or after approval of the merger by the shareholders of the Company, but, after any such approval, no amendment shall be made that reduces the amount or changes the type of consideration into which each Share will be converted upon consummation of the merger.

 PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made to (a) grant the Company's shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTER RIGHTS

        The following is a brief summary of the rights of holders of the Shares to dissent from the merger and receive payment of the fair value of their Shares ("Dissenter Rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of dissenting from the merger and exercising Dissenter Rights, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenter Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenter Rights.

Requirements for Exercising Dissenter Rights

        A registered shareholder of the Company is entitled to payment of the fair value of his or her Shares upon dissenting from the merger.

        The exercise of your Dissenter Rights will exclude the enforcement by you of any rights to which you might otherwise be entitled by virtue of your holding Shares, other than the right to seek relief on the grounds that the merger is void or unlawful. To exercise your Dissenter Rights, the following procedures must be followed:

  •
  you must give written notice of objection ("Notice of Objection") to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the resolution at the extraordinary general meeting;

  •
  within 20 days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization ("Approval Notice") to all shareholders who have served a Notice of Objection ("Dissenting Shareholders");

  •
  within 20 days immediately following the date on which the Approval Notice is given (the "Dissent Period"), the Dissenting Shareholder must give a written notice of his decision to dissent (a "Notice of Dissent") to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares. A Dissenting Shareholder must dissent in respect of all the Shares which he holds;

  •
  within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a "Fair Value Offer") to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

  •
  if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will acquire the Dissenting Shareholder's Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Shares with the Company, and the petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filled a Notice of Dissent and who have not agreed the fair value of their Shares with the Company; and

  •
  if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate (a) the fair value of the Shares held by those Dissenting Shareholders and (b) the costs of the proceeding and the allocation of such costs upon the parties.

        All notices and petitions must be executed by or for the registered shareholder, fully and correctly, as such shareholder's name appears on the register of members of the Company. If the Shares are registered in the name of a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are registered in the name of more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the registered holder. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or nominee, and who wishes to exercise Dissenters' Rights directly in respect of such Shares, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise such Dissenter Rights in respect of such Shares.

        You must be a registered holder of Shares in order to exercise your Dissenter Rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Ordinary Shares and then become a registered holder of such Ordinary Shares and comply with the procedures described above in order to exercise the Dissenter Rights with respect to the Ordinary Shares prior to the extraordinary general meeting. The ADS depositary will not exercise Dissenter Rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary's office at Deutsche Bank Trust Company Americas, 60 Wall Street, Mail Stop NYC 60-2727, New York, NY, 10005, USA. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Company's ADSs would continue to be listed on NASDAQ. The Company's Ordinary Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able sell your Ordinary Shares on a stock exchange, you would need to deposit your Ordinary Shares into the Company's American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $5.00 per 100 ADSs (or any fraction thereof) issued) and any applicable share transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

        If you do not satisfy each of these requirements, you cannot exercise your Dissenter Rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone satisfy the requirement to give a Notice of Objection referred to above, or otherwise entitle you to exercise your Dissenter Rights.

        You must send all notices to the Company to Attention: Ji Ma, AutoNavi Holdings Limited, 16/F, Section A, Focus Square, No 6. Futong East Avenue, Wangjing, Chaoyang District, Beijing 100102, The People's Republic of China If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the $5.25 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and Alibaba intend to assert that the per Share merger consideration of $5.25 is equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisal proceedings.

        The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenter Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenter Rights.

FINANCIAL INFORMATION

        The following sets forth a summary of historical consolidated financial information of the Company for each of the two years ended December 31, 2012 and 2013 and the three months ended March 31, 2014. The historical financial information for 2012 and 2013 and as of December 31, 2012 and 2013 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company's Annual Report on Form 20-F for the year ended December 31, 2013, at pages F-1 through F-38, which are incorporated into this proxy statement by reference. The historical financial information for the three months ended March 31, 2013 and 2014 and as of March 31, 2014 has been derived from our unaudited consolidated financial information for the three months ended March 31, 2014, prepared in accordance with U.S. GAAP, included in the Company's 2014 first quarter earnings release furnished on Form 6-K on May 27, 2014. The information set forth below is not necessarily indicative of future results and should be read in conjunction with "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, related notes and other financial information included in the Company's Annual Report on Form 20-F for the year ended December 31, 2013, which are incorporated into this proxy statement by reference, and the Form 6-K furnished on May 27, 2014. Please see "Where You Can Find More Information" for a description of how to obtain a copy of such Annual Report and the Form 6-K furnished on May 27, 2014.

	For the year ended December 31,		For the three months ended March 31,
	2012	2013	2013	2014
	(in thousands of $ except for share and per share data)
Consolidated Statements of Comprehensive Income/(Loss)
Net revenues	159,693	141,674	34,314	23,111
Cost of revenue	(43,019)	(47,819)	(10,372)	(12,554)

Gross profit	116,674	93,855	23,942	10,557

Total operating expenses	(80,861)	(136,444)	(20,790)	(55,058)

Government subsidies	3,111	1,446	2	35
Operating income/(loss)	38,924	(41,143)	3,154	(44,466)

Interest income	6,456	14,564	1,883	4,148
Foreign exchange gains/(loss)	454	3,552	149	(6,156)
Other income	342	406	47	823
Income/(loss) before income taxes, share of net loss of equity method investment	46,176	(22,621)	5,233	(45,651)

Income tax (expense)/benefit	(7,214)	(932)	820	(97)
Share of net loss of equity method investment, net of tax	(778)	(795)	(260)	(27)

Net income/(loss)	38,184	(24,348)	5,793	(45,775)

Less: Net income attributable to noncontrolling interest	1,676	1,022	82	256
Net income/(loss) attributable to AutoNavi Holdings Limited shareholders	36,508	(25,370)	5,711	(46,031)

Less: Net income/(loss) attributable to AutoNavi Holdings Limited Series A preferred shareholders	—	—	—	—

Net income/(loss) attributable to AutoNavi Holdings Limited ordinary shareholders	36,508	(25,370)	5,711	(46,031)

Net income/(loss) per ordinary share
Basic	0.19	(0.12)	0.03	(0.21)
Diluted	0.18	(0.12)	0.03	(0.21)

	For the year ended December 31,		For the three months ended March 31,
	2012	2013	2013	2014
	(in thousands of $ except for share and per share data)
Weighted average number of shares used in calculating net income/(loss) per ordinary share
Basic	190,853,540	205,328,926	186,115,424	218,228,694
Diluted	201,168,386	205,328,926	196,523,224	218,228,694

Other comprehensive income/(loss), net of tax of nil
Foreign currency translation adjustment	2,338	6,416	706	(4,906)

Comprehensive income/(loss)	40,522	(17,932)	6,499	(50,681)
Less: comprehensive income attributable to noncontrolling interest	1,730	1,199	100	93

Comprehensive income/(loss) attributable to AutoNavi Holdings Limited shareholders	38,792	(19,131)	6,399	(50,774)

Share-based compensation expense included in
Cost of revenues	221	(356)	131	109
Research and development	3,785	5,382	945	3,345
Selling and marketing	4,651	2,439	902	1,253
General and administrative	3,879	5,907	727	7,820

Total share-based compensation expenses	12,536	13,372	2,705	12,527

	As of December 31,		As of March 31,
	2012	2013	2014
	(in thousands of $)
Consolidated Balance Sheets Data:
Cash and cash equivalents	151,543	399,316	399,167
Total current assets	277,479	534,393	492,230

Total assets	351,804	645,730	604,438

Total current liabilities	56,784	68,205	67,285
Total liabilities	57,750	70,950	69,693

Series A convertible redeemable preferred shares ($0.0001 par value; nil and 50,409,444 shares authorized, nil, 50,409,444, 50,409,444 and 50,409,444 shares issued and outstanding as of December 31, 2012 and 2013 and March 31, 2013 and 2014, respectively, liquidation value of $213,817)	—	188,453	188,453
Total AutoNavi Holdings Limited shareholders' equity	288,157	380,294	340,166
Non-controlling interests	5,897	6,033	6,126
Total equity	294,054	386,327	346,292

Total liabilities and equity	351,804	645,730	604,438

Ratio of Earnings to Fixed Charges

        The Company does not have fixed charges during the two most recent fiscal years and the three months ended March 31, 2014.

        For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity in losses of affiliated companies adding fixed charges and subtracting preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expensed, capitalized debt issuance costs, an estimate of the interest within rental expense and preference security dividend requirements of consolidated subsidiaries.

Net Tangible Book Value per Share of Our Shares

        The net tangible book value per Share was $1.96 as of December 31, 2013 and $1.79 as of March 31, 2014.

 TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

        On February 27, 2012, the Company was authorized by its board of directors but not obligated to repurchase up to $50 million worth of its own ADSs within 12 months after such authorization.

        On June 5, 2013, the Company was authorized but not obligated to purchase its own ADSs in the aggregate number of up to 2.5 million ADSs within 12 months from that date.

        The following table summarizes the repurchases of ADSs by us under our repurchase plans for each quarter during the past two years.

	Total Number of the ADSs Repurchased	Range of Prices Paid per ADS	Average Purchase Price Paid per ADS
2012
First quarter	2,803	$12.28	$12.28
Second quarter	698,116	$10.47-$12.57	$11.58
Third quarter	428,078	$11.79-$12.57	$12.36
Fourth quarter	1,407,650	$10.03-$12.40	$11.19
2013
First quarter	—	—	—
Second quarter	144,392	$11.77-$12.81	$12.26
Third quarter	451,724	$11.56-$12.84	$12.12
Fourth quarter	—	—	—

Purchases by the Alibaba Group

        In May 2013, the Company entered into definitive agreements with Merger Sub, pursuant to which Merger Sub purchased 28,019,256 Ordinary Shares and 50,409,444 Preferred Shares, accounting for 28% of our then total issued and outstanding shares on a fully-diluted basis, at a consideration of $294 million. Please see "Related Party Transactions" starting on page 63.

Prior Public Offerings

        We completed our initial public offering of ADSs on July 7, 2010. We have not made any underwritten public offering of our securities since then.

Transaction in the Prior 60 Days

        Other than the transactions contemplated by the merger agreement, there has been no transaction in the Company's Shares or ADSs during the past 60 days by the Company, Parent or Merger Sub.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

        The following table sets forth information with respect to the beneficial ownership of our shares as of May 31, 2014, assuming conversion of all of our preferred shares into 50,409,444 ordinary shares, by:

  •
  each of our directors and executive officers;

  •
  our directors and executive officers as a group; and

  •
  each person known to us to beneficially own more than 5.0% of the total outstanding Shares.(1)(2)

	Shares Beneficially Owned(1)(2)
	Number	%
Directors and Executive Officers:
Congwu Cheng(3)	17,800,000	6.5
Jun Hou(4)	25,054,458	9.2
Catherine Qin Zhang(5)	4,184,000	1.5
Jeffrey Zhijie Zeng(6)	*	*
Daqing Dave Qi(7)	*	*
Hongyi Zhou(8)	*	*
Joseph C. Tsai(9)	—	—
Eddie Wu(9)	—	—
Ji Ma	—	—
Derong Jiang(10)	6,160,000	2.3
Yongqi Yang	*	*
Xiyong Tang(11)	6,914,458	2.6
Jun Jin	—	—
All Directors and Executive Officers as a Group	55,528,458	20.4
Principal Shareholders:
Ali ET Investment Holding Limited(12)	78,428,700	28.8
Double88 Capital Limited(13)	17,800,000	6.5
Million Stone Development Limited(14)	18,240,000	6.7
Win Stone Limited(15)	18,140,000	6.7

*
Less than 1% of Ordinary Shares.

**
Except for Messrs. Jeffrey Zhijie Zeng, Daqing Dave Qi, Hongyi Zhou, Joseph Tsai, Eddie Wu, the business address of our directors and executive officers is 16/F, Section A, Focus Square, No 6. Futong East Avenue, Wangjing, Chaoyang District, Beijing 100102, The People's Republic of China.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to the securities and outstanding share options exercisable, and restricted share units vesting, within 60 days from the date of this proxy statement.

(2)
For each person or group listed in the above table, the percentage of beneficial ownership is calculated by dividing the number of Shares beneficially owned by such person or group (including Shares underlying any options held by such person or group that are exercisable within 60 days from the date of this proxy statement) by the sum of (a) the number of total outstanding Shares as of the date of this proxy statement and (b) the number of Shares underlying any options held by such person or group that are exercisable within 60 days from the date of this proxy statement. Percentage of beneficial ownership is calculated assuming 272,019,059 Shares outstanding as of May 31, 2014, which is based on 278,502,027 Shares outstanding as of May 31, 2014, but excludes 6,482,968 Ordinary Shares that have been issued to the ADS depositary and reserved for future grants under the Company Share Incentive Plans.

(3)
Includes 17,800,000 Ordinary Shares held by Double88 Capital Limited, which is incorporated in the British Virgin Islands. Mr. Cheng holds 100% of the outstanding shares of Double88 Capital Limited.

(4)
Includes 18,140,000 Ordinary Shares held by Win Stone Limited and 5,300,000 Ordinary Shares and 403,614.5 ADSs representing 1,614,458 Ordinary Shares held by Double88 Group Holdings Limited, each of which is incorporated in the British Virgin Islands. Mr. Hou is a director of Win Stone Limited and holds 74.86% of the outstanding shares of Win Stone Limited. He is also a director and the largest shareholder of Double88 Group Holdings Limited holding 45.85% of its outstanding shares. Mr. Hou disclaims beneficial ownership of the Ordinary Shares owned by Win Stone Limited and Double88 Group Holdings Limited except to the extent of his pecuniary interest therein.

(5)
Includes 3,624,740 Ordinary Shares and 139,815 ADSs representing 559,260 Ordinary Shares held by Ms. Zhang.

(6)
The business address is Suite 2205, 22th Floor, Raffles City Beijing Office Tower, No. 1 Dongzhimen South Street, Dongcheng District, Beijing, The People's Republic of China.

(7)
The business address is 3F, Tower E3, Oriental Plaza, 1 East Chang An Avenue Beijing, The People's Republic of China.

(8)
The business address is Building 2, 6 Hao Yuan, JiuXianQiaoLu, Chaoyang District, Beijing, The People's Republic of China.

(9)
The business address is 26th Floor, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

(10)
Includes 5,200,000 Ordinary Shares and 240,000 ADSs representing 960,000 Ordinary Shares held by Progress Asia Holdings Limited, which is incorporated in the British Virgin Islands. Mr. Jiang holds 100% of the outstanding shares of Progress Asia Holdings Limited.

(11)
Includes 5,300,000 Ordinary Shares and 403,614.5 ADSs representing 1,614,458 Ordinary Shares held by Double88 Group Holdings Limited, which is incorporated in the British Virgin Islands. Mr. Tang is a director and holds 21.48% of the outstanding shares of Double88 Group Holdings Limited. Mr. Tang disclaims beneficial ownership of the ordinary shares owned by Double88 Group Holdings Limited except to the extent of his pecuniary interest therein.

(12)
Includes 28,019,256 Ordinary Shares and 50,409,444 Ordinary Shares issuable upon conversion of the same number of Preferred Shares (subject to adjustment from time to time in accordance with the relevant investment agreement with us) held by Ali ET Investment Holding Limited, which is organized under the laws of Cayman Islands. The business address for Ali ET Investment Holding Limited is 26th Floor, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

(13)
Double88 Capital Limited, a company incorporated in the British Virgin Islands, is 100% owned by Mr. Congwu Cheng. The registered address for Double88 Capital Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(14)
Million Stone Development Limited, a company incorporated in the British Virgin Islands, is 25% owned by Mr. Jianjun Yuan, a co-founder of our company, and 75% owned by Mr. Zilong Liu, an independent third party. As directors of Million Stone Development Limited, Messrs. Jianjun Yuan and Zilong Liu share voting and investment powers with respect to the ordinary shares owned by Million Stone Development Limited. Each of Mr. Jianjun Yuan and Mr. Zilong Liu disclaims beneficial ownership of the ordinary shares owned by Million Stone Development Limited except to the extent of his pecuniary interest therein. The registered address for Million Stone Development Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(15)
Win Stone Limited, a company incorporated in the British Virgin Islands, is 74.86% owned by Mr. Jun Hou and 25.14% owned by Mr. Peng Liu, a co-founder of our company. As directors of Win Stone Limited, Messrs. Jun Hou and Peng Liu share voting and investment powers with respect to the ordinary shares owned by Win Stone Limited. Each of Mr. Jun Hou and Mr. Peng Liu disclaims beneficial ownership of the ordinary shares owned by Win Stone Limited except to the extent of his pecuniary interest therein. The registered address for Win Stone Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

 FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders' meeting. However, if the merger is not completed, an annual general meeting is expected to be held in December 2014.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

        The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  •
  the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  •
  the cash position of the Company and its subsidiaries at the effective time;

  •
  the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

  •
  the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

  •
  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

  •
  diversion of our management's attention from our ongoing business operations;

  •
  the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters, including the SEC's investigation into whether there have been any past violations of the federal securities laws related to the Company; and

  •
  other risks detailed in our filings with the SEC, including the information set forth under the caption "Item 3D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2013. Please see "Where You Can Find More Information" beginning on page 109 for additional information.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

        You also may obtain free copies of the documents the Company files with the SEC by going to the "Investor Relations" section of our website at http://ir.autonavi.cn. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

        Because the merger is a going private transaction, the Company and Alibaba have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit with the SEC. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company's Annual Report on Form 20-F for the year ended December 31, 2013 filed with the SEC on April 23, 2014 is incorporated herein by reference. The Company's report on Form 6-K furnished to the SEC on April 11, 2014 is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

        We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of our filings should be directed to Investor Relations, AutoNavi Holdings Limited, at +86-10-8410-7883 or at ir@autonavi.com.

        If you have any questions or need assistance in voting your Shares or ADSs, you can contact Investor Relations, AutoNavi Holdings Limited, at +86-10-8410-7883 or at ir@autonavi.com.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL

MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED JUNE 13, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: Agreement and Plan of Merger

Execution Version

AGREEMENT AND PLAN OF MERGER

among

ALIBABA INVESTMENT LIMITED,

ALI ET INVESTMENT HOLDING LIMITED

and

AUTONAVI HOLDINGS LIMITED

Dated as of April 11, 2014

        AGREEMENT AND PLAN OF MERGER, dated as of April 11, 2014 (this "Agreement"), among Alibaba Investment Limited, a company with limited liability incorporated under the laws of the British Virgin Islands ("Parent"), Ali ET Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), and AutoNavi Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company").

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law (2013 Revision) of the Cayman Islands (the "CICL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent as a result of the Merger;

        WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of the independent committee of the Company Board (the "Special Committee"), has (i) determined that it is in the best interests of the Company and its shareholders (other than holders of the Alibaba Shares), and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the "Transactions"), and (iii) resolved to recommend the approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Shareholders' Meeting;

        WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger; and

        WHEREAS, as an inducement to Parent's and Merger Sub's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Voting Shareholders have each executed and delivered to Parent the Voting Agreement, providing that, among other things, such shareholders will vote their Shares in favor of the approval of this Agreement, the Plan of Merger and the Transactions.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        SECTION 1.01    The Merger.

        Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the "Surviving Company") under the Laws of the Cayman Islands as a wholly-owned subsidiary of Parent.

        SECTION 1.02    Closing; Closing Date.

        The closing of the Merger (the "Closing") shall take place at 9:00 p.m. (Hong Kong time) on the fifth (5th) Business Day immediately following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or another date or time agreed in writing by the Company and Parent (the "Closing Date") at the offices of Simpson Thacher & Bartlett, 35/F ICBC Tower, 3 Garden Road, Central, Hong Kong, or at another place agreed in writing by the Company and Parent; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, if Parent has made a Specified Filing for which it has not received consent or approval for the Merger from the applicable Governmental Authority, Parent and Merger Sub shall not be required to effect the Closing until the third (3rd) Business Day immediately following receipt by Parent of approval or consent to the Merger from the applicable Governmental Authority pursuant to such Specified Filing.

        SECTION 1.03    Effective Time.

        Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the "Plan of Merger") substantially in the form set out in Annex A and the parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective on the date specified in the Plan of Merger (the "Effective Time").

        SECTION 1.04    Memorandum and Articles of Association of Surviving Company.

        At the Effective Time, the memorandum and articles of association of the Surviving Company shall be amended to read in its entirety the same as the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time (which shall include the provisions required by Section 6.05(a)), until thereafter amended as provided by the CICL and such memorandum and articles of association; provided, however, that, at the Effective Time, all references in the memorandum and articles of association to the name of the Surviving Company shall be amended to refer to AutoNavi Holdings Limited.

        SECTION 1.05    Directors and Officers.

        The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, and (b) the officers (other than the directors) of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

        SECTION 2.01    Effect of Merger on Issued Securities.

        At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

        (a)   (i) Each ordinary share, par value US$0.0001 per share, of the Company (an "Ordinary Share" or, collectively, the "Ordinary Shares"), including Ordinary Shares represented by American Depositary Shares, each representing four (4) Ordinary Shares (the "ADSs"), issued and outstanding immediately prior to the Effective Time, other than (A) any Shares owned by Alibaba Group Holding Limited or any of its Subsidiaries, including, for the avoidance of doubt, all issued and outstanding Preferred Shares (the "Alibaba Shares"), (B) any Dissenting Shares, (C) any Shares owned by any Group Company (if any), and (D) any Shares issued, outstanding and reserved (but not yet allocated) by the Company, immediately prior to the Effective Time, for settlement upon exercise of any Company Share Awards (collectively, the "Excluded Shares"), shall be cancelled in consideration for the right to receive

US$5.25 in cash per Ordinary Share without interest (the "Per Share Merger Consideration") pursuant to the terms and conditions set forth in this Agreement, and as each ADS represents four (4) Ordinary Shares, each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) shall represent the right to surrender the ADS in exchange for US$21.00 in cash per ADS without interest (the "Per ADS Merger Consideration"), pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement; and (ii) all of the Shares, including Ordinary Shares represented by ADSs (other than the Excluded Shares), shall be cancelled and cease to exist, and the register of members of the Company will be amended accordingly.

        (b)   Each Excluded Share (including ADSs that represent Excluded Shares but excluding the Dissenting Shares which shall be cancelled in accordance with Section 2.03), issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of its holder, shall be cancelled and cease to exist, without payment of any consideration or distribution therefor, and the register of members of the Company shall be amended accordingly.

        (c)   Each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable ordinary share, par value US$1.00 per share, of the Surviving Company. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Company, and the Surviving Company shall make entries in its register of members to reflect the holder of ordinary shares of Merger Sub immediately prior to the Effective Time as the holder of the ordinary shares of the Surviving Company immediately after the Effective Time.

        SECTION 2.02    Share Incentive Plans and Outstanding Company Share Awards.

        (a)   As soon as practicable following the date hereof, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall take the actions as set forth on Section 2.02(a) of the Company Disclosure Schedule to (i) terminate the Company's Share Incentive Plans, and any relevant award agreements applicable to the Share Incentive Plans, as of the Effective Time, (ii) cancel each Company Share Award that is outstanding and unexercised, whether or not vested or exercisable, as of the Effective Time, and (iii) otherwise effectuate the provisions of this Section 2.02. From and after the Effective Time, neither Parent nor the Surviving Company shall be required to issue any Shares, other share capital of the Company or the Surviving Company or any other consideration (other than as required by this Section 2.02) to any person pursuant to or in settlement of any Company Share Award.

        (b)   Each former holder of a Vested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Vested Company Option and (ii) the number of Shares underlying such Vested Company Option; provided that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such Vested Company Option shall be cancelled without any payment therefor.

        (c)   Each former holder of an Unvested Company Option and/or Company Restricted Share Award that is cancelled at the Effective Time shall, in exchange therefor, receive as soon as practicable after the Effective Time, a restricted cash award ("RCA") in an amount in cash that is the equivalent of, (i) in the case of an Unvested Company Option, the product of (A) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Unvested Company Option and (B) the number of Ordinary Shares underlying such Unvested Company Option, and (ii) in the case of a Company Restricted Share Award, the product of (A) the Per Share Merger Consideration and (B) the number of Ordinary Shares underlying such Company Restricted Share Award; provided that if the Exercise Price of any such Unvested Company Option is equal to or greater than the Per Share Merger Consideration such Unvested Company Option shall be cancelled without any payment therefor. Except as set forth in Section 2.02(c) of the Company Disclosure Schedule, any RCA issued by Parent or the Surviving Company in respect of any Unvested Company Option or Company Restricted Share Award shall be subject to the same vesting conditions and schedules applicable to such Unvested Company Option or Company Restricted Share Award without giving effect to the Transactions, and on the date, and to the extent, that any Unvested Company Option or Company Restricted Share Award would have become vested without giving effect to the Transactions, such corresponding portion of the RCA shall be delivered to the holder of such RCA, net of any applicable withholding taxes, as soon as practicable thereafter.

        (d)   As of the Effective Time, all Company Share Awards shall automatically cease to exist, and each holder of a Company Share Award shall cease to have any rights with respect thereto, except the right to receive the cash payment and/or the RCAs as provided in this Section 2.02. Promptly following the date hereof, the Company shall deliver written notice to each holder of each Share Award informing such holder of the effect of the Merger on such Share Award.

        SECTION 2.03    Dissenting Shares.

        (a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger ("dissenter rights") in accordance with Section 238 of the CICL (collectively, the "Dissenting Shares"; holders of Dissenting Shares being referred to as "Dissenting Shareholders") shall at the Effective Time be cancelled and cease to exist, and each such Dissenting Shareholder shall be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the CICL, except that all Shares held by Dissenting Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenter rights in respect of such Shares under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be and be deemed to have been cancelled and cease to exist, as of the Effective Time, in consideration for the right of the holder thereof to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04.

        (b)   The Company shall give Parent (i) prompt notice of any objection or dissent to the Merger or demands for appraisal received by the Company, attempted withdrawals of such dissenter rights or demands, and any other instruments served pursuant to the CICL and received by the Company relating to its shareholders' dissenter rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter rights or any demands for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise of dissenter rights or any demands for appraisal or offer to settle or settle any such dissenter rights or any demands or approve any withdrawal of any such dissenter rights or demands.

        (c)   In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the CICL within two (2) days of the approval of the Merger by shareholders of the Company at the Shareholders' Meeting.

        SECTION 2.04    Exchange of Share Certificates, etc.

        (a)    Paying Agent.     Prior to the Effective Time, Parent shall appoint a bank or trust company that is reasonably satisfactory to the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the "Paying Agent") for all payments required to be made pursuant to Sections 2.01(a) and 2.02(b) (collectively, the "Merger Consideration"). Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of

Ordinary Shares and ADSs (other than Excluded Shares) and Vested Company Options, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund").

        (b)    Exchange Procedures.     As promptly as practicable after the Effective Time, the Surviving Company shall cause the Paying Agent to mail (or in the case of the Depositary, deliver) or otherwise disseminate to each person who was, at the Effective Time, a registered holder of Ordinary Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Ordinary Shares (other than Excluded Shares) shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing Ordinary Shares (the "Share Certificates") (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Ordinary Shares represented by such Share Certificate and each registered holder of Ordinary Shares which are not represented by a Share Certificate (the "Uncertificated Shares") shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Ordinary Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. The holders of ADSs shall bear any applicable fees, charges and expenses of the Depositary and government charges due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs, including applicable ADS cancellation fees, and any such fees, charges and expenses incurred by the Depositary shall be treated for all purposes of this Agreement as having been paid to the holders of ADSs. No interest shall be paid or will accrue on any amount payable in respect of the Ordinary Shares or ADSs pursuant to the provisions of this Article II. In the event of a transfer of ownership of Ordinary Shares that is not registered in the register of members of the Company, the Per Share Merger Consideration in respect of such Ordinary Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or any agent designated by Parent) of such transferee's entitlement to the relevant Ordinary Shares and to receive the Per Share Merger Consideration, to the exclusion of the applicable transferor and evidence that any applicable share transfer taxes have been paid or are not applicable.

        (c)    Lost Certificates.     If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of the Ordinary Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the

Per Share Merger Consideration multiplied by the number of Ordinary Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

        (d)    Untraceable Shareholders.     Remittances for the Per Share Merger Consideration shall not be sent to holders of Ordinary Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A holder of Ordinary Shares will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed or, (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (iii) notice of the Shareholders' Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Dissenting Shareholders and holders of Ordinary Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company.

        (e)    Adjustments to Merger Consideration.     The Per Share Merger Consideration and the Per ADS Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares, change or readjustment in the ratio of Ordinary Shares represented by each ADS or other like change with respect to Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time.

        (f)    Investment of Exchange Fund.     The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company in (a) short-term direct obligations of the United States of America, (b) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (c) short-term commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard & Poor's Corporation or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks acceptable to Parent. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Company.

        (g)    Termination of Exchange Fund.     Any portion of the Exchange Fund (including any income or proceeds thereof or of any investment thereof) that remains undistributed to the holders of Ordinary Shares, ADSs or Vested Company Options for six (6) months after the Effective Time shall automatically and promptly be delivered to the Surviving Company, and any holders of Ordinary Shares and ADSs (other than Excluded Shares) that were issued and outstanding immediately prior to the Effective Time and any holders of Vested Company Options, in each case, who have not theretofore complied with this Article II, shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Sections 2.01(a) and 2.02. Any portion of the Exchange Fund remaining unclaimed by holders of Ordinary Shares, ADSs or Vested Company Options as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto.

        (h)    No Liability.     None of the Paying Agent, Parent or the Surviving Company shall be liable to any holder of Ordinary Shares in respect of any such Ordinary Shares (including Ordinary Shares represented by ADSs) or Company Share Awards (or dividends or distributions with respect thereto)

for which payment was delivered to a public official pursuant to any abandoned property, escheat or similar Law.

        (i)    Withholding Rights.     Notwithstanding any provision hereof to the contrary, Parent, Merger Sub, the Surviving Company, the Paying Agent and the Depositary (and any other person that has a payment obligation pursuant to this Agreement), shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement only such amounts that are (1) required to be deducted and withheld pursuant to any provision of Tax Law related to or regarding Taxes with respect to the Company Share Awards, (2) U.S. federal backup withholding Taxes required under Code Section 3406 to the extent a holder of Shares or ADSs does not deliver or cause to be delivered to Parent a properly executed Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9, as applicable or (3) required as a result of a change in relevant Tax Law or published administrative practice by a taxing authority after the date of this agreement but on or prior to the Closing Date. To the extent that any permitted amounts are deducted, withheld and remitted to the applicable Governmental Authority by Parent, Merger Sub, the Surviving Company, the Paying Agent or the Depositary (or other Person), as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, ADSs or Company Share Awards in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Company, the Paying Agent or the Depositary (or other Person), as the case may be and remitted to the applicable Governmental Authority. In the event that Parent, Merger Sub, the Surviving Company, the Paying Agent and the Depositary (or any other person that has a payment obligation pursuant to this Agreement) determine that withholding from the Merger Consideration is required under applicable Law and permitted under the Agreement (other than withholding with respect to the Company Share Awards), Parent shall so notify the Company in writing at least ten (10) days prior to the Closing Date (or as soon as practicable prior to the Closing Date if the circumstances giving rise to such withholding obligation or the withholding determination occurs less than ten (10) days prior to the Closing Date) to provide the shareholders of the Company with opportunity to provide any form or documentation or take such other steps in order to avoid such withholding.

        SECTION 2.05    No Transfers.

        From and after the Effective Time, (a) no transfers of Ordinary Shares shall be effected in the register of members of the Company, and (b) the holders of Ordinary Shares (including Ordinary Shares represented by ADSs) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Ordinary Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be canceled and (except for the Excluded Shares) exchanged for the cash consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

        SECTION 2.06    Termination of Deposit Agreement.

        As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to Deutsche Bank Trust Company Americas (the "Depositary") to terminate the amended and restated deposit agreement, dated as of June 30, 2010 between the Company, the Depositary and all Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (the "Deposit Agreement") in accordance with its terms.

        SECTION 2.07    Agreement of Fair Value.

        Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

 ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (a) as set forth in the section or subsection of the Company Disclosure Schedule that corresponds to a section or subsection of this Article III or any other section or subsection of the Company Disclosure Schedule (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section or subsection of the Company Disclosure Schedule and any other representation or warranty made in Article III, in either case, to the extent that it is readily apparent on the face of such disclosure that such information qualifies such section or subsection of the Company Disclosure Schedule or such section or subsection of this Article III, as applicable), or (b) as set forth in the Company SEC Reports filed prior to the date hereof (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the "Risk Factors" (other than with respect to any factual information regarding non-compliance disclosed therein) or "Forward Looking Statements" sections or any other forward-looking statements or other disclosures to the extent such disclosures are general, non-specific, forward-looking or cautionary in nature, in each case, other than factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

        SECTION 3.01    Organization and Qualification.

        (a)   The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate or similar power and authority to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary of the Company is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except to the extent the failure of any such Subsidiary to be so organized, existing or in good standing has not had or resulted in a Company Material Adverse Effect. Each of the Company and each Subsidiary is duly qualified or licensed to do business, and is in good standing, where such concept is recognized, in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except to the extent such failures to be so qualified or licensed or in good standing has not had or resulted in a Company Material Adverse Effect.

        (b)   A true and complete list of all Subsidiaries of the Company and any other entities in which any Group Company owns any equity interest, together with (i) the jurisdiction of organization of each such Subsidiary or entity, (ii) the outstanding issued share capital or registered capital, as the case may be, of each such Subsidiary or entity, and (iii) a list of shareholders or other equity holders of, and their respective percentage ownership in, each such Subsidiary or entity, is set forth in Section 3.01(b) of the Company Disclosure Schedule. There are no other entities in which any Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and neither the Company nor any of its Subsidiaries is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership or similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole.

        SECTION 3.02    Memorandum and Articles of Association.

        The Company has heretofore furnished to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended or modified as of the date hereof, of each Group Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

        SECTION 3.03    Capitalization.

        (a)   (i) The authorized share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 per share. As of the close of business on March 31, 2014 (the "Measurement Date"), (1) 227,692,001 Ordinary Shares were issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, which number includes (A) 125,350,003 Ordinary Shares that are represented by ADSs held in brokerage accounts in a Group Company's name and (B) 7,237,712 Ordinary Shares issued to the Depositary in anticipation of the vesting of Company Share Awards outstanding as of the Measurement Date and (2) 50,409,444 Preferred Shares were issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable. As of the Measurement Date, Company Options to purchase 7,309,780 Ordinary Shares were outstanding and unvested, Company Options to purchase 3,195,040 Ordinary Shares were outstanding and vested, and 18,094,825 Ordinary Shares were subject to outstanding Company Restricted Share Awards. From the Measurement Date until the date of this Agreement, other than in connection with the issuance of Ordinary Shares pursuant to the exercise of Company Options or settlement of Company Restricted Share Awards, in each case, outstanding as of the Measurement Date, there has been no change in the number of issued and outstanding Ordinary Shares, the number of Ordinary Shares issuable upon the exercise of outstanding Company Options or the number of Ordinary Shares issuable upon settlement of outstanding Company Restricted Share Awards. No Shares are held by any Group Company.

          (ii)   The outstanding share capital or registered capital, as the case may be, of each Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and all of the outstanding share capital or registered capital, as the case may be, of each Subsidiary is owned by a Group Company free and clear of all Liens or, subject to limitations imposed by applicable Law, controlled by a Group Company pursuant to the Control Agreements.

          (iii)  Except as set forth in this Section 3.03(a), there is no share capital or other equity interest in the Company or any options, warrants, convertible debt, other convertible instruments, share appreciation rights, performance units, restricted share units, contingent value rights, "phantom" share units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital of or other equity interest in, the Company or any of its Subsidiaries, or any preemptive, conversion, redemption or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any share capital, or other equity interests in, the Company or any of its Subsidiaries. All Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Ordinary Shares or other equity interests in, the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries or any other Person. There are no commitments or agreements of any character to which any

  Group Company is bound obligating any Group Company to accelerate or otherwise alter the vesting of any Company Share Award as a result of the Transactions, and each Company Share Award may, by its terms, be treated at the Effective Time as set forth in Section 2.02.

          (iv)  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

          (v)   Subject to limitations imposed by applicable Law and the applicable Control Agreements, each Group Company has the unrestricted right to vote, and to receive dividends and distributions on, all equity securities of its Subsidiaries.

          (vi)  Each grant of Company Share Awards was properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) and issued in compliance with all applicable Laws, and all requirements set forth in the applicable Share Incentive Plan, and the per share exercise price of each Company Option requiring exercise was equal to or greater than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an "incentive stock option", and within the meaning of Section 409A of the Code, in the case of each Company Option awarded to a person subject to U.S. Tax Laws).

        (b)   The Company has made available to Parent accurate and complete copies of (i) the Share Incentive Plans pursuant to which the Company has granted the Company Share Awards that are currently outstanding, (ii) the form of all award agreements evidencing such Company Share Awards and (iii) any award agreements evidencing any Company Share Award with terms that are materially different from those set forth in the form of award agreement.

        SECTION 3.04    Authority Relative to This Agreement; Fairness.

        (a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the approval of this Agreement, the Plan of Merger and the Merger by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Shareholders' Meeting (the "Requisite Company Vote") in accordance with Section 233(6) of the CICL and the memorandum and articles of association of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (the "Bankruptcy and Equity Exception").

        (b)   The Company Board, acting upon the unanimous recommendation of the Special Committee, has as of the date of this Agreement (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its shareholders (other than holders of the Alibaba Shares), (ii) approved and declared advisable this Agreement, the Plan of Merger and the Transactions, and (iii) resolved to recommend approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares (the "Company Recommendation"). The Company Board, acting upon the unanimous recommendation of the Special Committee, has, as of the date of this Agreement, directed that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for approval.

        (c)   The Special Committee has received the written opinion of Lazard Asia (Hong Kong) Limited (the "Financial Advisor"), dated the date of this Agreement, to the effect that, subject to the limitations, qualifications and assumptions set forth therein and as of the date hereof, the Per Share Merger Consideration to be paid to the holders of Ordinary Shares and the Per ADS Merger Consideration to be paid to the holders of ADSs (in each case, other than holders of Excluded Shares) in the Merger is fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent for its information promptly after the date of this Agreement. The Financial Advisor has consented to the inclusion of a copy of its opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by Parent or any of its affiliates.

        SECTION 3.05    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any Law applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of any Group Company pursuant to, any Contract or obligation to which any Group Company is a party or by which any properties or assets of any Group Company are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay the consummation of the Transactions or (y) have or result in a Company Material Adverse Effect.

        (b)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the "SEC"), if any, on such documents), (ii) for compliance with the rules and regulations of the Nasdaq Global Market ("Nasdaq"), (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, (iv) for the notice to be filed pursuant to Exon-Florio for the purpose of obtaining CFIUS Approval, (v) for the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Authorities with authority over the enforcement of applicable antitrust or competition Laws in any jurisdiction that is material to the business of Parent or the Company, and (vi) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not have or result in a Company Material Adverse Effect.

        SECTION 3.06    Permits; Compliance with Laws.

        (a)   Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for such Group Company to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted other than those the lack thereof would not have or result in a Company Material Adverse Effect (the "Material Company Permits"), and as of the date hereof, no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened. All such Material Company Permits are valid and in full force and effect, except for any failure to be valid or in full force and effect that would not have or result in a Company Material Adverse Effect.

        (b)   No Group Company is in default, breach or violation of any Material Company Permit, in each case except for any such default, breach or violation that would not have or result in a Company Material Adverse Effect.

        (c)   Each Group Company is in compliance in all material respects with applicable Law (including, without limitation, (i) any Laws applicable to its business and (ii) any Laws related to the protection of personal data). To the knowledge of the Company, no Group Company has received any written notice or communication from any applicable Governmental Authority of any material non-compliance with any applicable Laws or Material Company Permits that has not been cured. This section shall not apply to infringement of any patent, trademark, or copyright.

        (d)   All approvals of, and filings and registrations and other requisite formalities with, Governmental Authorities in the People's Republic of China ("PRC") that are material to the Group Companies taken as a whole and required to be made by the Company or its Subsidiaries in respect of the Company and the Subsidiaries and their capital structure and operations, including but not limited to registrations with the State Administration for Industry and Commerce, the State Administration of Foreign Exchange ("SAFE") and the State Administration of Taxation, the Ministry of Industry and Information Technology, the State Bureau of Surveying, Mapping and Geoinformation and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws in all material respects. Each Onshore Subsidiary has complied in all material respects with all applicable PRC Laws regarding the contribution and payment of its registered capital.

        (e)   The Company and its Subsidiaries, the directors and officers of the Company and each Subsidiary, and to the knowledge of the Company, the employees of the Company and each Subsidiary and agents acting on behalf of the Company and its Subsidiaries, have not offered, paid, promised to pay or authorized the payment of any money or anything else of value, whether directly or through another person, to:

  (i)
  any Governmental Official in order to improperly (A) influence any act or decision of any Governmental Official, (B) induce such Governmental Official to use his or its influence with a Governmental Authority or (C) otherwise secure any improper advantage.

  (ii)
  any other person in any manner that would constitute commercial bribery or an illegal kickback, or would otherwise violate any Applicable Anti-Bribery Law.

        (f)    Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, representative, agent or affiliate of the Company or any of its Subsidiaries, or any person or company acting on behalf of the Company (i) is currently subject to or the target of any U.S. sanctions administered by the office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority; or pursuant to the Comprehensive Iran Sanctions and Divestment Act, the Iran Threat Reduction and Syria Human Rights Act of 2012, the National Defense Authorization Act for Fiscal Year 2012, the Iran Freedom and Counter-Proliferation Act of 2012, each as amended, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued pursuant to such authority (collectively, "Sanctions"); or (ii) has violated or is operated not in compliance with any applicable Sanctions or anti-terrorism Law, export restrictions, anti-boycott regulations or embargo regulation.

        (g)   No action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to applicable money laundering Laws is pending or, to the knowledge of the Company, threatened.

        SECTION 3.07    SEC Filings; Financial Statements.

        (a)   The Company has filed all forms or otherwise furnished (as applicable), reports and documents required to be filed with or furnished to the SEC by the Company since January 1, 2011 (the "Applicable Date") (the forms, reports and other documents filed or furnished since the Applicable Date, as the same may have been supplemented, modified or amended since the time of filing or furnishing, collectively, the "Company SEC Reports"). As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the "Securities Act") (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).

        (b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders' equity and cash flows of the Group Companies, as applicable, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case, in accordance with GAAP. The unaudited consolidated balance sheet of the Company as of December 31, 2013 (the "Balance Sheet Date") provided to Parent prior to the date of this Agreement (the "Balance Sheet") and the unaudited consolidated income statement of the Company for the year ended December 31, 2013 provided to Parent prior to the date of this Agreement have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated therein or in the notes thereto), and (except as as may be indicated therein or in the notes thereto) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of, and for the period ended on, the Balance Sheet Date.

        (c)   No Group Company has any liabilities of any nature (whether accrued, absolute, determined, determinable, fixed, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except liabilities (i) reflected or reserved against on the Balance Sheet (including the notes thereto), (ii) incurred pursuant to this Agreement or in connection with the Transactions, (iii) incurred since the Balance Sheet Date in the ordinary course of business and in a manner consistent with past practice, or (iv) that would not have or result in a Company Material Adverse Effect.

        (d)   As of their respective effective dates or filing or furnishing dates, as applicable, the Company SEC Reports complied in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company maintains disclosure controls and procedures as required by

Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company and its Subsidiaries in the Company SEC Reports is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Reports.

        (e)   Neither the Company nor, to the knowledge of the Company, the Company's independent registered public accounting firm, has identified or been made aware of "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company's internal controls and procedures which could reasonably adversely affect the Company's ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated.

        (f)    The Group Companies maintain a system of internal control over financial reporting as required by Rule 13a-15 under the Exchange Act. Such system of internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

        (g)   The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

        (h)   None of the Group Companies has any off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Securities Act) that would be required to be disclosed under Item 303 of Regulation S-K promulgated under the Securities Act.

        SECTION 3.08    Absence of Certain Changes or Events.

        Since December 31, 2012 to the date hereof, there has not been any Company Material Adverse Effect. Since December 31, 2013 to the date hereof, except as expressly contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company has not taken or permitted any of its Subsidiaries to take any of the following actions: (i) declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Shares (other than dividends or other distributions from any Subsidiary to the Company or to another wholly-owned Subsidiary), or redeem, purchase or otherwise acquire, directly or indirectly, any of its shares or other securities (other than in connection with the settlement of any Company Share Awards in accordance with the appropriate Share Incentive Plans and this Agreement) or (ii) adopt, pass any resolution to approve or make any petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of any Group Company (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company), (c) there has not been any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, (d) other than in the ordinary course of business and consistent with past practice (including with respect to amount and timing), there has not been any material increase in the compensation or benefits payable or to become payable to its officers or key employees, (e) the Group Companies have not incurred Indebtedness in excess of US$70,000,000 in the aggregate, (f) none of the Group Companies has (i) acquired or made any capital contributions to or investments in any business or entity or (ii) acquired any assets outside of the ordinary course of business consistent with past practice, and (g) no receiver, trustee, administrator or other similar person has been appointed in relation to the affairs of any Group Company or its property or any part thereof material to the Company and its Subsidiaries taken as a whole.

        SECTION 3.09    Absence of Litigation.

        (a)   There is no litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding (an "Action") pending or, to the knowledge of the Company, threatened against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority, except as would not have or result in a Company Material Adverse Effect.

        (b)   Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not have or result in a Company Material Adverse Effect.

        SECTION 3.10    Labor and Employment Matters; Employee Plans.

        (a)   No Group Company is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by any Group Company as of the date hereof, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of any Group Company. There are no material unfair labor practice complaints pending, or to the knowledge of the Company, threatened, against any Group Company before any Governmental Authority, and to the knowledge of the Company, there is no pending or threatened material dispute between any Group Company and any director, employee or former employee of any Group Company. There is no strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, threat thereof, by or with respect to any employee of any Group Company.

        (b)   Each Group Company (i) is in material compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority (including the withholding and payment of individual income taxes and contributions to Social Security Benefits payable), and (ii) does not have material liability for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no material claim with respect to payment of wages, salary or overtime pay that has been asserted and is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by any Group Company. There is no charge or proceeding with respect to a material violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to any Group Company.

        (c)   Section 3.10(c) of the Company Disclosure Schedule contains a list of each Company Employee Plan. The Group Companies have heretofore made available to Parent a true and complete copy of each material Company Employee Plan (or a written summary of any material Company Employee Plan that is not in writing) and a true and complete copy of each of the following with respect to such plan, if applicable: (i) a copy of each trust agreement or other funding arrangement currently in effect, (ii) the current summary delivered to participants, (iii) all forms of participation agreement, share purchase agreement, share option agreement or other similar agreement with participants, and (iv) all non-routine documents filed with any Governmental Authority or received from any Governmental Authority.

        (d)   Each Company Employee Plan is in compliance in all material respects with its terms and the requirements of all applicable Laws. No Action is now pending or, to the knowledge of the Company, threatened with respect to any Company Employee Plan (other than claims for benefits in the ordinary course), and, to the knowledge of the Company, no fact or event exists that could give rise to any such lawsuit, action, proceeding or claim. All employer and employee contributions to each Company

Employee Plan required by applicable Law or by the terms of such Company Employee Plan have been made, or, if applicable, accrued in accordance with normal accounting practices and in compliance in all material respects with its terms and the requirements of all applicable Laws. Each Company Employee Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Except as required by applicable Law, no Company Employee Plan provides for (i) defined benefit pension benefits or (ii) post-termination health or life insurance.

        (e)   Except as otherwise specifically provided in this Agreement regarding the Company Share Awards, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Employee Plans, (ii) increase any benefits otherwise payable under any of the Company Employee Plans or (iii) result in any acceleration of the time of payment or vesting of any such benefits or result in the payment of any amount under any Company Employee Plan that would be, individually or in combination with any other such payment, an "excess parachute payment" within the meaning of Section 280G of the Code. The Company is not obligated, pursuant to any of the Company Employee Plans, to grant any options or other rights to purchase or acquire Shares to any employees, consultants or directors of the Company after the date hereof.

        SECTION 3.11    Real Property.

        (a)   Section 3.11(a) of the Company Disclosure Schedule sets forth the address and description of the real property owned by any Group Company (the "Owned Real Property"). Except as would not have or result in a Company Material Adverse Effect, (i) the applicable Group Company has good and marketable title and validly granted land use rights and building ownership rights to such Owned Real Property, free and clear of any Lien, other than Permitted Property Liens, (ii) all of the underlying land of the Owned Real Property of each of the Group Companies is granted land under PRC Laws, (iii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein, (iv) all amounts (including, if applicable, land grant premiums) required, due and payable as of the date hereof under applicable Law in connection with securing such title or land use rights have been paid in full and (v) the applicable Group Company has duly complied with the terms and conditions of, and all of its obligations under, the relevant land use rights contract and real property purchase contract (if applicable) in relation to any Owned Real Property, and (v) none of the Group Companies has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.

        (b)   All current leases and subleases of real property entered into by any Group Company (the "Leased Real Property") are in full force and effect, are valid and effective in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by such Group Company or, to the knowledge of the Company, by the other party to such lease or sublease, except in each case, as would not have or result in a Company Material Adverse Effect. The applicable Group Company has good and valid leasehold or subleasehold interests in each parcel of Leased Real Property, free and clear of any Liens other than Permitted Property Liens, except as would not have or result in a Company Material Adverse Effect. The Company has received no written notice that any of the production facilities used in the conduct of the business of the Group Companies has failed any relevant completion and acceptance tests, including but not limited to such tests in respect of construction quality and specification, environmental protection, safety and fire control.

        SECTION 3.12    Intellectual Property.

        (a)   Section 3.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list (as of the date hereof) of (i) all Intellectual Property owned by any Group Company that is patented or registered with any Governmental Authority or domain name registrar (including with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any PRC or other foreign counterpart of any such office), (ii) all pending applications for registration of Intellectual Property owned or filed by any Group Company, in each case, including the application and registration date, and the jurisdictions where such Intellectual Property is registered, patented or where applications have been filed, and all registration, patent or application numbers, as appropriate, and any other person that has an ownership interest in such item of Intellectual Property and the nature of such interest (the "Registered Intellectual Property"), and (iii) all material unregistered trademarks, service marks, and brand names owned by any Group Company and used to promote the Group Company's material products and services embodying Intellectual Property (including Software).

        (b)   Except as would not have or result in a Company Material Adverse Effect, (i) the Group Companies own (free and clear of all Liens, other than Permitted Property Liens) or have a valid and enforceable right or license to use, all Intellectual Property (excluding patents and patent applications), and to the knowledge of the Company, all patents and patent applications, that are used in or necessary for the conduct of the Group Companies' businesses as presently conducted (the "Company Intellectual Property") (for the avoidance of doubt, nothing in this Section 3.12(b)(i) shall be construed to be a representation or warranty relating to any infringement or misappropriation of any patent, copyright, or trademark as governed by Section 3.12(e) herein), and (ii) no interference, opposition, reissue, reexamination, or other proceeding is pending or, to the knowledge of the Company, threatened against a Group Company, in both cases before any Governmental Authority, in which (A) the scope, validity, enforceability, or a Group Company's ownership of, or right to use, any Registered Intellectual Property, (B) a Group Company's ownership of, or right to use, any other Company Intellectual Property owned by such Group Company, or (C) to the knowledge of the Company, a Group Company's right to use any Company Intellectual Property owned by a third party, is being contested or challenged, and no such proceedings have been brought before any Governmental Authority in the past three (3) years.

        (c)   The Group Companies (i) are not subject to any agreement with any person pursuant to which they have deposited, or would be required to deposit into escrow, the source code of any material Software owned by them and (ii) have not disclosed to or provided past, current or contingent access to, or possession of, the source code of any material Software owned by them to any third party (other than non-employee contractors, consultants and other persons engaged by any Group Company who are subject to valid and enforceable written confidentiality obligations) pursuant to duties and obligations arising by operation of applicable Law. No material Software owned by the Group Companies or exclusively licensed to and used in the conduct of the business of any Group Company is subject to any obligation that would require any Group Company to disclose to any third party (other than contractors, consultants and other persons engaged by any Group Company who are subject to valid and enforceable written confidentiality obligations or owners of such Software) any source code that is part of such material Software.

        (d)   Except as would not have or result in a Company Material Adverse Effect, all Registered Intellectual Property is, to the knowledge of the Company, valid and subsisting, and all registrations and applications therefor remain in full force and effect, and, without regard to the foregoing knowledge qualifier, all prosecution, maintenance, renewal and other similar fees therefor have been paid and are current. All material Registered Intellectual Property belongs to such Group Company and is not the property of a third party such as a customer. Except as would not have or result in a Company Material Adverse Effect, (i) all current (and to the knowledge of the Company, former) employees, consultants, contractors and other persons engaged by the Group Companies who have participated in the creation or development of any Company Intellectual Property created or developed by, for or under the direction or supervision of any Group Company, have executed and delivered to such Group Company valid and enforceable agreements (1) providing for the non-disclosure by such person of confidential information owned by such Group Company, and (2) providing for the assignment by such person to such Group Company of their rights in such Intellectual Property developed under or arising out of such person's employment by, engagement by or contract with such Group Company and (ii) except for exclusions under applicable Laws, no such current (or to the knowledge of the Company, former) employees, consultants, contractors, or other persons engaged by the Group Companies have excluded works or inventions from their assignment of their rights in any such Intellectual Property pursuant to any such agreements, and, to the knowledge of the Company, no such employee or consultant is in violation of such non-disclosure and assignment obligations under such agreements, and the Group Companies have paid all such rewards and remuneration that are due and payable to such persons pursuant to such valid agreements, and no proceedings before any Governmental Authority are pending or, to the knowledge of the Company, threatened against a Group Company, regarding the payment of such rewards and remuneration to such persons.

        (e)   Except as would not have or result in a Company Material Adverse Effect, there are no claims, suits, actions, proceedings, hearings or litigations before any Governmental Authority pending or, to the knowledge of the Company, threatened against a Group Company, by any person, or to the knowledge of the Company, pending formal investigations by any Governmental Authority initiated by any person against a Group Company, in each case, alleging infringement or misappropriation by any Group Company of the Intellectual Property rights of such person, including written demands or unsolicited offers to license any Intellectual Property owned by such person to any Group Company, or challenging the validity, enforceability or a Group Company's ownership of, or right to use, any Registered Intellectual Property or a Group Company's ownership of, or right to use, any other Company Intellectual Property owned by such Group Company. To the knowledge of the Company, the conduct of the business of the Group Companies is not infringing or misappropriating, and in the past three (3) years, has not infringed or misappropriated, any material Intellectual Property rights of any person. Except as would not have or result in a Company Material Adverse Effect, in the past four (4) years, no Group Company has disclosed without authorization or misappropriated any data, any rights of privacy (including personal data privacy) or any personally identifiable information belonging to any third party, in each case, that is protected under applicable law.

        (f)    To the knowledge of the Company, no person is infringing or misappropriating any material Company Intellectual Property owned by any Group Company.

        (g)   Except as would not have or result in a Company Material Adverse Effect, none of the Software owned by the Company or any of its Subsidiaries is subject to any "open source" or "copyleft" software license governing the use of such open source software by the Group Companies (including any GPL, AGPL or other open source software license) (collectively, "Open Source Licenses") in a manner which requires any public distribution of source code of any such Software by the Group Companies to any third party under such Open Source Licenses.

        (h)   The Group Companies have taken commercially reasonable measures to protect the confidentiality, integrity, and security of (i) personally identifiable information, material confidential or proprietary information, and material trade secrets of the Group Companies that are protected under applicable Law, (ii) personally identifiable information, material confidential or proprietary information, and material trade secrets entrusted to any Group Company by its customers, clients, or other persons to whom the such Group Company owes a duty or obligation under applicable Law or any written Contract to maintain the security or confidentiality thereof, and (iii) material Trade Secrets.

        (i)    Except as would not have or result in a Company Material Adverse Effect, no Group Company is in breach of any requirements for or restrictions regarding sublicensing or disclosure of Intellectual Property, Trade Secrets, or personally identifiable information of the Group Companies or their clients or customers to any third party (including any Group Company), contained in any applicable Contracts with any of the Company's or its Subsidiaries' customers or clients or under applicable Law. No proceedings before any Governmental Authority are pending, or, to the knowledge of the Company, threatened against a Group Company by any person alleging a violation of such person's, or any other person's, privacy, publicity, personal or confidentiality rights by such Group Company under applicable Laws, or a breach or other violation of any of the Group Companies' internal rules, policies and procedures with respect to privacy, publicity, data protection, collection, storage, transfer, use or disclosure of personally identifiable information by such Group Company, in each case, except as would not have or result in a Company Material Adverse Effect.

        (j)    Except as would not have or result in a Company Material Adverse Effect, the Group Companies have valid and enforceable non-disclosure agreements with their employees, consultants, contractors and other persons engaged by the Group Companies, in each case that create, use, collect, access, disclose or obtain disclosure on behalf of the Company of any Trade Secrets, confidential information, and personally identifiable information of the Company, the Company's customers or clients, and any other third parties to whom the Company or its employees owe obligations of confidentiality and non-disclosure and regarding which the Company owes obligations of confidentiality and non-disclosure under applicable Law or written Contract.

        (k)   Except as would not have or result in a Company Material Adverse Effect, the Group Companies take commercially reasonable actions to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup procedures, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures. To the knowledge of the Company, in the past four (4) years, there have been no unauthorized intrusions or breaches of security with respect to the material IT Assets nor any material malfunction with respect to any of the material IT Assets that has not been remedied or replaced in all material respects.

        (l)    Except as would not have or result in a Company Material Adverse Effect, no funding or facilities of any public or private university or college or Governmental Authority were used by any Group Company to develop or create, in whole or in part, any Company Intellectual Property owned by such Group Company in a manner that would vest in such university or college or Governmental Authority ownership of such Company Intellectual Property. To the knowledge of the Company, there is no governmental prohibition under applicable Law in the PRC on the Group Companies' export or import of any of the material Company Intellectual Property owned by a Group Company from or to the PRC.

        (m)  Except as would not have or result in a Company Material Adverse Effect, no Group Company is or has been a member of or contributor to any industry standards body or similar organization that currently compels or could compel it to grant or offer to any third party any license or right to, any Company Intellectual Property owned by such Group Company.

        SECTION 3.13    Taxes.

        (a)   Each Group Company has timely filed all material Tax Returns required to be filed and all such Tax Returns are true, accurate and complete in all material respects;

        (b)   Each Group Company has paid and discharged all material Taxes due and payable (whether or not shown to be due on any Tax Return), and where payment is not yet due, each Group Company has made adequate provision for all material Taxes in its financial statements in accordance with GAAP;

        (c)   There are no material Liens with respect to Taxes upon any of the assets or properties of any Group Company, other than with respect to Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

        (d)   As of the date hereof, no Governmental Authority is asserting in writing against any Group Company any deficiency or claim for any material Taxes;

        (e)   Each Group Company has properly and timely withheld, collected and deposited all material Taxes that are required to be withheld, collected and deposited under applicable Law;

        (f)    There is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of any Group Company, and no such action has been threatened by an authority in writing;

        (g)   No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax, in either case, that is currently effective;

        (h)   There are no unresolved claims by any Governmental Authority in a jurisdiction where any Group Company does not file Tax Returns that any Group Company is or may be subject to Taxes in such jurisdiction;

        (i)    Neither the Company nor any Subsidiary that is an Offshore Subsidiary takes the position for tax purposes that it is a "resident enterprise" of the PRC;

        (j)    No Group Company (A) is or has ever been a member of a combined, consolidated, unitary, affiliated or similar Tax group (other than a group of which the common parent is or was one of the Group Companies) or (B) has any material liability for Taxes of any person as a result of being a member of such a Tax group or arising from the application of any provision of U.S. federal, state, local or non-U.S. Tax Law, or as a transferee or successor, by contract, or otherwise;

        (k)   No Group Company is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, other than any such agreement or arrangement (A) solely between the Group Companies or (B) entered into in the ordinary course of business and for which the primary purpose does not relate to Taxes;

        (l)    No Group Company will be required to include material amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (A) a change in method of accounting occurring prior to the Closing Date, (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, or (C) a prepaid amount received, or paid, prior to the Closing Date;

        (m)  Each Group Company is in material compliance with all terms and conditions of any Tax exemption, Tax holiday, Tax incentive, or other Tax reduction agreement or order of a Governmental Authority; and

        (n)   Any submissions made on behalf of any Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax incentives or other Tax reduction agreement or order of a Government Authority are accurate and complete in all respects. As of the date hereof, no suspension, revocation or cancellation of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a Governmental Authority is pending or, to the knowledge of the Company, threatened.

        SECTION 3.14    Indebtedness and Security.     No Group Company has any secured creditors holding fixed or floating security interests. No Group Company has taken any steps to seek protection pursuant to any bankruptcy law, nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so.

        SECTION 3.15    Material Contracts.     (a) No Group Company is a party to, and no Group Company's properties or assets are bound by, any of the types of Contracts listed in clauses (i) through (xiv) of this Section 3.15(a) (such types of Contracts being the "Material Contracts"):

  (i)
  each Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company's most recently filed annual report on Form 20-F;

  (ii)
  each Contract or Contracts relating to any Indebtedness in respect of any counterparty involving actual or potential liability to the Group Companies in excess of RMB 10,000,000 during any 12-month period;

  (iii)
  each Contract in respect of any (A) joint venture, strategic cooperation or collaboration arrangement, joint sales or marketing agreement, or partnership arrangement, in each case, that is material to the business of the Group Companies taken as a whole, or (B) other agreement involving a sharing of profits, losses, costs or liabilities by any Group Company that is material to the business of the Group Companies taken as a whole;

  (iv)
  each of the Contracts described under the caption "Item 4. Information on the Company—C. Organizational Structure" in the Company's most recently filed annual report on Form 20-F, which (A) provide the Company with effective control over any of its Subsidiaries in respect of which it does not, directly or indirectly, own a majority of the equity interests (each, an "Operating Subsidiary"), (B) provide any Group Company the right or option to purchase the equity interests in any Operating Subsidiary, or (C) transfer economic benefits from any Operating Subsidiary to any other Subsidiary (the contracts and agreements described in (A), (B) and (C), together, the "Control Agreements");

  (v)
  is a Contract pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license, sublicense or other right to, or covenant not to be sued under, any material Intellectual Property (other than any non-exclusive license or sublicense to generally commercially available off-the-shelf Software) or (B) grants any license, sublicense or other right to, or covenant not to be sued under, any material Intellectual Property (other than a non-exclusive license or sublicense granted in the ordinary course of the grantor's business);

  (vi)
  each Contract that involves the acquisition or disposition, directly or indirectly (by merger, license or otherwise), of any securities of any person (other than a Company Share Award) or any assets that have a fair market value or purchase price of more than US$1,000,000;

  (vii)
  each Contract that limits, or purports to limit, the ability of any Group Company to compete in any line of business in any geographic area or during any period of time in a manner that is material to the Group Companies, taken as a whole, or any Contract that grants any exclusive rights to any third party (including any exclusive license or exclusive distribution or usage arrangements) if such Contract, exclusive rights or restrictions resulting therefrom are material to the Group Companies, taken as a whole;

  (viii)
  each Contract between any Group Company, on the one hand, and any directors or officers of any Group Company or their immediate family members or shareholders (other than the holders of the Alibaba Shares) of any Group Company holding more than 5% of the voting securities of any Group Company, on the other hand, under which there are material rights or obligations outstanding;

  (ix)
  each Contract with a Major Customer;

  (x)
  each Contract providing for any earn-out or similar payment payable by any Group Company to any person (other than to another Group Company);

  (xi)
  each Contract providing for any change of control or similar payments to any Third Party in excess of US$1,000,000;

  (xii)
  each material Contract providing for cooperation with any of the entities listed in Section 3.15(a)(xii) of the Company Disclosure Schedule related to mobile and internet location-based services;

  (xiii)
  each content procurement Contract, Contract related to distribution channels of the Group Companies, Contract in respect of cooperation with mobile phone makers and tablet computer makers in respect of pre-installed and downloadable navigation applications services, data purchase Contract, external data source Contract, Contract within the business sectors of automotive navigation and public sector and enterprise applications, and Contract related to provision of vehicle connectivity solutions by the Group Companies, which in each case is material to the Group Companies taken as a whole; and

  (xiv)
  each Contract relating to any capital expenditure or any disbursement Contract with a contract value exceeding RMB 5,000,000.

        (b)   Except as would not have or result in a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) to the Company's knowledge, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception, (iii) no Group Company and, to the Company's knowledge, no counterparty, is or is alleged to be in breach or violation of, or default under, any Material Contract, (iv) to the Company's knowledge, no person intends to terminate any Material Contract and (v) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

        SECTION 3.16    Customers.     Section 3.16 of the Company Disclosure Schedule lists the five (5) largest customers of the Group Companies during each of 2011, 2012 and 2013 (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over such fiscal year) (each, a "Major Customer"). Neither the Company nor any of its Subsidiaries has received any written notice or communication from any Major Customer that it intends to terminate, or not renew, its relationship with the Company or such Subsidiary.

        SECTION 3.17    Interested Party Transactions.     None of the officers or directors of any Group Company is presently a party to any transaction with the Company or any of its Subsidiaries which would be required to be reported under Item 404 of Regulation S-K of the SEC (other than for services as officers, directors and employees of a Group Company), other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of its Subsidiaries), (b) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries and (c) other employee benefits, including Company Share Awards, in each case, in the ordinary course of business and consistent with past practice.

        SECTION 3.18    Insurance.     Except as would not have or result in a Company Material Adverse Effect, as of the date of this Agreement, (i) all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Group Companies are in full force and effect, (ii) the Company has no reason to believe that any Group Company will not be able to (A) renew its existing insurance policies as and when such policies expire or (B) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost, (iii) no Group Company has received any written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of its respective insurance policies, and (iv) no Group Company has been denied any insurance coverage which it has sought or for which it has applied.

        SECTION 3.19    Anti-Takeover Provisions.     The Company is not party to a shareholder rights agreement, "poison pill" or similar agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, "fair price", "control share" or other similar Laws enacted under any Laws applicable to the Company (each, a "Takeover Statute") does not, and will not, apply to this Agreement or the Transactions other than the CICL.

        SECTION 3.20    Brokers.     Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

        SECTION 3.21    No Additional Representations.     Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any other express or implied representation or warranty with respect to any Group Company or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of their respective affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the section or subsection of the Parent Disclosure Schedule that corresponds to a section or subsection of this Article IV or any other section or subsection of the Parent Disclosure Schedule (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section or subsection of the Parent Disclosure Schedule and any other representation or warranty made in Article IV, in either case, to the extent that it is readily apparent on the face of such disclosure that such information qualifies such section or subsection of the Parent Disclosure Schedule or such section or subsection of this Article IV, as applicable), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

        SECTION 4.01    Corporate Organization.     Each of Parent and Merger Sub is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets to carry on its business as it is now being conducted.

        SECTION 4.02    Authority Relative to This Agreement.     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement by Parent and Merger Sub and the Plan of Merger by Merger Sub and the consummation by them of the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        SECTION 4.03    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and consummation of the Transactions will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming (solely with respect to performance of this Agreement and the consummation of the Transactions) that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which any property or asset of either of them is bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the Transactions by Parent or Merger Sub.

        (b)   The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of a Schedule 13E-3 and furnishing of the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of Nasdaq, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, (iv) for the notice to be filed pursuant to Exon-Florio for the purpose of obtaining CFIUS Approval, (v) for the consents, approvals, authorizations or permits of, or filings with or notifications to the Governmental Authorities with authority over the enforcement of applicable antitrust or competition Laws in any jurisdiction that is material to the business of Parent or the Company, and (vi) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not, individually or in the aggregate, be expected to, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub.

        SECTION 4.04    Sufficient Funds.     At the Closing, Parent will have available sufficient funds to pay the Merger Consideration in accordance with and subject to the terms and conditions of this Agreement.

        SECTION 4.05    Brokers.     Except for Deutsche Bank AG, Hong Kong Branch, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

        SECTION 4.06    Certain Actions.

        (a)   As of the date hereof, except for this Agreement there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their affiliates, on the one hand, and any officer or director of the Company, on the other hand, that relate in any way to the Transactions; (ii) to which Parent, Merger Sub or any of their affiliates is a party pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (iii) to which Parent, Merger Sub or any of their affiliates is a party pursuant to which any shareholder of the Company has agreed to vote to approve and authorize this Agreement, the Plan of Merger and the Merger or has agreed to vote against any Acquisition Proposal.

        SECTION 4.07    Non-Reliance on Company Estimates.     In connection with the due diligence investigation of the Group Companies by Parent, Merger Sub and their respective affiliates and Representatives, Parent, Merger Sub and their respective affiliates and Representatives have received and may continue to receive from the Group Companies and/or their respective Affiliates and representatives certain estimates, projections and other forecasts, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge and agree that (a) there are uncertainties inherent in attempting to make such estimates, projections and forecasts, as well as in such business plans, (b) Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and forecasts, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or business plans) and (c) neither Parent nor Merger Sub is relying on any estimates, projections, forecasts or business plans furnished by the Group Companies or their respective affiliates and Representatives; provided that nothing contained in this Section 4.07 shall be deemed to limit in any way the representations and warranties of the Company set forth in Article III.

        SECTION 4.08    No Additional Representations.     Except for the representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company acknowledges the foregoing.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

        SECTION 5.01    Conduct of Business by the Company Pending the Merger.

        (a)   The Company agrees that, between the date of this Agreement and the Effective Time, except as required by applicable Law or as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly provided by any other provision of this Agreement, unless Parent shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):

            (i)  the businesses of the Group Companies shall be conducted only in, and no Group Company shall take any action except in, a lawfully permitted manner in the ordinary course of business consistent with past practice; and

           (ii)  the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Group Companies, maintain in effect all Material Company Permits, keep available the services of the current officers, key employees, and key consultants and contractors of the Group Companies and preserve the current material relationships and goodwill of the Group Companies with Governmental Authorities, key customers and suppliers, and any other persons with which any Group Company has relations.

        (b)   In furtherance and without limitation of Section 5.01(a), except as set forth in Section 5.01(b) of the Company Disclosure Schedule, or as required by applicable Law or as expressly provided by any other provision of this Agreement, the Company will not, and will not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

            (i)  amend or otherwise change the memorandum and articles of association or equivalent organizational documents of the Company, or make any material amendments to the memorandum and articles of association or equivalent organizational documents of any other Group Company;

           (ii)  issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (A) any shares of any class of any Group Company, or any options, warrants, convertible securities or other rights of any kind (including any Company Share Award) to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of any Group Company (other than (x) in connection with the exercise or settlement of any Company Share Awards outstanding on the date hereof in accordance with the applicable Share Incentive Plan and applicable award agreement or (y) in transactions solely among the Company's wholly-owned Subsidiaries or between the Company and any of its wholly-owned Subsidiaries), or (B) any material property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any Subsidiary (other than (x) in the ordinary course of business and consistent with past practice or (y) in transactions solely among the Company's wholly-owned Subsidiaries or between the Company and any of its wholly-owned Subsidiaries);

          (iii)  declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares, other than dividends or other distributions from any Group Company to the Company or another Group Company which is wholly-owned by the Company;

          (iv)  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its share capital, in each case other than in connection with the settlement of any Company Share Awards in accordance with the applicable Share Incentive Plans and this Agreement;

           (v)  (A) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, recapitalization, restructuring, reorganization or similar transaction involving any Group Company (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company), or (B) create any new Subsidiaries;

          (vi)  (A) acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof (other than a wholly-owned Subsidiary of the Company), or

  (B) acquire any assets (other than (x) in the ordinary course of business consistent with past practice or (y) assets of a wholly-owned Subsidiary of the Company);

         (vii)  (A) incur, assume, alter, amend or modify any Indebtedness, guarantee any Indebtedness, or issue any debt securities, in each case, in excess of US$1,000,000 individually or US$2,000,000 in the aggregate, or (B) make (x) any loans or advances to any director or executive officer of the Company or (y) any loans or advances in excess of US$1,000,000 individually or US$2,000,000 in the aggregate to any other person;

        (viii)  create or grant any Lien on any material assets (including material Intellectual Property) of any Subsidiaries of the Company other than in the ordinary course of business consistent with past practice;

          (ix)  (A) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$1,000,000, unless specifically included in the Company's current budget and operating plan approved by the Company Board, or (B) authorize or make any commitment with respect to capital expenditures which are, in the aggregate (including capital expenditures included in the Company's budget and operating plan), in excess of US$5,000,000 for the Group Companies taken as a whole; or

           (x)  guarantee the performance or other obligations of any person (other than guarantees in connection with any Indebtedness as permitted by the foregoing clause (viii));

          (xi)  except as otherwise required by Law or pursuant to any Company Employee Plan in existence as of the date hereof, (A) enter into any new employment or compensatory agreements in connection with employment (including the renewal of any such agreements), or terminate or amend any such agreements, with any director or officer of any Group Company or any other employee of any Group Company who has an annual base salary in excess of US$80,000, (B) grant or provide any severance or termination payments or benefits in excess of US$5,000 individually or US$50,000 in the aggregate to any director, officer, employee or consultant of any Group Company, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or grant, issue or make any new equity awards to any director, officer, employee or consultant of any Group Company, except annual base salary increases to non-officer employees of any Group Company made in the ordinary course consistent with past practice, (D) establish, adopt, amend or terminate any Company Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement or amend the terms of any outstanding Company Share Awards, (E) take any action to accelerate or otherwise alter the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Company Employee Plan, to the extent not already required in any such plan, including voluntarily accelerating the vesting of any Company Share Award in connection with the Merger, or (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

         (xii)  make any material changes with respect to any method of financial accounting, or financial accounting policies or procedures, including material changes affecting the reported consolidated assets, liabilities or results of operations of any Group Companies except as required by changes in GAAP or applicable Law;

        (xiii)  (A) enter into, materially amend or modify (other than extensions at the end of the term in the ordinary course of business), or consent to the termination of any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof), or (B) amend, waive, modify or consent to the termination of the Company's or any Subsidiary's material rights thereunder, in each case of (A) and (B) which would reasonably be expected to adversely impact the Group Companies, taken as a whole, in any material respect, or (C) fail to comply with or breach in any material respect any Material Contract (including the Investment Documents);

        (xiv)  enter into any Contract between any of the Group Companies, on the one hand, and any of their respective directors or officers, on the other hand, in each case required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act (except as permitted under Section 5.01(b)(xii));

         (xv)  terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

        (xvi)  commence any material Action (other than in respect of collection of amounts owed in the ordinary course of business) or settle any Action other than any settlement involving only the payment of monetary damages not in excess of US$200,000 not relating to this Agreement or the Transactions;

       (xvii)  engage in the conduct of any new line of business material to the Group Companies, taken as a whole;

      (xviii)  permit any item of material Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed (other than expiration of Intellectual Property), or fail to perform or make any applicable filings, recordings or other similar actions or filings required to maintain and protect its interest in material Intellectual Property, or fail to pay all required fees and taxes required to maintain and protect its interest in material Intellectual Property;

        (xix)  fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

         (xx)  make or change any material Tax election, amend any material Tax return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or change any material method of Tax accounting; or

        (xxi)  authorize or agree to take any of the foregoing actions, or enter into any letter of intent (binding or non-binding) or similar written agreement or arrangement with respect to any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

        SECTION 6.01    Proxy Statement and Schedule 13E-3.

        (a)   Promptly following the date hereof, the Company, with the assistance of Parent and Merger Sub, shall prepare and cause to be filed with the SEC a proxy statement relating to the approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"). Concurrently with the preparation of the Proxy Statement, the Company and Parent shall jointly prepare and cause to be filed a Schedule 13E-3 with the SEC. Each of the Company and Parent shall use its reasonable best efforts so that the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Each of the Company and Parent shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and Schedule 13E-3. Each of the Company and Parent shall furnish all information concerning such party to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and Schedule 13E-3. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing the Proxy Statement and Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed). If at any time prior to the Shareholders' Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

        (b)   Parent represents and covenants that the information supplied by Parent for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, and (iii) the time of the Shareholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3.

        (c)   The Company represents and covenants that the information supplied by the Company for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, and (iii) the time of the Shareholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3. The Company covenants that all documents that the Company is responsible for filing with and/or furnishing to the SEC in connection with any of the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, other than with respect to any information supplied by Parent or Merger Sub.

        SECTION 6.02    Company Shareholders' Meeting.

        (a)   As soon as reasonably practicable following the date of this Agreement, the Company shall cause a definitive Proxy Statement, letter to shareholders, notice of meeting and form of proxy accompanying the definitive Proxy Statement that will be provided to the holders of Shares in connection with the solicitation of proxies for use at the Shareholders' Meeting, to be mailed to the holders of Ordinary Shares at the earliest practicable date after the date that the SEC confirms it has no further comments, and, if necessary in order to comply with applicable Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

        (b)   As promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall take, in accordance with applicable Law and its memorandum and articles of association, all action reasonably necessary to (i) call, give notice of, set a record date for, and convene the shareholders' meeting for the purpose of obtaining the Requisite Company Vote (the "Shareholders' Meeting"), (ii) instruct or otherwise cause the Depositary to (A) fix the record date established by the Company for the Shareholders' Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Ordinary Shares represented by ADSs (the "Record ADS Holders"), (B) provide all proxy solicitation materials to all Record ADS Holders and (C) vote all Ordinary Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Except with the prior written consent of Parent, the only matter (other than procedural matters) that shall be proposed to be acted upon by the shareholders of the Company at the Shareholders' Meeting shall be approval of this Agreement, the Plan of Merger and the Merger.

        (c)   The Company may, and Parent may request that the Company, adjourn or postpone the Shareholders' Meeting for up to thirty (30) days (but in any event no later than five (5) Business Days prior to the Termination Date) (x) if as of the time for which the Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholders' Meeting or (B) voting in favor of approval of this Agreement and the Transactions to obtain the Requisite Company Vote or (y) at the reasonable request of any party hereto, in order to allow reasonable additional time for the filing and, if necessary or desirable, mailing of any supplemental or amended disclosure to be reviewed by the Company's shareholders prior to the Shareholders' Meeting, in which event the Company shall, in each case, cause the Shareholders' Meeting to be adjourned or postponed.

        (d)   Once the Company has established the record date, the Company shall not change such record date or establish a different record date for the Shareholders' Meeting without the prior written consent of Parent, unless required to do so by applicable Law, the memorandum and articles of association of the Company, or if the Board has determined (based on the advice of outside legal counsel) that failure to do so would be reasonably likely to violate the directors' fiduciary duties under applicable Law. In the event that the date of the Shareholders' Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that, unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Shareholders' Meeting, as so adjourned, postponed or delayed, except as required by applicable Law or the memorandum and articles of association of the Company, or if the Board has determined (based on the advice of outside legal counsel) that failure to do so would be reasonably likely to violate the directors' fiduciary duties under applicable Law.

        (e)   Subject to Section 6.04(c), the Company Board shall recommend to holders of the Shares that they approve and authorize this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Plan of Merger and the Transactions and shall take all other actions reasonably necessary or advisable to secure the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company under this Section 6.02 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change in the Company Recommendation.

        (f)    Unless this Agreement has been terminated in accordance with its terms or the Company Board has effected a Change in the Company Recommendation, Parent and Merger Sub shall, at the Shareholders' Meeting, vote, or cause their respective controlled Affiliates that own Shares to vote, all Shares for which Parent, Merger Sub such controlled Affiliates, as applicable, have voting power, in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

        SECTION 6.03    Access to Information.

        (a)   From the date hereof until the Effective Time and subject to applicable Law, upon reasonable advance notice from Parent, the Company shall (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books and records of the Group Companies, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct the Representatives of the Group Companies to reasonably cooperate with Parent and its Representatives in its investigation; provided, that the Company shall not be required to (A) furnish, or provide access to, any information to any person not a party to, or otherwise covered by, the Confidentiality Agreement with respect to such information, or (B) provide access to or furnish any information if doing so would (x) violate any Contract with any third party or any applicable Law, or (y) cause any Group Company, upon advice of outside legal counsel, to waive any privilege with respect to such information, provided that the Company shall take all commercially reasonable steps to permit inspection of or to disclose such information on a basis that does not waive such Group Company's privilege with respect thereto, including, without limitation, by means of a joint interest or defense agreement.

        (b)   No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

        SECTION 6.04    No Solicitation of Transactions.

        (a)   The Company agrees that no Group Company and none of the directors or officers of any Group Company shall, and that it shall direct its and its Subsidiaries' Representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Group Company), not to, in each case, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information in a manner designed to encourage), or take any other action designed to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to any Group Company or the Transactions to, any person or entity in connection with, or in order to obtain, an Acquisition Proposal, or (iii) agree to, approve, adopt, endorse or recommend (or publicly propose to agree to approve, adopt, endorse or recommend) any Acquisition Proposal, or enter into any letter of intent, Contract, commitment or obligation contemplating or otherwise relating to, or consummate, any Acquisition Proposal (in each case, other than to the extent permitted pursuant to Section 6.04(c)), or (iv) authorize or permit any of the officers, directors or Representatives of any Group Company to take any action set forth in clauses (a)(i)—(a)(iii) of this Section 6.04. The Company shall notify Parent in writing as promptly as practicable (and in any event within forty-eight (48) hours after the Company attains knowledge) of any proposal or offer, or any request for information or other inquiry or request, that could reasonably be expected to lead to an Acquisition Proposal, specifying (x) the material terms and conditions thereof and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has determined to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Third Party which prohibits the Company from providing such information to Parent, or release any Third Party from, or waive any provision of, any confidentiality or standstill agreement in connection with an Acquisition Proposal.

        (b)   Notwithstanding Section 6.04(a), but subject to compliance with the other provisions of this Section 6.04, prior to obtaining the Requisite Company Vote, the Company Board may directly or indirectly, including through the Company's Representatives, (i) contact any Third Party that has made an unsolicited, written, bona fide proposal or offer regarding an Acquisition Proposal that was not initiated or solicited in breach of Section 6.04(a) solely in order to clarify the terms and conditions thereof so as to assess whether such proposal or offer constitutes or is reasonably expected to result in a Superior Proposal, and (ii) furnish information to, and enter into discussions with, such Third Party to the extent the Special Committee has (A) determined in good faith (after consultation with a financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel, as applicable) that such proposal or offer constitutes or is reasonably likely to result in a Superior Proposal, and that, in light of such Superior Proposal, failure to furnish such information to or enter into discussions with such Third Party would be reasonably likely to violate the directors' fiduciary duties under applicable Law, and (B) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement); provided that the Company shall provide written notice to Parent prior to taking any action set forth in clauses (b)(i) or (b)(ii) of this Section 6.04 and shall concurrently make available to Parent any material information concerning any Group Company that is provided to any such person and that was not previously made available to Parent or its Representatives.

        (c)   Except as set forth in this Section 6.04(c), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, or propose (publicly or otherwise) to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation (any of such actions, a "Change in the Company Recommendation") or adopt, approve, endorse or recommend, or propose (publicly or otherwise) to adopt, approve, endorse or recommend any Acquisition Proposal, provided that a "stop, look and listen" communication by the Company Board or the Special Committee pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication with respect to an Acquisition Proposal which did not result from any breach of this Section 6.04(c) shall not be deemed to be a Change in the Company Recommendation, nor (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, Contract, commitment or obligation with respect to any Acquisition Proposal. Notwithstanding the foregoing but subject to compliance by the Company and the Company Board with this Section 6.04, prior to the receipt of the Requisite Company Vote, if the Company has received an unsolicited, bona fide written Acquisition Proposal and the Special

Committee determines, in its good faith judgment, upon advice by a financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and failure to make a Change in the Company Recommendation would be reasonably likely to violate the directors' fiduciary duties under applicable Law, the Company Board may, upon the unanimous recommendation of the Special Committee, effect a Change in the Company Recommendation with respect to such Superior Proposal but only if:

  (1)
  prior to effecting a Change in the Company Recommendation, the Company shall have complied with the requirements of Sections 6.04(a) and 6.04(b) and shall (x) provide prior written notice to Parent on or before the later of (I) five (5) Business Days prior to effecting a Change in the Company Recommendation and (II) such date as would provide the notice period required to permit Merger Sub to exercise its right of first refusal under and in accordance with the Investment Documents (the "Notice Period") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, it being understood that such notice or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, (y) negotiate with and cause its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal would cease to constitute a Superior Proposal or so that a failure to effect a Change in the Company Recommendation would no longer be reasonably likely to violate the directors' fiduciary duties under applicable Law, and (z) permit Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any proposed modifications or adjustments with respect thereto (to the extent Parent desires to make such presentation) and consider in good faith any modification or adjustments regarding this Agreement proposed by Parent; provided that any material modifications to such Acquisition Proposal that the Special Committee previously determined to be a Superior Proposal shall be deemed a new Acquisition Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(c);

  (2)
  Ali ET Investment Holding Limited has not exercised its right of first refusal under the Investor Documents with respect to such Superior Proposal prior to the end of the Notice Period; and

  (3)
  following the end of the Notice Period (and any renewed period thereof), the Special Committee shall have unanimously determined in good faith (after consultation with a financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel, as applicable,) after considering the terms of any modifications or adjustments to this Agreement proposed by Parent, that (x) such Acquisition Proposal continues to constitute a Superior Proposal and (y) with respect to a Change in the Company Recommendation, failure to effect a Change in the Company Recommendation would be reasonably likely to violate the directors' fiduciary duties under applicable Laws, and shall have communicated its unanimous recommendation to the Company Board to effect a Change in the Company Recommendation with respect to such Superior Proposal.

        SECTION 6.05    Directors' and Officers' Indemnification and Insurance.

        (a)   The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable with respect to exculpation, advancement of expenses and indemnification than are set forth in the memorandum and articles of association of the Company in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification shall be required by Law.

        (b)   The Surviving Company shall maintain in effect for six (6) years from the Effective Time, the current directors' and officers' liability insurance policies maintained by the Company as of the date hereof with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the "Indemnified Parties"); provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent's request, the Company shall, purchase a six (6)-year "tail" prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.

        (c)   Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply with all of the Company's obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative ("Damages"), arising out of, relating to or in connection with (i) the fact that such person is or was a director or officer of the Company or such Subsidiary or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company's or such Subsidiaries' respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law, including the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any such person; provided that this Section 6.05(c) is not intended to confer any new or additional rights on any such person, and the indemnification and other obligations of the Company set forth above shall be subject to any limitation imposed from time to time under applicable Law, the Company's and its Subsidiaries' respective organizational and governing documents in effect as of the date hereof, or any agreements set forth on Section 6.05(c) of the Company Disclosure Schedule in effect as of the date of this Agreement.

        (d)   A person seeking indemnification in accordance with Section 6.05(c) shall use commercially reasonable efforts to promptly notify the Surviving Company to prevent the Surviving Company or any of its Subsidiaries from being materially and adversely prejudiced by late notice. The right of the Surviving Company (or a Subsidiary nominated by it), if any, to participate in and/or assume the defense of any Action in respect of which indemnification is sought under Section 6.05(c) shall be determined in accordance with the applicable agreement or document providing for such indemnification.

        (e)   In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.05.

        (f)    The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.05.

        (g)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

        SECTION 6.06    Notification of Certain Matters.     Each of the Company and Parent shall promptly notify the other in writing of:

        (a)   any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

        (b)   any notice or other communication from any Governmental Authority in connection with the Transactions;

        (c)   any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party's representations and warranties contained herein, or that relate to such party's ability to consummate the Transactions; and

        (d)   if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such party set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 7.01, 7.02 and 7.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.06 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) be deemed to amend or supplement the Company Disclosure Schedule, or (C) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        SECTION 6.07    Further Action; Reasonable Best Efforts.

        (a)   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall as promptly as practicable make its respective filings, and thereafter make any other required submissions, with respect to the Transactions with or to each Governmental Authority with jurisdiction over enforcement of the antitrust or competition Laws that is specified by Parent in writing (the "Specified Filings"), and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith. In addition, each of the parties hereto shall (i) notify the other parties as promptly as practicable of any communication (whether oral or written) it or any of its affiliates receives from any Governmental Authority in connection with the Transactions, (ii) permit the other parties to review in advance, and consult with the other parties on (and obtain the prior written consent of Parent with respect to), any proposed filing or written submission by such party or any communication (whether oral or written) voluntarily initiated by such party (not in response to any inquiry or request for information from any Governmental Authority) with or to any Governmental Authority in connection with the Transactions, (iii) use reasonable best efforts to consult with the other parties, to the extent practicable and permitted by such Governmental Authority, in advance of any other communication (whether oral or written) with or to any Governmental Authority in connection with the Transactions and (iv) to the extent permitted by such Governmental Authority, give the other parties the opportunity to attend and participate at any meeting or conference with any Governmental Authority in connection with the Transactions that was requested by such Governmental Authority and obtain the prior written consent of Parent before initiating or voluntarily requesting any such meeting or conference. Notwithstanding the foregoing or anything contained herein to the contrary, neither the Company nor Parent or Merger Sub shall make any filings or submissions with or to, or seek any approvals from, any Governmental Authority with jurisdiction over enforcement of antitrust or competition Laws other than the Specified Filings.

        (b)   The Company and Parent shall (i) as promptly as practicable after the date hereof, cooperate to prepare the notice pursuant to Exon-Florio to be used to seek the CFIUS Approval, (ii) provide or cause to be provided as promptly as practicable to CFIUS information or documents required by CFIUS or necessary, proper or advisable to permit the consummation of the transaction, (iii) promptly inform the other parties of any communication received by such party from, or given by such party to, CFIUS, (iv) to the extent permitted by applicable Law, permit the other parties to review any communication given by it to, and consult with each other in advance of any meeting or conference with, CFIUS, and (v) if permitted by CFIUS, give the other parties the opportunity to attend and participate in such meetings and conferences; provided that, in any event, to the extent permitted by applicable Law, the Company shall be required to obtain the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) in advance of submitting or providing any information, documents or communications to, or agreeing to or scheduling any meeting or conference with, CFIUS. If requested by Parent in writing in connection with obtaining the CFIUS Approval, the Company shall, or shall commit to, hold separate, restructure, reorganize, sell, divest, dispose of or make subject to operational or other restrictions any of its businesses, services or assets prior to, at or following the Closing (provided that any such action shall be subject to the occurrence of the Closing and any such action taken prior to Closing shall be terminable in the event that the Closing does not occur or this Agreement is terminated); provided that, notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent, Merger Sub or any of their respective affiliates to take or commit to take any such actions or otherwise take or commit to any other action that limits its freedom of action (or the freedom of action of the Company or any of its Subsidiaries) with respect to, or its ability (or the ability of the Company or any of its Subsidiaries) to retain, any of its businesses, services or assets (or any businesses, services or assets of the Company or any of its Subsidiaries).

        (c)   Notwithstanding anything in this Agreement to the contrary, with respect to the matters covered in this Section 6.07, Parent shall, after consulting with the Company and considering the Company's views in good faith, to the extent permitted by applicable Law, take the lead in communicating with any Governmental Authority and developing strategy for responding to any investigation or other inquiry by any Governmental Authority related to the Transactions, and, subject to its obligations under Section 6.07, shall make all final decisions with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Authority related to the Transactions, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions by any Governmental Authority related to the Transactions.

        (d)   Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective affiliates to any Governmental Authority in connection with the Merger and the Transactions.

        (e)   Upon the written request of Parent, the Company shall use commercially reasonable efforts to provide notice to or obtain consent from, as applicable, the counterparty to any Contract set forth in Section 3.05(a)(iii) of the Company Disclosure Schedule in connection with the transactions contemplated by this Agreement, and will consult with Parent prior to seeking any such consent; provided that no Group Company shall be required prior to the Effective Time to pay any consent or other similar fee to obtain the consent, waiver or approval of any person.

        (f)    Not later than seven (7) days after the date of this Agreement, the Company shall deliver to Parent a schedule that sets forth the following information with respect to each Company Share Award outstanding as of the date hereof: (i) the name of the Company Share Award recipient; (ii) the particular Share Incentive Plan pursuant to which such Company Share Award was granted; (iii) the number and type of Shares subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; (vi) the vesting schedule of such Company Share Award; and (vii) the date on which such Company Share Award expires.

        SECTION 6.08    Participation in Litigation.

        Prior to the Effective Time, (a) each of Parent and the Company shall give prompt notice to the other of any Actions by shareholders of the Company commenced or, to the knowledge of Parent or the Company, as the case may be, threatened, against the Company and/or its directors which relate to this Agreement or the Transactions, and (b) the Company shall give Parent the opportunity to participate in the defense or settlement of any such shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and, no such Action shall be settled or compromised, and the Company shall not take any action to adversely affect or prejudice any such Action, without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        SECTION 6.09    Resignations.

        To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, which shall include a waiver of any claims against the Group Companies in respect of such resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent.

        SECTION 6.10    Public Announcements.

        Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and shall not, without the prior written consent of the other party (such consent to not be unreasonably withheld), issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation; provided, however, that, in the event a party is required by applicable Law to make any press release, communication, other public statement, press conference or conference call, as the case may be, such party may do so without Parent's (if the Company is the disclosing Party) or the Company's (if Parent or Merger Sub is the disclosing party) prior written consent provided such party (i) individually notifies Parent (if the Company is the disclosing Party) or the Company (if Parent or Merger Sub is the disclosing party) of such press release, communication, other public statement, press conference or conference call to the extent legally permissible, (ii) only discloses information in respect of this Agreement and the Transactions to the extent required by applicable Law, upon the advice of outside counsel, and (iii) incorporate all reasonable comments of Parent (if the Company is the disclosing party) or the Company (if Parent or Merger Sub is the disclosing party), to the extent legally permissible. Notwithstanding the foregoing, the restrictions set forth in this Section 6.10 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 6.04(c).

        SECTION 6.11    Stock Exchange Delisting.

        Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Company from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

        SECTION 6.12    Takeover Statutes.

        If any Takeover Statute is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Merger and the other Transactions.

        SECTION 6.13    Other Actions.

        Prior to the Effective Time, the Company shall take the actions set forth in Section 6.13 of the Company Disclosure Schedule.

ARTICLE VII

CONDITIONS TO THE MERGER

        SECTION 7.01    Conditions to the Obligations of Each Party.

        The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

        (a)    Shareholder Approval.     The Requisite Company Vote shall have been obtained in accordance with the CICL and the Company's memorandum and articles of association.

        (b)    No Injunction.     No Governmental Authority of competent jurisdiction over the Merger shall have issued any injunction, restraining order or judgment which is then in effect that prohibits the consummation of the Merger.

        SECTION 7.02    Conditions to the Obligations of Parent and Merger Sub.

        The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

        (a)    Representations and Warranties.     (i) Other than the representations and warranties of the Company contained in Sections 3.03(a)(i), 3.03(a)(ii), 3.03(a)(iii) and 3.03(a)(iv) (Capitalization), 3.04(a) (Authority Relative to this Agreement; Fairness), 3.05(a)(i) (No Conflict; Required Filings and Consents) and 3.20 (Brokers), the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by "materiality" or "Company Material Adverse Effect" or any words of similar import set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, would not have or result in a Company Material Adverse Effect, (ii) the representations and warranties set forth in Sections 3.04(a), 3.05(a)(i) and 3.20 shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) the representations and warranties set forth in Sections 3.03(a)(i), 3.03(a)(ii), 3.03(a)(iii) and 3.03(a)(iv) shall be true and correct as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), subject to de minimis exceptions that do not, individually or in the aggregate, increase the aggregate amount of the Merger Consideration by more than US$200,000.

        (b)    Agreements and Covenants.     The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

        (c)    Officer Certificate.     The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(d).

        (d)    Material Adverse Effect.     Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

        SECTION 7.03    Conditions to the Obligations of the Company.

        The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

        (a)    Representations and Warranties.     The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by "materiality") shall be true and correct in all material respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, would not, individually or in the aggregate, reasonably be expected to prevent the consummation of any of the Transactions.

        (b)    Agreements and Covenants.     Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

        (c)    Officer Certificate.     Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

        SECTION 7.04    Frustration of Closing Conditions.

        Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party's failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        SECTION 8.01    Termination.

        This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time (provided that, in the case of the Company, any such action must be authorized by a unanimous recommendation of the Special Committee), as follows:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company, if:

              (i)  the Effective Time shall not have occurred on or before October 11, 2014 (such date as may be extended in accordance with this Section 8.01(b)(i), the "Termination Date"); provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party if the circumstances described in this Section 8.01(b)(i) are primarily caused by such party's failure to comply with its obligations under this Agreement; and provided, further, that the Termination Date may be extended by Parent or the Company (by written notice to the other party) to a date which is no later than January 11, 2015 in the event that, on the Termination Date, (x) all of the conditions to Closing (other than those that by their terms are to be satisfied at the Closing) have been satisfied or waived (provided that the conditions to Closing that by their terms are to be satisfied at the Closing would be satisfied as of the Termination Date if the Closing were to occur on the Termination Date), (y) Parent has made a Specified Filing for which it has not received consent or approval for the Merger from the applicable Governmental Authority and (z) the Closing has not occurred pursuant to the proviso in Section 1.02, and following any such extension, the "Termination Date" for all purposes hereunder shall be deemed to be such extended date; or

             (ii)  an Injunction shall have been issued;

            (iii)  if the Requisite Company Vote is not obtained at the Shareholders' Meeting or any adjournment thereof at which this Agreement has been voted upon;

          (c)   by the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement (including a failure by Parent and Merger Sub to complete the Closing subject to and in accordance with Section 1.02), or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in material breach of any of its representations, warranties, covenants or other agreements hereunder;

          (d)   by Parent:

              (i)  if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i)

    if either Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or other agreements hereunder; or

             (ii)  if (A) there shall have been a Change in the Company Recommendation, (B) the Company Board shall have adopted, approved, endorsed or recommended, or shall have proposed publicly to adopt, approve, endorse or recommend, an Acquisition Proposal, (C) the Company or any of its Subsidiaries shall have consummated or entered into any letter of intent, Contract, commitment or obligation with respect to any Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 6.04(b)), (D) the Company shall have failed to include the Company Recommendation in the Proxy Statement, or (E) a tender offer or exchange offer by a Third Party for any Shares representing 20% or more of the outstanding Shares is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) within ten (10) Business Days after the public announcement of such tender offer or exchange offer.

        SECTION 8.02    Effect of Termination.

        In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representatives of any party hereto); provided, however, that the terms of Section 6.10, this Article VIII and Article IX shall survive any termination of this Agreement.

        SECTION 8.03    Fees and Expenses.

        (a)   Subject to Section 8.03(b), all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated. "Expenses", as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, financing sources and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of the Proxy Statement and the Schedule 13E-3 and the mailing or other dissemination of the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Law and all other matters related to the consummation of the Transactions.

        (b)   The Company agrees that:

            (i)  if Parent shall terminate this Agreement pursuant to Section 8.01(d)(i) or Section 8.01(d)(ii); or

           (ii)  if (A) either Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii), (B) at or prior to the time of termination of this Agreement, a Third Party shall have publicly disclosed or communicated to the Company Board or Special Committee an Acquisition Proposal that has not been withdrawn at the time of termination of this Agreement (in the case of termination pursuant to Section 8.01(b)(i)) or at the time of the Shareholders' Meeting or any adjournment thereof at which this Agreement has been voted upon (in the case of termination pursuant to Section 8.01(b)(iii)), and (C) at any time prior to the date that is twelve (12) months after the date of such termination, the Company consummates or enters into a definitive agreement with respect to an Acquisition Proposal; provided, that for purposes of this Section 8.03(b)(ii), all references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be references to "more than 50%";

then the Company shall, subject to the next sentence, pay or cause to be paid to Parent promptly (but in any event, no later than two (2) Business Days after the first of such events shall have occurred) a fee of US$40,000,000 (forty million dollars) (the "Company Termination Fee"), by wire transfer of same day funds to one or more accounts designated in writing by Parent. In addition, if (x) either Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(iii) under circumstances in which the Company Termination Fee is not then payable pursuant to this Section 8.03(b), the Company shall, within twenty (20) Business Days following receipt of an invoice therefor, reimburse Parent and Merger Sub for all of their reasonably documented Expenses incurred prior to such termination, which amount shall in no event exceed US$4,000,000 (four million dollars) in the aggregate, by wire transfer of same day funds to one or more accounts designated in writing by Parent, regardless of the existence of circumstances which could require the Company thereafter to pay or cause to be paid to Parent a Company Termination Fee pursuant to this Section 8.03(b); provided, that in the event the Company shall be required to pay a Company Termination Fee pursuant to this Section 8.03(b), the Company shall be entitled to credit the aggregate amount of Expenses of Parent and Merger Sub actually reimbursed by the Company to Parent (or an affiliate designated by Parent) pursuant to this Section 8.03(b) against the amount of such Company Termination Fee.

        (c)   Parent agrees that if (i) (A) the Company or Parent shall terminate this Agreement pursuant to Section 8.01(b)(ii), (B) the Company has not breached in any material respect any of its covenants or other agreements hereunder and (C) all other conditions to Closing (other than those that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) the Company shall terminate this Agreement pursuant to Section 8.01(c), or (iii) (A) the Company or Parent shall terminate this Agreement pursuant to Section 8.01(b)(i), (B) the Company has not breached in any material respect any of its covenants or other agreements hereunder and (C) all other conditions to Closing (other than those that by their terms are to be satisfied at the Closing) have been satisfied or waived except for the condition set forth in Section 7.01(b), then Parent shall pay or cause to be paid to the Company promptly (but in any event no later than two (2) Business Days after the date of such termination) a fee of US$100,000,000 (one hundred million dollars) (the "Parent Termination Fee"), by wire transfer of same day funds to one or more accounts designated in writing by the Company.

        (d)   In the event that the Company shall fail to pay the Company Termination Fee, or Parent shall fail to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate established by the Wall Street Journal Table of Money Rates on such date plus 2.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

        (e)   Each party acknowledges that (i) the agreements contained in this Section 8.03 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.03(b) or Section 8.03(c) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.03, the parties hereto would not have entered into this Agreement.

        SECTION 8.04    Limitations on Liabilities.

        (a)   In no event shall any party or any of such party's affiliates be entitled to seek the remedy of specific performance of this Agreement other than as set forth in Section 9.07. For the avoidance of doubt, while the Company or Parent may pursue both a grant of specific performance obligating such party to consummate the Merger as permitted by Section 9.07 and the payment of the Parent Termination Fee pursuant to Section 8.03(c) or the Company Termination Fee pursuant to Section 8.03(b), as applicable, and any amounts pursuant to Section 8.03(d) (if any), under no circumstances shall the Company or Parent be permitted or entitled to receive both such grant of specific performance and the payment of the Parent Termination Fee, in the case of the Company, or the Company Termination Fee, in the case of Parent. If Parent pays the Parent Termination Fee pursuant to Section 8.03(c), then such payment shall be the sole and exclusive remedy of the Company-Related Parties against the Parent-Related Parties and no Parent-Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, including the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, knowingly, willfully or otherwise) or otherwise. If the Company pays the Company Termination Fee pursuant to Section 8.03(b), then such payment shall be the sole and exclusive remedy of the Parent-Related Parties against the Company-Related Parties and no Company-Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, including the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, knowingly, willfully or otherwise) or otherwise.

        SECTION 8.05    Amendment.

        This Agreement may be amended by the parties hereto by action taken by Parent and the Company (provided that, in the case of the Company, such action must be taken or authorized by the Special Committee) at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Ordinary Shares represented by ADSs) shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        SECTION 8.06    Waiver.

        At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE IX

GENERAL PROVISIONS

        SECTION 9.01    Non-Survival of Representations, Warranties and Agreements.

        The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Articles I and II, Section 6.05, Section 6.10 and this Article IX shall survive the Effective Time.

        SECTION 9.02    Notices.

        All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub, to:
26/F, Tower 1, Times Square
1 Matheson Street, Causeway Bay
Hong Kong
Attention:	Mr. Joseph Tsai / Mr. Tim Steinert
Facsimile:	+852 2215-5200
Email:	See Section 9.02 of the Parent Disclosure Schedule
with a copy to:
Simpson Thacher & Bartlett
35/F ICBC Tower
3 Garden Road
Central, Hong Kong
Attention:	Kathryn King Sudol
Facsimile:	+1 (212) 455-2502
Email:	ksudol@stblaw.com
if to the Company:
16/F, Section A, Focus Square
No 6. Futong East Avenue, Wangjing
Chaoyang District, Beijing 100102
The People's Republic of China
Attention:	Mr. Ji Ma
Facsimile:	+86 10 8410 7401
Email:	See Section 9.02 of the Company Disclosure Schedule
with a copy to:
Kirkland & Ellis
26/F Gloucester Tower
The Landmark
15 Queen's Road Central
Central, Hong Kong
Attention:	David Zhang
Jesse Sheley
Facsimile:	+852 3761-3301
Email:	david.zhang@kirkland.com
jesse.sheley@kirkland.com

        SECTION 9.03    Certain Definitions and Interpretations.

        (a)   For purposes of this Agreement:

        "Acquisition Proposal" means any proposal or offer relating to any of the following (other than the Transactions): (i) any merger, reorganization, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its material Subsidiaries, (ii) any sale, lease, license, exchange, transfer or other disposition or joint venture which would result in a Third Party acquiring assets, individually or in the aggregate, constituting 20% or more of the fair market value of the assets of the Company and its Subsidiaries or to which 20% or more of the net revenue, net income or EBITDA of the Company and its Subsidiaries are attributable, (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company or any of its material Subsidiaries to any Third Party, (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of equity securities of the Company, (v) any public solicitation of proxies in opposition to approval and adoption of this Agreement and approval of the Merger by the Company's shareholders or (vi) any other transaction proposed in writing to the Special Committee by any Third Party the consummation of which would reasonably be expected to prevent or materially delay the Transactions.

        "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For the avoidance of doubt, prior to the Closing, the Company and its Subsidiaries, officers and directors are not affiliates of Parent or Merger Sub.

        "Agreement" has the meaning set forth in the Preamble, which shall, for the avoidance of doubt, include all annexes and schedules hereto.

        "Applicable Anti-bribery Law" means any anti-bribery or anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, if applicable, and all other anti-bribery and anti-corruption laws to which a Group Company is subject.

        "beneficial owner", "beneficially owned" or "beneficially owning", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

        "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, the PRC or Hong Kong.

        "CFIUS" means the Committee on Foreign Investment in the United States.

        "CFIUS Approval" means, after Parent and the Company file a notice pursuant to Exon-Florio, then (i) any review by CFIUS resulting from the filing of such notice shall have concluded, (ii) the President of the United States of America shall not have taken action to block or prevent the consummation of the transaction and (iii) no requirements or conditions to mitigate any national security concerns shall have been imposed that are not reasonably satisfactory to Parent.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Company Disclosure Schedule" means the disclosure schedule delivered by the Company to, and accepted by, Parent and Merger Sub on the date hereof.

        "Company Employee Plan" means any written plan, program, policy, Contract or other arrangement providing for severance, termination pay, deferred compensation, performance awards, share or share-related awards, housing funds, insurance arrangements, material fringe benefits, material perquisites, superannuation funds retirement benefits, pension schemes or other employee benefits, that is maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of any Group Company, or with respect to which any Group Company has or would reasonably expect to have any liability or obligation, other than, in each case, one that is sponsored and maintained by a Governmental Authority.

        "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), assets, properties or results of operations of the Group Companies, taken as a whole, or (b) prevent or materially delay the consummation of the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether there has been a "Company Material Adverse Effect" under clause (a): (A) changes after the date hereof affecting general economic conditions in the PRC or the United States; (B) changes in GAAP or any interpretation thereof after the date hereof, or to applicable Laws or the interpretation thereof after the date hereof; (C) changes after the date hereof generally affecting the industry in which the Company and its Subsidiaries operate; (D) changes after the date hereof affecting the financial, credit or securities markets in which the Company or any of its Subsidiaries operates, including changes in interest rates or foreign exchange rates; (E) effects resulting from the public announcement of the Transactions (other than for purposes of any representation or warranty contained in Section 3.05(a)); (F) natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities, in each case occurring after the date hereof; or (G) actions taken (or omitted to be taken) at the written request of Parent or Merger Sub; provided, further that events, circumstances, changes or effects set forth in clauses (A), (B), (C), (D) and (F) above shall be taken into account in determining whether a "Company Material Adverse Effect" has occurred or reasonably would be expected to occur if and to the extent any such events, circumstances, changes or effects, individually or in the aggregate, have a materially disproportionate impact on Group Companies, taken as a whole, relative to the other participants in the industry or geographic markets in which the Company and its Subsidiaries conduct their businesses.

        "Company Option" means each outstanding option award issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to purchase one (1) Ordinary Share upon the vesting of such award.

        "Company-Related Parties" means the Company and its Subsidiaries and their respective former, current and future officers, directors, partners, shareholders and ADS holders, managers, members, affiliates, Representatives and successors.

        "Company Restricted Share Award" means each outstanding restricted share award issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to be issued one (1) Ordinary Share upon the vesting of such award.

        "Company Share Award" means each Company Option and each Company Restricted Share Award.

        "Confidentiality Agreement" means the confidentiality agreement, dated as of March 4, 2014, between the Company and Alibaba Group Holding Limited.

        "Contract" means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract (including, without limitation, contractual arrangements similar to those provided by the Control Agreements) or credit arrangement or otherwise.

        "Exercise Price" means, with respect to any Company Option, the exercise price per Ordinary Share underlying such Company Option.

        "Exon-Florio" means 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170.

        "Governmental Authority" means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

        "Governmental Official" means any employee, agent, or instrumentality of any government, including departments or agencies of a government and businesses that are wholly or partially government-owned, and any employees of such businesses; departments or agencies of public international organizations; and individuals who are members of political parties or hold positions in political parties, as well as candidates for political office.

        "Group Company" means any of the Company and its Subsidiaries.

        "Indebtedness" means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

        "Injunction" means, as of any date, any final, non-appealable judgment, restraining order or permanent injunction, which is in effect as of such date that prohibits the consummation of the Merger and has been issued by any Governmental Authority in any jurisdiction that is material to the business of Parent or the Company (which shall be deemed to include the United States).

        "Intellectual Property" means all U.S., PRC, and other foreign intellectual property and rights therein, including (a) patents, patent applications, provisional patent applications, and any reissues, continuations, continuations in part, foreign counterparts, divisions, extensions or reexaminations thereof, and any statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, moral rights, and registrations and applications for registration thereof, (d) Internet domain names, (e) confidential and proprietary information, including, to the extent constituting confidential and proprietary information, Trade Secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), drawings, specifications, designs, techniques, technical information, algorithms, processes, methods net lists, and code modules, (f) Software, (g) all other intellectual property rights, and (h) all income, royalties, damages and payments due or payable, the right to sue and recover for past or future infringements or misappropriation thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world.

        "Investment Documents" means (i) the Investment Agreement, dated as of May 10, 2013, by and between the Company and Merger Sub, (ii) the Investor's Rights Agreement, dated as of May 17, 2013, by and among the Company, Merger Sub and the founders and founder entities listed therein and (iii) the Certificate of Designations (in respect of the Preferred Shares) attached to the memorandum and articles of association of the Company.

        "IT Assets" means computers, hardware, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, in each case, owned by the Group Companies or licensed or leased by the Group Companies pursuant to written agreement.

        "knowledge" means, with respect to the Company, the knowledge, after reasonable inquiry and investigation, of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule, and with respect to any other party hereto, the actual knowledge of any director of such party, in each case, after due inquiry and investigation.

        "Law" means any statute, law, ordinance, code or Order;

        "Liens" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        "Onshore Subsidiary" means any Subsidiary incorporated within the PRC.

        "Order" means any award, writ, injunction, determination, rule, regulation, judgment, decree or executive order.

        "Parent Disclosure Schedule" means the disclosure schedule delivered by Parent to, and accepted by, the Company on the date hereof.

        "Parent-Related Parties" means Parent and Merger Sub and their respective former, current and future officers, directors, partners, shareholders, managers, members, affiliates and successors.

        "Permitted Property Liens" means (i) Taxes, assessments and other governmental levies, fees or charges imposed which are not yet due and payable, or which are being contested in good faith and by appropriate proceedings, (ii) mechanics liens and similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount, that are being contested in good faith, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) matters which would be disclosed by an accurate survey or physical inspection of such real property and (vi) any other Liens that have been incurred or suffered in the ordinary course of business and that would not have or result in a Company Material Adverse Effect.

        "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

        "Preferred Shares" means the series A convertible preferred shares, par value US$0.0001 per share, of the Company.

        "Representatives" means, with respect to any party, such party's officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives.

        "Share Incentive Plans" means, collectively, the Company's 2013 Share Incentive Plan, Share Incentive Plan effective as of September 1, 2012 and the Company's 2007 Share Incentive Plan (as amended on December 16, 2011 and further amended and terminated on September 1, 2012), and "Share Incentive Plan" means any one of the foregoing plans.

        "Shares" means Ordinary Shares and Preferred Shares.

        "Social Security Benefits" means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing reserve fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

        "Software" means any and all (i) computer programs and software code, including any and all software implementations of algorithms, applications, application programming interfaces, architecture, utilities, models and methodologies, whether in object code, interpreted code or source code, (ii) databases and compilations, including any and all data and collections of data (including geospatial or mobile related data and rights thereto), whether machine readable or otherwise, and (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including any and all screens, user interfaces, report formats, firmware, middleware, software applications, development tools, templates, menus, diagnostics, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors, buttons and icons.

        "Subsidiary" of any person means any legal entity (i) of which such person or any other Subsidiary of such person is a general or managing partner, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries or (iii) of which such person controls through the Control Agreements or similar contractual arrangements.

        "Superior Proposal" means any bona fide written Acquisition Proposal (each reference to "20% or more" in the definition of "Acquisition Proposal" shall be replaced with "more than 50%") on terms that the Special Committee shall have determined in good faith (after receiving the advice of its financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel) (i) would be reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including conditionality) and the person making the proposal and (ii) if consummated, would result in a transaction more favorable to the holders of the Shares (other than the Alibaba Shares) and holders of ADSs from a financial point of view than the Merger, after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.04(c)(1)); provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if (A) the offer is subject to the conduct of any due diligence review or investigation of the Company or any of its Subsidiaries by the party making the offer, (B) the consummation of the transactions contemplated by such offer is conditioned upon receipt of financing or (C) the consummation of the transactions contemplated by such offer is conditioned upon obtaining any consent or approval of a Governmental Authority or other third party that is not required pursuant to this Agreement as a condition to the closing of the Merger (after giving effect to all modifications or adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.04(c)(1)).

        "Tax Return" means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

        "Taxes" means any and all taxes of any kind or any other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), social security, workers' compensation, unemployment compensation or net worth, excise, withholding, alternative or add-on minimum, ad valorem, stamp, transfer, value-added or gains taxes, license, registration and documentation fees, customers' duties, tariffs and other like assessment or charge of any kind whatsoever.

        "Third Party" means any person or "group" (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or the Company or any of their respective affiliates or Representatives.

        "Trade Secrets" means any personally identifiable information, material confidential or proprietary information and trade secrets, in each case, developed or collected by any Group Company that, in accordance with written Contracts or by operation of applicable Law, belong to their customers, clients, or other persons and regarding which any Group Company owes a duty or obligation under applicable Law or any written Contract to maintain the security or confidentiality thereof.

        "Unvested Company Option" means any Company Option that is not a Vested Company Option.

        "Vested Company Option" means any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of such Company Option.

        "Voting Agreement" means that certain voting agreement, dated as of the date hereof, among Parent, Merger Sub and the Voting Shareholders.

        "Voting Shareholders" means each of Jun Hou, Congwu Cheng, Derong Jiang, Xiyong Tang, Xiao Jun, Jianjun Yuan, Win Stone Limited, Double88 Group Holdings Limited, Double88 Capital Limited, Leading Choice International Limited, Million Stone Development Limited and Progress Asia Holdings Limited.

        (b)   The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Agreement	Preamble
Action	§ 3.09
ADSs	§ 2.01(a)
Alibaba Shares	§ 2.01(a)
Applicable Date	§ 3.07(a)
Bankruptcy and Equity Exception	§ 3.04(a)
Certifying Officers	§ 3.07(d)
Change in the Company Recommendation	§ 6.04(c)
CICL	Recitals
Closing	§ 1.02
Closing Date	§ 1.02
Company	Preamble
Company Board	Recitals
Company Intellectual Property	§ 3.12(b)
Company Recommendation	§ 3.04(b)
Company SEC Reports	§ 3.07(a)
Company Termination Fee	§ 8.03(b)
Control Agreements	§ 3.15(a)
Damages	§ 6.05(c)
Deposit Agreement	§ 2.06
Depositary	§ 2.06
dissenter rights	§ 2.03(a)
Dissenting Shareholders	§ 2.03(a)
Dissenting Shares	§ 2.03(a)
Effective Time	§ 1.03
Environmental Permits	§ 3.16
Evaluation Date	§ 3.07(d)
Exchange Act	§ 3.05(b)
Exchange Fund	§ 2.04(a)
Excluded Shares	§ 2.01(a)
Expenses	§ 8.03(a)
Financial Advisor	§ 3.04(c)
GAAP	§ 3.07(b)
Indemnified Parties	§ 6.05(b)
Interest	§ 2.02(c)
Leased Real Property	§ 3.11(b)
Major Customer	§ 3.17
Material Company Permits	§ 3.06(a)
Material Contracts	§ 3.15(a)
Measurement Date	§ 3.03(a)
Merger	Recitals
Merger Consideration	§ 2.04(a)
Merger Sub	Preamble

Defined Term	Location of Definition
Nasdaq	§ 3.05(b)
Notice Period	§ 6.04(c)
Ordinary Shares	§ 2.01(a)
Open Source Licenses	§ 3.12(g)
Operating Subsidiary	§ 3.15(a)
Owned Real Property	§ 3.11(a)
Parent	Preamble
Parent Group	§ 8.04(a)
Parent Termination Fee	§ 8.03(c)
Paying Agent	§ 2.04(a)
Per ADS Merger Consideration	§ 2.01(a)
Per Share Merger Consideration	§ 2.01(a)
Plan of Merger	§ 1.03
PRC	§ 3.06(a)
Proxy Statement	§ 6.01(a)
RCA	§ 2.02(c)
Record ADS Holders	§ 6.02(b)
Registered Intellectual Property	§ 3.12(a)
Regulatory Letter	§ 8.01(b)
Requisite Company Vote	§ 3.04(a)
SAFE	§ 3.06(c)
SEC	§ 3.05(b)
Securities Act	§ 3.07(a)
Share Certificates	§ 2.04(b)
Shareholders' Meeting	§ 6.02(b)
Special Committee	Recitals
Specified Filings	§ 6.07(a)
Surviving Company	§ 1.01
Takeover Statute	§ 3.19
Termination Date	§ 8.01(b)
Transactions	Recitals
Uncertificated Shares	§ 2.04(b)

        (c)   When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified.

        SECTION 9.04    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        SECTION 9.05    Entire Agreement; Assignment.     This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

        SECTION 9.06    Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.05 and 8.04 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons). For the avoidance of doubt, in no event shall any holders of Shares (including Ordinary Shares represented by ADSs) or holders of Company Share Awards, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        SECTION 9.07    Specific Performance.     The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that, subject to Section 8.04, each party shall be entitled to specific performance of the terms hereof (including the other parties' obligation to consummate the Transactions, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy at law or equity. Each party hereby waives (i) subject to Section 8.04, any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

        SECTION 9.08    Governing Law; Jurisdiction.     This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of the Merger Sub in the Company, the cancellation of the Shares, the rights provided in Section 238 of the CICL, the fiduciary or other duties of the Company Board and the board of directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub. All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

        SECTION 9.09    Waiver of Jury Trial.     EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.

        SECTION 9.10    Headings.     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 9.11    Counterparts.     This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALIBABA INVESTMENT LIMITED
By	/s/ TIMOTHY A. STEINERT
	Name:	Timothy A. Steinert
	Title:	Director
ALI ET INVESTMENT HOLDING LIMITED
By	/s/ TIMOTHY A. STEINERT
	Name:	Timothy A. Steinert
	Title:	Director

[SIGNATURE PAGE—MERGER AGREEMENT]

AUTONAVI HOLDINGS LIMITED
By	/s/ DAGING QI
	Name:	Daging Qi
	Title:	Chairman of the Independent Committee

[SIGNATURE PAGE—MERGER AGREEMENT]

ANNEX A

FORM OF PLAN OF MERGER

 The Companies Law (2013 Revision) of the Cayman Islands

Plan of Merger

        This plan of merger (the "Plan of Merger") is made on [insert date] 2014

BETWEEN

(1)
AutoNavi Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands with its registered office at [c/o International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, PO Box 472, George Town, Grand Cayman KY1-1106, Cayman Islands](1) (the "Company" or the "Surviving Company"); and

(2)
Ali ET Investment Holding Limited, an exempted company incorporated under the laws of the Cayman Islands with its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands ("Merger Sub").

WHEREAS

(A)
Merger Sub and the Company have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the "Agreement") dated April 11, 2014 among Alibaba Investment Limited, Merger Sub and the Company, a copy of which is attached as Annexure 1 to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2013 Revision) (the "Companies Law"), pursuant to which (i) Merger Sub will merge with and into the Company and cease to exist, (ii) the Surviving Company will continue as the surviving company in the Merger, and (iii) the undertaking, property and liabilities of Merger Sub will vest in the Surviving Company.

(B)
Merger Sub and the Company are entering into this Plan of Merger pursuant to the provisions of section 233 of the Companies Law.

(C)
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

Now therefore this Plan of Merger provides as follows:

1
The constituent companies (as defined in the Companies Law) to the Merger are the Company and Merger Sub.

2
The name of the surviving company (as defined in the Companies Law) shall be [English Tea].

3
The registered office of the Surviving Company will be at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands.

4
Immediately prior to the Effective Date (as defined below), the authorised share capital of the Company was US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each (each an "Ordinary Share", and collectively the "Ordinary Shares"), of which [insert number] Ordinary Shares have been issued.

5
Immediately prior to the Effective Date (as defined below), the share capital of Merger Sub was US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each, of which 1 ordinary share has been issued.

6
The authorized share capital of the Surviving Company shall be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each.

7
The date on which it is intended that the Merger is to take effect is [    •    ] 2014 (the "Effective Date").

8
The terms and conditions of the Merger are such that, on the Effective Date:

8.1
Each Ordinary Share issued and outstanding immediately prior to the Effective Date, other than Excluded Shares, shall be cancelled and cease to exist in consideration for the right to receive the Per Share Merger Consideration, being US$5.25 in cash per Ordinary Share without interest.

8.2
Each Excluded Share (but excluding the Dissenting Shares) issued and outstanding immediately prior to the Effective Date shall be cancelled and cease to exist, without payment of any consideration or distribution therefor.

8.3
Each Dissenting Share issued and outstanding immediately prior to the Effective Date and held by a shareholder who has validly exercised and not effectively withdrawn or lost its right to dissent from the Merger pursuant to Section 238 of the Companies Law shall be cancelled and cease to exist, in exchange for the right to receive payment of the fair value of such Dissenting Share in accordance with the provisions of Section 238 of the Companies Law.

8.4
The single ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Date shall be converted into one (1) validly issued, fully paid and non-assessable ordinary share, par value US$1.00 per share, of the Surviving Company.

9
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 to this Plan of Merger.

10
The Memorandum and Articles of Association of the Surviving Company shall be amended and restated in the form annexed at Annexure 2 to this Plan of Merger on the Effective Date.

11
There are no amounts or benefits payable to the directors of the constituent companies on the Merger becoming effective.

12
Merger Sub has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13
[The Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.]/[The Company has granted the following fixed or floating security interests, and has obtained the consent to the Merger of each holder of such security interests pursuant to section 233(8) of the Companies Law:

(a)
[insert details of any fixed or floating security granted by the Company](2)

14
The names and addresses of each director of the Surviving Company are:

14.1
[Director] of [personal address of Director]

14.2
[Director] of [personal address of Director]

15
This Plan of Merger has been approved by the board of directors of each of the Company and Merger Sub pursuant to section 233(3) of the Companies Law.

16
This Plan of Merger has been authorised by the shareholders of each of the Company and Merger Sub pursuant to section 233(6) of the Companies Law.

17
At any time prior to the Effective Date, this Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

18
This Plan of Merger may be executed in counterparts.

19
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

20
This Plan of Merger may be executed by fascimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, on the date indicated alongside the names below.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
AutoNavi Holdings Limited	)
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Ali ET Investment Holding Limited	)

 Annexure 1

Agreement and Plan of Merger

 Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

ANNEX B: Opinion of Lazard Asia (Hong Kong) Limited as Financial Advisor

April 11, 2014

The Independent Committee of the Board of Directors of
AutoNavi Holdings Limited (the "Independent Committee")
No 6. Futong East Avenue Focus Square 16th Floor
Section A Wangjing, Chaoyang District
Beijing, 100102
People's Republic of China

Dear Members of the Independent Committee:

        We understand that AutoNavi Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("AutoNavi"), Alibaba Investment Limited, a company with limited liability incorporated under the laws of the British Virgin Islands ("Parent"), and Ali ET Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which Parent will acquire AutoNavi (the "Transaction"). Pursuant to the Agreement, Merger Sub will be merged with and into AutoNavi and each outstanding ordinary share, par value US$0.0001 per share, of AutoNavi ("AutoNavi Ordinary Share"), including AutoNavi Ordinary Shares represented by American Depositary Shares ("AutoNavi ADS's"), other than the series A convertible preferred shares, par value US$0.0001 per share, of AutoNavi and AutoNavi Ordinary Shares held by (i) holders who are entitled to and properly demand an appraisal of their AutoNavi Ordinary Shares, or (ii) AutoNavi or any of its subsidiaries, Alibaba Group Holding Limited or any of its subsidiaries, Parent or any of their respective subsidiaries (such holders referenced in the foregoing (i) and (ii) collectively, "Excluded Holders"), will be converted into the right to receive US$5.25 in cash (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

        You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of AutoNavi Ordinary Shares (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

        In connection with this opinion, we have:

  (i)
  Reviewed the financial terms and conditions of a draft, dated April 11, 2014, of the Agreement;

  (ii)
  Reviewed certain publicly available historical business and financial information relating to AutoNavi;

  (iii)
  Reviewed various financial forecasts and other data provided to us by AutoNavi relating to the business of AutoNavi;

Lazard Asia (Hong Kong) Limited Suites 806-807, 8/F ICBC Tower 3 Garden Road Central, Hong Kong +852 2522 8187 phone +852 2522 8581 fax
Registered in Hong Kong, CE No. AAG627	www.lazard.com

  (iv)
  Held discussions with members of the senior management of AutoNavi with respect to the business and prospects of AutoNavi;

  (v)
  Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of AutoNavi;

  (vi)
  Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of AutoNavi;

  (vii)
  Reviewed historical stock prices and trading volumes of AutoNavi Ordinary Shares and AutoNavi ADS's; and

  (viii)
  Conducted such other financial studies, analyses and investigations as we deemed appropriate.

        We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of AutoNavi or concerning the solvency or fair value of AutoNavi, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of the Independent Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of AutoNavi. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which AutoNavi Ordinary Shares or AutoNavi ADS's may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with AutoNavi. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which AutoNavi might engage or the merits of the underlying decision by AutoNavi to engage in the Transaction.

        In rendering our opinion, we have assumed, with the consent of the Independent Committee, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of AutoNavi have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of the Independent Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on AutoNavi or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that AutoNavi obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

        Lazard Asia (Hong Kong) Limited ("Lazard") is acting as financial advisor to the Independent Committee in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a portion of which is contingent upon the closing of the Transaction. In the ordinary course, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard) and their respective affiliates and employees may trade securities of AutoNavi, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of AutoNavi, Parent and certain of their respective affiliates. The issuance of this opinion was approved by an opinion committee.

        Our engagement and the opinion expressed herein are for the benefit of the Independent Committee of the Board of Directors of AutoNavi (in its capacity as such) and our opinion is rendered to the Independent Committee of the Board of Directors of AutoNavi in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any matter relating thereto.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of AutoNavi Ordinary Shares (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,
LAZARD ASIA (HONG KONG) LIMITED
By:
	Name:	Ian Woo
	Title:	Managing Director

ANNEX C: Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238

238. Rights of dissenters

(1)
A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)
his name and address;

(b)
the number and classes of shares in respect of which he dissents; and

(c)
a demand for payment of the fair value of his shares.

(6)
A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

C-1

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

ANNEX D: Directors and Executive Officers of Each Filing Person

1.     Directors and Executive Officers of the Company

Full name (last, first, middle name)	All other names and aliases used	Position	Business address	Citizenship
Jun HOU		Honorary Chairman, AutoNavi(1)	16F, Building A, Focus Square, 6 East Futong Avenue, Wangjing, Chaoyang District, Beijing	PRC
Congwu CHENG		Chairman and Chief Executive Officer, AutoNavi	16F, Building A, Focus Square, 6 East Futong Avenue, Wangjing, Chaoyang District, Beijing	PRC
Qin ZHANG	Catherine	President, Chief Operating Officer, Director, AutoNavi(2)	16F, Building A, Focus Square, 6 East Futong Avenue, Wangjing, Chaoyang District, Beijing	USA
Zhijie ZENG	Jeffrey	CITIC Capital Holdings Limited, Senior Managing Director(3)	Suite 2205, 22th Floor, Raffles City Beijing Office Tower, No. 1 Dongzhimen South Street, Dongcheng District, Beijing, P.R. China	PRC
Daqing Qi	Dave	Professor of Accounting the Cheung Kong Graduate School of Business(4)	3F, Tower E3, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, China	USA
Hongyi ZHOU		Chairman and Chief Executive Officer, Qihoo 360	Building 2, 6 Hao Yuan, JiuXianQiaoLu, Chaoyang District, Beijing, P.R. China	PRC
Joe Tsai		Executive Vice Chairman of AGHL(5)	c/o Alibaba Group Services Limited 26/F, Tower 1, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Canada
Yongming WU	Eddie	Senior Vice President, AGHL	18-19/F, Block A, West Lake Plaza of International Science & Technology, 391 Wen Er Road, Hangzhou 310099, P.R. China	PRC
Derong JIANG		Senior Vice President of Quality Control, AutoNavi	16F, Building A, Focus Square, 6 East Futong Avenue, Wangjing, Chaoyang District, Beijing	PRC
Xiyong TANG		Senior Vice President of Operations and Management, AutoNavi	16F, Building A, Focus Square, 6 East Futong Avenue, Wangjing, Chaoyang District, Beijing	PRC
Yongqi Yang		Executive Vice President of Automotive Business, AutoNavi(6)	16F, Building A, Focus Square, 6 East Futong Avenue, Wangjing, Chaoyang District, Beijing	USA
Ji MA		Chief Financial Officer, AutoNavi(7)	16F, Building A, Focus Square, 6 East Futong Avenue, Wangjing, Chaoyang District, Beijing	PRC
Jun JIN	June	Chief Marketing Officer , AutoNavi(8)	16F, Building A, Focus Square, 6 East Futong Avenue, Wangjing, Chaoyang District, Beijing	USA

(1)
Mr. Hou served as our chief executive officer from April 2002 to October 2009.

(2)
Ms. Zhang served as our chief financial officer from September 2006 to August 2013. Ms. Zhang currently serves as an independent director of 500.com Limited, a New York Stock Exchange listed company.

(3)
Mr. Zeng is the senior managing director of CITIC Capital Holdings Limited, and the general manager and managing partner of Kaixin Investment, a venture capital fund jointly founded by China Development Bank and CITIC Capital in May 2008.

(4)
Dr. Qi serves on the board of directors of Sohu.com Inc. and Bona Film Group Limited, all listed on NASDAQ, Honghua Group Limited and SinoMedia Holding Limited, both listed on the Hong Kong Stock Exchange, and China Vanke Co., Ltd. listed on the Shenzhen Stock Exchange.

(5)
Please see below under "—Directors and Officers of Parent".

(6)
Mr. Yang served as our chief technology officer from March 2007 until January 2011.

(7)
Mr. Ma previously served as a vice president of finance of Vancl Corporation, a leading e-commerce company in China, and as a senior audit manager of Deloitte Touche Tohmatsu CPA Ltd.

(8)
Ms. Jin previously served as director of corporate communications at Amazon China.

        During the last five years, none of the Company, or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.     Directors and Executive Officers of Merger Sub

        Ali ET Investment Holding Limited, or Merger Sub, is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Merger Sub's business address is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong and its telephone number is +852-2215-5100. Merger Sub is an investment holding company that owns 28,019,256 Ordinary Shares and 50,409,444 Preferred Shares in the Company.

        The name, business address, present principal employment and citizenship of each director of Merger Sub are set forth below. Merger Sub does not have any executive officers.

Name	Business Address	Present Principal Employment (and Five Year Employment History, if applicable)	Citizenship
Timothy Alexander STEINERT	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Group General Counsel and Secretary of AGHL	United States
YEN Ping Ching Samuel	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Vice President of Finance of AGHL	Canada
WU Wei (aka Maggie)	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Chief Financial Officer of AGHL (from 2013 to present); Deputy Chief Financial Officer of AGHL (from 2011 to 2013); Chief Financial Officer of Alibaba.com (from 2007 to 2013)	People's Republic of China

        During the last five (5) years, none of Merger Sub or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Merger Sub is a wholly-owned subsidiary of, and controlled by, Parent. A description of Parent is provided below and incorporated herein by reference.

3.     Directors and Executive Officers of Parent

        Alibaba Investment Limited, or Parent, is a company with limited liability incorporated under the laws of the British Virgin Islands. Parent's business address is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong and its telephone number is +852-2215-5100. Parent is a holding company.

        The name, business address, present principal employment and citizenship of each director of Parent are set forth below. Parent does not have any executive officers.

Name	Business Address	Present Principal Employment (and Five Year Employment History, if applicable)	Citizenship
Timothy Alexander STEINERT	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Group General Counsel and Secretary of AGHL	United States
YEN Ping Ching Samuel	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Vice President of Finance of AGHL	Canada
WU Wei (aka Maggie)	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Chief Financial Officer of AGHL (from 2013 to present); Deputy Chief Financial Officer of AGHL (from 2011 to 2013); Chief Financial Officer of Alibaba.com (from 2007 to 2013)	People's Republic of China

        During the last five (5) years, none of Parent or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Parent is a wholly-owned subsidiary of, and controlled by, Alibaba Group Holding Limited, or AGHL. AGHL is an exempted company with limited liability incorporated under the laws of the Cayman Islands. AGHL's business address is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong and its telephone number is +852-2215-5100. AGHL is a holding company.

        The name, business address, present principal employment and citizenship of each director and executive officer of AGHL are set forth below.

Name	Business Address	Present Principal Employment (and Five Year Employment History, if applicable)	Citizenship
MA Yun, Jack	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China	Executive Chairman of AGHL (from 2013 to present); Chairman and Chief Executive Officer of AGHL (From 1999 to 2013)	People's Republic of China
Joseph Chung TSAI	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China	Executive Vice Chairman of AGHL (from 2013 to present); Director (from 1999 to 2013) and Chief Financial Officer of AGHL (from 1999 to 2013)	Canada
Masayoshi SON	c/o SoftBank Corp. 1-9-1 Higashi-shimbashi Minato-ku, Tokyo, 105-7303, Japan	Director of AGHL; Chief Executive Officer of SoftBank Corp.	Japan
Jacqueline D. RESES	c/o Yahoo! Inc., 701 First Avenue, Sunnyvale, CA 94089, U.S.A.	Director of AGHL (from 2012 to present); Chief Development Officer of Yahoo! Inc. (from 2012 to present); Partner at Apax Partners Worldwide LLP (from 2001 to 2011)	United States
LU Zhaoxi (aka Jonathan)	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China	Chief Executive Officer of AGHL (from 2013 to present); Chief Data Officer of AGHL (from 2012 to 2013); various other positions with affiliates of AGHL (from 2000 to 2012)	People's Republic of China
WU Wei (aka Maggie)	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Chief Financial Officer of AGHL (from 2013 to present); Deputy Chief Financial Officer of AGHL (from 2011 to 2013); Chief Financial Officer of Alibaba.com (from 2007 to 2013)	People's Republic of China
ZHANG Daniel	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China	Chief Operating Officer of AGHL (from 2013 to present); various other positions with affiliates of AGHL (from 2007 to 2013)	People's Republic of China
WANG Jian	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China	Chief Technology Officer of AGHL (from 2012 to present); Chief Architect of AGHL (from 2008 to 2012)	People's Republic of China
Timothy Alexander STEINERT	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Group General Counsel and Secretary of AGHL	United States

        Mr. Ma has served as the Executive Chairman of AGHL since 2013 and the Chairman and Chief Executive Officer of AGHL from 1999 to 2013. Mr. Ma also currently serves on the board of SoftBank Corp., or Softbank, a Japanese corporation listed on the Tokyo Stock Exchange, with operations in broadband, mobile and fixed-line telecommunications, e-commerce, Internet, technology services, media and marketing, and other businesses. He has served on the board of SoftBank since 2007. He is also a director of Huayi Brothers Media Corporation, or Huayi, an entertainment group in China listed on The Shenzhen Stock Exchange. Huayi's address is Loutai Duan, Wenyu River, Tianzhu, ShunYi, Beijing, 101312, The People's Republic of China. He has served on the board of Huayi since 2006. He is also the chair of The Nature Conservancy's China board of directors and a director of its global board of directors. In September 2013, he joined the Breakthrough Prize in Life Sciences Foundation as a director.

        Mr. Tsai has served as Executive Vice Chairman of AGHL since 2013 and Chief Financial Officer of AGHL from 1999 to 2013. Mr. Tsai is also a director of a number of subsidiaries and affiliates of AGHL.

        Mr. Son is the founder, chairman and chief executive officer of SoftBank. He founded SoftBank in 1981. He also serves as chairman and chief executive officer of several other SoftBank subsidiaries and affiliates, including SoftBank BB Corp., Softbank Telecom Corp. and Softbank Mobile Corp. The address of Softbank is 1-9-1 Higashi-shimbashi Minato-ku, Tokyo, 105-7303, Japan. Mr. Son has also served as chairman of Yahoo Japan Corporation since 1996, and of Sprint Corporation since 2013. The address of Yahoo Japan Corporation is Midtown Tower, 9-7-1 Akasaka, Minato-ku, Tokyo, 107-6211, Japan. The address of Sprint is 6200 Sprint Parkway, Overland Park, Kansas.

        Ms. Reses has served as the Chief Development Officer of Yahoo! Inc., a global technology company focused on making the world's daily habits inspiring and entertaining, since 2012. The address of Yahoo! Inc. is 701 First Avenue, Sunnyvale, California 94089. Ms. Reses was a partner and head of media sector at Apax Partners Worldwide LLP, an independent global partnership focused solely on long-term investment in growth companies, from 2001 to 2011. The address of Apax Partners is 33 Jermyn Street London, United Kingdom. Ms. Reses also served as a director of Sunshine Holdings Plc., from 2005 to 2010, which was the holding company of HIT Entertainment Limited. HIT Entertainment Limited is an independent children's entertainment producer and rights-owner. The address of HIT Entertainment is Maple House, 5th Floor, 149 Tottenham Court Road. London W1T 7NF. Ms. Reses was a director of Cengage Learning, Inc. an educational content, technology, and services company for the higher education, professional and library markets worldwide, from 2007 to 2011. The address of Cengage Learning is 200 First Stamford Place Stamford, CT. Ms. Reses was also a director of Nelson Education Ltd., an education publisher in Canada, from 2007 to 2011. The address of Nelson Education is 1120 Birchmount Road, Toronto ON M1K 5G4.

        Mr. Yen has served as the Vice President of Finance of AGHL since 2007. He joined AGHL in 2005 and is also a director of a number of subsidiaries of AGHL. Mr. Yen was also an independent director of ChinaEdu Corporation, an educational services provider in China listed on Nasdaq Stock Market. The address of ChinaEdu Corporation is 4th Floor-A, GeHua Building No. 1, Qinglong Hutong, Dongcheng District, Beijing, 100007 The People's Republic of China.

        During the last five (5) years, none of AGHL or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX E: Voting Agreement

EXECUTION VERSION

 VOTING AGREEMENT

by and among

ALIBABA INVESTMENT LIMITED,

ALI ET INVESTMENT HOLDING LIMITED

and

the Shareholders listed on Schedule A hereto

Dated as of April 11, 2014

VOTING AGREEMENT

        This VOTING AGREEMENT, dated as of April 11, 2014 (this "Agreement"), by and among Alibaba Investment Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands ("Parent"), Ali ET Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub") and the shareholders of AutoNavi Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company") listed on Schedule A hereto (each, a "Shareholder" and collectively, the "Shareholders").

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as the same may be amended or modified from time to time, the "Merger Agreement"), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein and in accordance with the CICL, Merger Sub shall be merged with and into the Company, with the Company surviving the merger as a wholly-owned Subsidiary of Parent (the "Merger");

        WHEREAS, as of the date of this Agreement, each Shareholder is the Beneficial Owner (defined below) of the Existing Shares (as defined below) set forth opposite such Shareholder's name on Schedule A hereto; and

        WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that each Shareholder agree, and each Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

        Section 1.1.    Defined Terms.     The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

        (a)   "Additional Shares" means Ordinary Shares, ADSs or other voting share capital of the Company with respect to which the Shareholder acquires Beneficial Ownership after the date of this Agreement (including any Ordinary Shares issued upon the exercise of any Company Options or Company Restricted Share Awards or the conversion, exercise or exchange of any other securities into or for any Ordinary Shares or ADSs or otherwise).

        (b)   "Beneficial Ownership" by a person of any security includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person will include securities Beneficially Owned by any Affiliates of such person which are controlled by such person and any other persons with whom such person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have correlative meanings.

        (c)   "Business Day" means any day on which banks are not required or authorized to close in the City of New York, the People's Republic of China or Hong Kong.

        (d)   "Covered Shares" means all of the Existing Shares and any Additional Shares.

        (e)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (f)    "Existing Shares" means with respect to a Shareholder, the Ordinary Shares and ADSs Beneficially Owned by such Shareholder as of the date hereof, as set forth opposite such Shareholder's name on Schedule A hereto.

        (g)   "Permitted Transfer" means a Transfer of Covered Shares by the Shareholder to (i) an Affiliate of the Shareholder which is wholly owned by such Shareholder, (ii) a member of the Shareholder's immediate family or a trust for the benefit of the Shareholder's or any member of the Shareholder's immediate family, or (iii) any heir, legatees, beneficiaries and/or devisees of the Shareholder; provided that, in each case, such transferee agrees to execute, prior to or concurrently with such Transfer, a Joinder Agreement in the form attached hereto as Exhibit A.

        (h)   "Transfer" means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

ARTICLE II

VOTING

        Section 2.1.    Agreement to Vote.

        (a)   During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms (the "Term"), each Shareholder hereby irrevocably and unconditionally agrees that, unless the Company Board has made a Change in the Company Board Recommendation that has not been withdrawn, at any annual or extraordinary general meeting of the shareholders of the Company and at any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, it shall, and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

          (i)    appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat in accordance with procedures applicable to such meeting so as to ensure such Shareholder is duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent and respond to each request by the Company for written consent, if any; and

          (ii)   vote (or cause to be voted), whether on a show of hands or a poll and whether in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (1) in favor of the approval, adoption and authorization of, the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement (including the Merger), (2) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement (including the Merger), (3) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to approval of the Merger Agreement or the transactions contemplated by the Merger Agreement (including the Merger) or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement, (4) against any other action, agreement or transaction that is intended, that would be reasonably expected to, or the effect of which would be reasonably expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its obligations under this Agreement, including, without limitation: (A) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of material assets of the Company or any Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Subsidiary; (C) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (D) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's memorandum or articles of association, except as otherwise provided in the Merger Agreement; (E) any other action that would require the consent of Parent pursuant to Section 5.01 of the Merger Agreement, except if approved in writing by Parent; or (F) any other material change in the Company's corporate structure or business, except if approved in writing by Parent, (5) against any action, proposal, transaction or agreement that would be reasonably expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of the Company contained in the Merger Agreement or (B) result in a breach of any representation, warranty, covenant or other obligation or agreement of such Shareholder contained in this Agreement, and (6) in favor of any adjournment, recess or postponement of any such meeting of shareholders of the Company as may be requested by Parent.

        (b)   During the Term, each Shareholder shall retain at all times the right to vote or consent with respect to such Shareholder's Covered Shares in such Shareholder's sole discretion and without any other limitation on those matters, other than those matters described in Section 2.1(a) that are at any time or from time to time presented for consideration to shareholders of the Company generally.

        (c)   During the Term, the obligations of each Shareholder set forth in this Section 2.1 are irrevocable and shall apply whether or not any party to the Merger Agreement breaches any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

        Section 2.2.    Grant of Proxy.     Each Shareholder hereby irrevocably and unconditionally grants a proxy to, and appoints, Parent and any designee of Parent, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Shareholder's name, place and stead, to vote, act by written consent or execute and deliver a proxy, solely in respect of the matters described in, and in accordance with, Section 2.1(a) hereof, and to vote or grant a written consent during the Term with respect to the Covered Shares as provided in Section 2.1(a) hereof. This proxy and power of attorney is given in connection with, and in consideration of, the time and resources that have been and will be expended by Parent in connection with the Merger and the other transactions contemplated by the Merger Agreement, and to secure the performance of the duties and obligations of such Shareholder owed to Parent under this Agreement. Each Shareholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the time and resources that have been and will be expended by Parent in connection with the Merger and the other transactions contemplated by the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted by the Shareholder with respect to the Covered Shares and no subsequent proxy shall be given by such Shareholder (and if given shall be ineffective). Each Shareholder shall take such further action or execute such other instruments as may be reasonably necessary in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this proxy. The power of attorney granted by the Shareholder herein is a durable power of attorney and, so long as Parent has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of such Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement in accordance with its terms.

        Section 2.3.    Waiver of Dissenter Rights.     The Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any dissenters' rights, rights of appraisal and any similar rights relating to the Merger or any other transaction contemplated in the Merger Agreement that such Shareholder or any other person may have by virtue of, or with respect to, any of the Covered Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.1.    Representations and Warranties of the Shareholder.     Each Shareholder represents and warrants to Parent and Merger Sub, severally and not jointly, and solely as to itself and its Covered Shares, as follows:

          (a)    Capacity; Authorization; Validity of Agreement; Necessary Action.    Such Shareholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and perform such Shareholder's obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized (if applicable), executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a legal, valid and binding agreement of such Shareholder enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether considered in a proceeding in equity or at law) (the "Bankruptcy and Equity Exception").

          (b)    Ownership.    Except as otherwise indicated on Schedule A hereto, such Shareholder is the sole Beneficial Owner of and has good and valid title to the Existing Shares set forth opposite its name in Schedule A hereto, free and clear of any Liens, other than any Liens pursuant to this Agreement, any Liens which would not prevent such Shareholder from timely performing in any material respect its obligations hereunder or arising under the memorandum or articles of association of the Company and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, subject to the last sentence of this Section 3.1(b), such Shareholder's Existing Shares listed in Schedule A hereto constitute all of the Ordinary Shares, ADSs, Company Options, Company Restricted Share Awards (and any other options or other securities convertible, exercisable or exchangeable into or for any Ordinary Shares or ADSs) Beneficially Owned or owned of record by the Shareholder. Except as otherwise indicated on Schedule A hereto, such Shareholder is and will be the sole record holder and Beneficial Owner of the Covered Shares (unless such Covered Shares are Transferred via a Permitted Transfer) and has (i) the sole voting power, (ii) the sole power of disposition and (iii) the sole power to agree to all of the matters set forth in this Agreement with respect to the Covered Shares. Such Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to any of such Shareholder's Existing Shares and with respect to all of the Covered Shares Beneficially Owned by the Shareholder at all times through the Effective Time of the Merger. As of the date of this Agreement, such Shareholder owns the Company Options and Company Restricted Share Awards set forth opposite its name in Schedule A hereto.

          (c)    Non-Contravention; No Conflicts.    Except as would not, individually or in the aggregate, be expected to be adverse to the ability of such Shareholder to timely perform any of its obligations hereunder in any material respect, (i) no filing or notice by such Shareholder with or to any Governmental Authority, and no authorization, consent, permit or approval from any Governmental Authority or any other person is necessary for the execution and delivery of this Agreement (including the proxy granted pursuant to Section 2.2 hereof) by such Shareholder or the performance by such Shareholder of such Shareholder's obligations herein, (ii) the execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of such Shareholder's obligations under this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement, will not (1) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon such Shareholder's assets or properties under, any provision of (A) any contract, agreement or other instrument to which the Shareholder is party or by which any of such Shareholder's assets or properties is bound, or (B) any judgment, order, injunction, decree or Law applicable to such Shareholder or such Shareholder's assets or properties or (2) require any consent of, registration, declaration or filing with, notice to or permit from any Governmental Authority.

          (d)    No Inconsistent Agreements.    Except for this Agreement, such Shareholder has not: (i) entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Covered Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Shareholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling such Shareholder from performing in any material respect any of its obligations under this Agreement. Such Shareholder understands and acknowledges that Parent and Merger Sub have expended, and are continuing to expend, time and resources in connection with the Merger and the other transactions contemplated by the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

          (e)    No Action.    As of the date of this Agreement, there are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of such Shareholder, threatened against such Shareholder that would be reasonably expected to impair the ability of such Shareholder to timely perform in all material respects such Shareholder's obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        Section 3.2.    Representations and Warranties of Parent and Merger Sub.     Each of Parent and Merger Sub represents and warrants to each Shareholder that it has all corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by Parent or Merger Sub, as applicable, and no other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of each Shareholder, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

 ARTICLE IV

OTHER COVENANTS

        Section 4.1.    Prohibition on Transfers.

        (a)   Subject to the terms of this Agreement, during the Term, each Shareholder covenants and agrees not to Transfer any of its Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein, unless such Transfer is a Permitted Transfer; provided that the foregoing shall not prevent the conversion of such Covered Shares and any Additional Shares into the right to receive any merger consideration in accordance with the terms of the Merger Agreement. Any attempted Transfer of shares or any interest therein, in violation of this Section 4.1 shall be null and void.

        (b)   With respect to each Shareholder, this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, the Shareholder's successors or assigns. No Shareholder may request that the Company or the Company's depositary bank register the Transfer of (book-entry or otherwise) any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of the Shareholder under this Agreement.

        Section 4.2.    Additional Shares.     Each Shareholder covenants and agrees to notify Parent and Merger Sub in writing of the number of Additional Shares acquired by such Shareholder after the date hereof as soon as practicable, but in no event later than five (5) Business Days, after such acquisition. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

        Section 4.3.    Share Dividends, etc.     In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of ADSs to Ordinary Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Ordinary Shares) is declared, in each case affecting the Covered Shares, the term "Covered Shares" shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

        Section 4.4.    No Solicitation.     Subject to Section 5.13 hereof, each Shareholder covenants and agrees with Parent and Merger Sub that, during the term of this Agreement, such Shareholder shall not, and shall use reasonable best efforts to cause its Representatives not to, in each case, directly or indirectly take any action that the Company is prohibited from taking under Section 6.04(a) of the Merger Agreement.

        Section 4.5.    No Inconsistent Agreements.     Except for this Agreement and the Merger Agreement, no Shareholder shall (a) enter into any contract agreement or other instrument, option or other agreement with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any Lien that could prevent such Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares, (c) enter into any voting or similar agreement with respect to the Covered Shares or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1(a) hereof) or (d) take any action, directly or indirectly, that would be reasonably expected to (i) result in a material breach hereof, (ii) make any representation or warranty of the Shareholder set forth in Article III untrue or incorrect in any material respect or (iii) impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its obligations under this Agreement, in each case, in any material respect.

        Section 4.6.    Documentation and Information.     Each Shareholder (i) consents to and authorizes the publication and disclosure by Parent of such Shareholder's identity and holding and Beneficial Ownership of the Covered Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Authority, including, without limitation, the Schedule 13E-3 and Proxy Statement, and any amendment thereto, relating to the Merger, and (ii) agrees promptly to give to Parent and Merger Sub any information Parent or Merger Sub may reasonably request for the preparation of any such disclosure documents so long as such information is required by Law to be disclosed therein. Each Shareholder shall promptly notify Parent and Merger Sub of any required corrections with respect to any written information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect. None of the parties hereto shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement without the prior written consent of Parent, except as such release or statement may be required by applicable Law or the rules and regulations of any national securities exchange or Governmental Authority of competent jurisdiction.

        Section 4.7.    Further Assurances.     From time to time, at the request of Parent or Merger Sub and without further consideration, each Shareholder, solely in such Shareholder's capacity as a shareholder of the Company, shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Merger Agreement.

ARTICLE V

MISCELLANEOUS

        Section 5.1.    Interpretation.     Unless the express context otherwise requires:

        (a)   The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. All electronic communications from a person shall be deemed to be "written" for purposes of this Agreement.

        (b)   the captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof; and

        (c)   with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        Section 5.2.    Termination.     As between Parent and Merger Sub, on the one hand, and a Shareholder, on the other hand, this Agreement and all obligations hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms and (iii) at any time upon the written agreement of Parent and Merger Sub, on the one hand, and such Shareholder, on the other hand. Upon termination of this Agreement, the rights and obligations of Parent and Merger Sub, on the one hand, and such Shareholder, on the other hand, will terminate and become void without further action by either of them except for the provisions of Article V, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. All representations and warranties in this Agreement shall survive any termination of this Agreement or the Merger Agreement.

        Section 5.3.    Governing Law and Venue.

        (a)   This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of the Merger Sub in the Company, the cancellation of the Shares, the rights provided in Section 238 of the CICL, the fiduciary or other duties of the Company Board and the board of directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub. All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

        (b)   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS

APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.3.

        Section 5.4.    Notices.     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, provided that if such notice is not received during normal business hours, then on the next Business Day) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to Parent or Merger Sub (if delivered by a Shareholder) or to such Shareholder (as applicable) at the following addresses (or at such other address shall be specified by such party hereto in a notice given in accordance with this Section 5.4):

if to Parent or Merger Sub, to:
Alibaba Investment Limited or Ali ET Investment Holding Limited
26/F, Tower 1, Times Square
1 Matheson Street, Causeway Bay
Hong Kong
Attention:	Mr. Joseph Tsai / Mr. Tim Steinert
Facsimile:	+852 2215-5200
with a copy to:
Simpson Thacher & Bartlett
35/F ICBC Tower
3 Garden Road
Central, Hong Kong
Attention:	Kathryn King Sudol
Facsimile:	+1 (212) 455-2502

        if to a Shareholder, at the address set forth on such Shareholder's signature page, attached hereto.

        Section 5.5.    Amendment.     This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Parent, Merger Sub and each Shareholder; provided that matters that affect only the right of a particular Shareholder or a group of Shareholders shall require only an instrument in writing signed by Parent, Merger Sub and such Shareholder or group of Shareholders.

        Section 5.6.    Extension; Waiver.     At any time before the termination of this Agreement, Parent and Merger Sub, on the one hand, and a Shareholder, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if specifically set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

        Section 5.7.    Entire Agreement.     This Agreement constitutes the sole and entire agreement of each Shareholder or any of its Affiliates, on the one hand, and Parent and Merger Sub or any of their respective Affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

        Section 5.8.    No Third-Party Beneficiaries.     This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Parent, Merger Sub and each Shareholder and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Parent, Merger Sub and each Shareholder) any legal or equitable right, benefit or remedy of any nature whatsoever.

        Section 5.9.    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 5.10.    Rules of Construction.     The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

        Section 5.11.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

        Section 5.12.    Specific Performance.     The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) any other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

        Section 5.13.    Shareholder Capacity.     Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by a Shareholder are made solely with respect to such Shareholder and the Covered Shares. Each Shareholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares, and nothing herein shall limit or affect any actions taken by such Shareholder or its Affiliates solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company), including participating in his or her capacity as a director or officer of the Company or any of its Subsidiaries in any discussions or negotiations with Parent or Merger Sub. Nothing contained herein, and no action taken by such Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties hereto are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement. Nothing herein shall limit or affect the rights of the parties under the Merger Agreement.

        Section 5.14.    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the relevant Shareholder, and Parent and Merger Sub shall have no authority to direct such Shareholder in the voting or disposition of any of the Covered Shares, in each case, except to the extent expressly provided herein.

        Section 5.15.    Costs and Expenses.     All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

        Section 5.16.    Counterparts.     This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on the day and year first above written.

ALIBABA INVESTMENT LIMITED
By:	/s/ TIMOTHY A. STEINERT
	Name:	Timothy A. Steinert
	Title:	Director
ALI ET INVESTMENT HOLDING LIMITED
By:	/s/ TIMOTHY A. STEINERT
	Name:	Timothy A. Steinert
	Title:	Director

[ENGLISH TEA—SIGNATURE PAGE—VOTING AGREEMENT]

DOUBLE88 CAPITAL LIMITED
By:	/s/ CONGWU CHENG
	Name:	Congwu Cheng
	Title:	Director

Address for notice pursuant to Section 5.4:
Address:	16F, Bldg A, Focus Square, 6 East Futong Ave, Wangjing, Chaoyang District, Beijing 100102
Fax Number:	010-84107401
Email:	congwu.cheng@autonavi.com

[ENGLISH TEA—SIGNATURE PAGE—VOTING AGREEMENT]

DOUBLE88 GROUP HOLDINGS LIMITED
By:	/s/ JUN HOU
	Name:	Jun Hou
	Title:	Director

Address for notice pursuant to Section 5.4:
Address:	16F, Bldg A, Focus Square, 6 East Futong Ave, Wangjing, Chaoyang District, Beijing 100102
Fax Number:	010-84107401
Email:	jun.hou@autonavi.com

[ENGLISH TEA—SIGNATURE PAGE—VOTING AGREEMENT]

PROGRESS ASIA HOLDINGS LIMITED
By:	/s/ DERONG JIANG
	Name:	Derong Jiang
	Title:	Director

Address for notice pursuant to Section 5.4:
Address:	16F, Bldg A, Focus Square, 6 East Futong Ave, Wangjing, Chaoyang District, Beijing 100102
Fax Number:	010-84107401
Email:	derong.jiang@autonavi.com

[ENGLISH TEA—SIGNATURE PAGE—VOTING AGREEMENT]

WIN STONE LIMITED
By:	/s/ JUN HOU
	Name:	Jun Hou
	Title:	Director

Address for notice pursuant to Section 5.4:
Address:	16F, Bldg A, Focus Square, 6 East Futong Ave, Wangjing, Chaoyang District, Beijing 100102
Fax Number:	010-84107401
Email:	jun.hou@autonavi.com

[ENGLISH TEA—SIGNATURE PAGE—VOTING AGREEMENT]

JUN HOU
/s/ JUN HOU

Address for notice pursuant to Section 5.4:
Address:	16F, Bldg A, Focus Square, 6 East Futong Ave, Wangjing, Chaoyang District, Beijing 100102
Fax Number:	010-84107401
Email:	jun.hou@autonavi.com

[ENGLISH TEA—SIGNATURE PAGE—VOTING AGREEMENT]

CONGWU CHENG
/s/ CONGWU CHENG

Address for notice pursuant to Section 5.4:
Address:	16F, Bldg A, Focus Square, 6 East Futong Ave, Wangjing, Chaoyang District, Beijing 100102
Fax Number:	010-84107401
Email:	congwu.cheng@autonavi.com

[ENGLISH TEA—SIGNATURE PAGE—VOTING AGREEMENT]

DERONG JIANG
/s/ DERONG JIANG

Address for notice pursuant to Section 5.4:
Address:	16F, Bldg A, Focus Square, 6 East Futong Ave, Wangjing, Chaoyang District, Beijing 100102
Fax Number:	010-84107401
Email:	derong.jiang@autonavi.com

[ENGLISH TEA—SIGNATURE PAGE—VOTING AGREEMENT]

XIYONG TANG
/s/ XIYONG TANG

Address for notice pursuant to Section 5.4:
Address:	16F, Bldg A, Focus Square, 6 East Futong Ave, Wangjing, Chaoyang District, Beijing 100102
Fax Number:	010-84107401
Email:	xiyong.tang@autonavi.com

[ENGLISH TEA—SIGNATURE PAGE—VOTING AGREEMENT]

LEADING CHOICE INTERNATIONAL LIMITED
By:	/s/ JUN XIAO
	Name:	Jun Xiao
	Title:	Director

Address for notice pursuant to Section 5.4:
Address:
Fax Number:
Email:

[ENGLISH TEA—SIGNATURE PAGE—VOTING AGREEMENT]

MILLION STONE DEVELOPMENT LIMITED
By:	/s/ JIANJUN YUAN
	Name:	Jianjun Yuan
	Title:	Director

Address for notice pursuant to Section 5.4:
Address:
Fax Number:
Email:

[ENGLISH TEA—SIGNATURE PAGE—VOTING AGREEMENT]

JUN XIAO
/s/ JUN XIAO

Address for notice pursuant to Section 5.4:
Address:
Fax Number:
Email:

[ENGLISH TEA—SIGNATURE PAGE—VOTING AGREEMENT]

JIANJUN YUAN
/s/ JIANJUN YUAN

Address for notice pursuant to Section 5.4:
Address:
Fax Number:
Email:

[ENGLISH TEA—SIGNATURE PAGE—VOTING AGREEMENT]

Exhibit A

JOINDER AGREEMENT

        This Joinder Agreement ("Joinder Agreement") is executed by the undersigned (the "Transferee") pursuant to the terms of that certain Voting Agreement dated as of April [    ], 2014 (the "Agreement") by and among Alibaba Investment Limited, a company with limited liability incorporated under the laws of the British Virgin Islands ("Parent"), Ali ET Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), and the shareholders named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

        By the execution of this Joinder Agreement, the Transferee agrees as follows:

        (a)    Acknowledgment.     Transferee acknowledges that Transferee is acquiring certain Covered Shares subject to the terms and conditions of the Agreement.

        (b)    Agreement.     Transferee (i) agrees that the Covered Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of the Shareholder thereunder.

        (c)    Notice.     Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

[Signature Page Follows]

EXECUTED AND DATED this day of . TRANSFEREE:
By:
Name:
Title:
Address:
Fax:

Accepted and Agreed:
ALIBABA INVESTMENT LIMITED
By:
Title:
ALI ET INVESTMENT HOLDING LIMITED
By:
Title:

SCHEDULE A

Shareholder	Number of Existing Ordinary Shares	Number of ADSs	Number of Vested Company Options	Number of Unvested Company Options(5)	Number of Company Restricted Share Awards(5)
Jun Hou(1)	23,440,000	593,070	—	—	—
Congwu Cheng(2)	18,320,000	—	—	90,675	23,250
Derong Jiang(3)	5,200,000	240,000	—	251,55	6,450
Xiyong Tang(4)	5,300,000	593,070	—	100,620	25,800
Jun Xiao(6)	5,000,000	—	—	—	—
Jianjun Yuan(7)	18,240,000	—	—	—	—
Win Stone Limited (74.86% owned by Jun Hou and 25.14% owned by Peng Liu)	18,140,000	—	—	—	—
Double88 Group Holdings Limited (45.85% owned by Jun Hou, 32.67% owned by Wenzhi Ye and 21.48% owned by Xiyong Tang)	5,300,000	403,614.5	—	—	—
Double88 Capital Limited (100% owned by Congwu Cheng)	18,320,000	—	—	—	—
Leading Choice International Limited (100% owned by Jun Xiao)	5,000,000	—	—	—	—
Million Stone Development Limited (25% owned by Jianjun Yuan and 75% owned by Zilong Liu)	18,240,000	—	—	—	—
Progress Asia Holdings Limited (100% owned by Derong Jiang)	5,200,000	240,000	—	—	—

(1)
Includes 18,140,000 ordinary shares held by Win Stone Limited and 5,300,000 ordinary shares and 403,614.5 ADSs representing 1,614,458 ordinary shares held by Double88 Group Holdings Limited, each of which is incorporated in the British Virgin Islands. Mr. Hou is a director of Win Stone Limited and holds 74.86% of the outstanding shares of Win Stone Limited. He is also a director and the largest shareholder of Double88 Group Holdings Limited holding 45.85% of its outstanding shares.

(2)
Includes 18,320,000 ordinary shares held by Double88 Capital Limited, which is incorporated in the British Virgin Islands. Mr. Cheng holds 100% of the outstanding shares of Double88 Capital Limited.

(3)
Includes 5,200,000 ordinary shares and 240,000 ADSs representing 960,000 ordinary shares held by Progress Asia Holdings Limited, which is incorporated in the British Virgin Islands. Mr. Jiang holds 100% of the outstanding shares of Progress Asia Holdings Limited.

(4)
Includes 5,300,000 ordinary shares and 403,614.5 ADSs representing 1,614,458 ordinary shares held by Double88 Group Holdings Limited, which is incorporated in the British Virgin Islands. Mr. Tang is a director and holds 21.48% of the outstanding shares of Double88 Group Holdings Limited.

(5)
To be vested before December 31, 2014.

(6)
Includes 5,000,000 ordinary shares held by Leading Choice International Limited. Mr. Xiao holds 100% of the outstanding shares of Leading Choice International Limited.

(7)
Includes 18,240,000 ordinary shares held by Million Stone Development Limited. Mr. Yuan holds 25% of the outstanding shares of Million Stone Development Limited.

PROXY CARD

AUTONAVI HOLDINGS LIMITED

(Incorporated in the Cayman Islands with limited liability)
(NASDAQ Ticker: AMAP)

 Proxy for Extraordinary General Meeting
to be held on July 16, 2014
(or any adjourned or postponed meeting thereof)

Introduction

        This Proxy is furnished in connection with the solicitation by the board of directors of AutoNavi Holdings Limited, a Cayman Islands company (the "Company"), of proxies from the holders of the issued and outstanding ordinary shares and series A preferred shares of the Company, par value US$0.0001 per share (the "Shares"), to be exercised at the Extraordinary General Meeting of the Company (the "EGM") to be held at 42/F, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong on July 16, 2014 at 10:00 a.m. (Hong Kong Time), and at any adjournment(s) or postponement(s) thereof for the purposes set forth in the accompanying Notice of Extraordinary General Meeting.

        Only the holders of record of the Shares at the close of business in the Cayman Islands on July 2, 2014 (the "Record Date") are entitled to notice of and to vote at the EGM. Each Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company. The quorum of the EGM is at least one shareholder holding no less than an aggregate of one-third of all voting share capital of the Company present in person or by proxy and entitled to vote on the resolution(s) to be considered at the EGM. This Form of Proxy and the accompanying Notice of Extraordinary General Meeting are first being mailed to the shareholders of the Company on or about June 16, 2014.

        The Shares represented by all properly executed proxies returned to the Company will be voted at the EGM as indicated. If no instruction is given in a properly executed proxy returned to the Company, the proxy holder named therein will be entitled to vote or abstain at his/her discretion. As to any other business that may properly come before the EGM, all properly executed proxies will be voted by the proxy holders named therein in accordance with their discretion. The Company does not presently know of any other business which may come before the EGM. However, if any other matter properly comes before the EGM, or any adjourned or postponed meeting thereof, which may properly be acted upon, unless otherwise indicated the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein. Any person giving a proxy has the right to revoke it at any time (i) by filing with the Company a duly signed revocation at its office at 16/F, Section A, Focus Square, No. 6 Futong East Avenue, Wangjing, Chaoyang District, Beijing 100102, the People's Republic of China before the EGM commences or (ii) by voting in person at the EGM.

        To be valid, this Form of Proxy must be completed, signed and delivered to the Company's office at 16/F, Section A, Focus Square, No. 6 Futong East Avenue, Wangjing, Chaoyang District, Beijing 100102, the People's Republic of China as soon as possible and in any event no later than 10:00 a.m. on July 14, 2014 (Hong Kong Time).

 AUTONAVI HOLDINGS LIMITED

(Incorporated in the Cayman Islands with limited liability)
(NASDAQ Ticker: AMAP)

 Proxy for Extraordinary General Meeting
to be held on July 16, 2014
(or any adjourned or postponed meeting thereof)

I/We                                                   of                                                  , being the registered holder of                                      (ordinary shares / series A preferred shares)1, par value US$0.0001 per share, of AutoNavi Holdings Limited (the "Company") hereby appoint the Chairman of the Extraordinary General Meeting2 or                                                   of                                                   as my/our proxy to attend and act for me/us at the Extraordinary General Meeting (or at any adjourned or postponed meeting thereof) of the Company to be held at 42/F, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong on July 16, 2014 at 10:00 a.m. (Hong Kong Time), and in the event of a poll, to vote for me/us as indicated below, or if no such indication is given, as my/our proxy thinks fit.

	RESOLUTION	FOR[3]	AGAINST[3]	ABSTAIN[3]
1.	Special Resolution as set out in the Notice of Extraordinary General Meeting
2.	Ordinary Resolution as set out in the Notice of Extraordinary General Meeting

Dated , 2014	Signature(s) [4]

1
Please insert the number and check the type of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).

2
If any proxy other than the Chairman of the Extraordinary General Meeting is preferred, strike out the words "the Chairman of the Extraordinary General Meeting or" and insert the name and address of the proxy desired in the space provided. A member may appoint one or more proxies to attend and vote in his stead. Any alteration made to this form of proxy must be initialed by the person(s) who sign(s) it.

3
IMPORTANT: If you wish to vote for the resolution, tick the box marked "FOR". If you wish to vote against the resolution, tick the box marked "AGAINST". If you wish to abstain from voting on the resolution, tick the box marked "ABSTAIN".

4
This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either executed under its common seal or under the hand of an officer or attorney duly authorized to sign the same.

DEPOSITARY'S NOTICE

Deutsche Bank Trust Company Americas

Trust & Securities Services
Global Equity Services

DEPOSITARY RECEIPTS

        Depositary's Notice of Extraordinary General Meeting of Shareholders of AutoNavi Holdings Limited:

Issue:	AutoNavi Holdings Limited / CUSIP 05330F106
Country:	Incorporated in the Cayman Islands
Meeting Details:	Extraordinary General Meeting on July 16, 2014 at 10:00 a.m. (Hong Kong Time) at 42/F, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong
Meeting Agenda:	The Company's Notice of Meeting including the Agenda is attached
Voting Deadline:	On or before July 11, 2014 at 3:00 p.m. (New York City Time)
ADR Record Date:	June 13, 2014 (New York City Time)
Common Shares: ADR ratio	4 ordinary shares: 1 ADR

        Holders of American depositary receipts ("ADRs") evidencing American depositary shares ("ADSs") representing ordinary shares of AutoNavi Holdings Limited (the "Company") are hereby notified of the Company's Extraordinary General Meeting of shareholders. A copy of the Notice of Meeting from the Company, which includes the agenda for such meeting, is attached.

        Holders of record of ADRs as of the close of business on the ADR Record Date ("Holders") will be entitled, subject to any applicable law, the Memorandum and Articles of Association and the provisions of or governing the ordinary shares of the Company to instruct Deutsche Bank Trust Company Americas, as Depositary, (the "Depositary") as to the exercise of the voting rights pertaining to the ordinary shares of the Company represented by their respective ADSs. In order for a voting instruction to be valid, Holders must complete, sign and return the enclosed voting instruction form to be received by the Depositary on or before the voting deadline date stated above. (Beneficial owners of ADSs ("Beneficial Owners") who hold their ADSs on the books of the Depositary and received materials related to the meeting from a bank, broker or other nominee should comply with such bank's, broker's or other nominee's instructions as to providing voting instructions).

        Upon the timely receipt of voting instructions from a Holder, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the deposit agreement, the Memorandum and Articles of Association and the provisions of or governing the ordinary shares, to vote or cause to be voted the ordinary shares represented by ADSs for which instructions were properly provided and timely received.

        Holders are advised that in the event that the Depositary (i) timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the ordinary shares represented by such Holder's ADSs or (ii) if no instructions are received by the Depositary from a Holder with respect to any of the ordinary shares represented by the ADSs evidenced by such Holder's ADRs on or before the voting deadline set forth above, the Depositary shall deem such Holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Company with respect to such ordinary shares and the Depositary shall give a discretionary proxy to a person designated by the Company to vote such ordinary shares, provided, however, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary (and the Company agrees to provide such information as promptly as practicable in writing, if applicable) that (x) the Company does not wish to be given such proxy, (y) the Company is aware or should reasonably be aware that substantial opposition exists from Holders against the outcome for which the person designated by the Company would otherwise vote or (z) the outcome for which the person designated by the Company would otherwise vote would materially and adversely affect the rights of shareholders, provided, further, that the Company will have no liability to any Holder or Beneficial Owner resulting from such notification.

For further information, please contact:

Depositary Receipts,
Tel 212 250 9100

ADS VOTING INSTRUCTIONS CARD

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

AUTONAVI HOLDINGS LTD.

JULY 16, 2014

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

RESOLUTIONS PRESENTED FOR CONSIDERATION BY THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS ON JULY 16, 2014.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

AS A SPECIAL RESOLUTION:

AS AN ORDINARY RESOLUTION:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

AUTONAVI HOLDINGS LTD

(Continued and to be signed on the reverse side)

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